EXHIBIT 10 (r)

DATA PROCESSING AGREEMENT

by and between

FIDELITY INFORMATION SERVICES

and

WESTAMERICA BANCORPORATION

Effective as of

January 1, 2011

TABLE OF CONTENTS

TABLE OF CONTENTS i

1. Services Focus 1

1.1 Scope of Service 1

1.2 Transition Period 1

1.3 Migration Services 1

1.4 Focus 2

2. Term 2

3. Responsibilities of the Parties 2

3.1 Computer Equipment 2

3.2 Processing Schedule 2

3.3 Audit 3

3.4 Client Approval of Program Changes 3

3.5 Regulatory Reporting Requirements 4

3.6 Confidentiality 4

3.7 Delivery 6

3.8 Terminals/Communications Cost 6

3.9 Supplies and Forms 6

3.10 Client's Input Data 7

3.11 System Software Licenses 7

3.12 Software Status 7

3.13 Education 7

3.14 Transfers Out 7

4. Facilities and Security 8

4.1 Data Processing Premises 8
4.2 Security Standards 8
4.3 Inspection of Records 8
5. Software 9
5.1 Additional Licensed Programs 9
5.2 Software Warranty 9
5.3 User Manuals 9
6. Other Software 9
7. Staffing 10
7.1 Resident Technical Staff 10
7.2 Additional Staffing Support. 11
8. Time of Performance 11
8.1 Submission of Input 11
8.2 Acts of God and Equipment Malfunction 11
8.3 Special Requests 12
8.4 Equipment, Software and Premises 12
8.5 Client Review 12
8.6 Correction of Processing Errors 12
9. Termination 12
9.1 Right to Terminate 12
9.2 Method of Termination 13
9.3 Data, Systems and Programs 13
9.4 Termination by Initiating Exhibit H 13
9.5 Early Termination for Acquisition 13
9.6 Expiration 14

10. Backup Files, Storage, and Programs 14

10.1 Files and Programs 15

10.2 Storage of non-Mainframe data and programs 15

10.3 Storage of Mainframe data and programs 15

10.4 Emergency Back-Up and Disaster Recovery 15

11. Service Bureau Customers 15

11.1 FIS' Service Bureau Customers 15

12. Steering Committee 15

13. Injury, Death or Property Damage 16

14. Payment and Billing 16

15. No Waiver of Default 16

16. Entire Agreement 16

17. Assignment 16

18. Increase for Taxes 17

19. Independent Contractor 17

19.1 Client Supervisory Powers 17

19.2 FIS' Employees 17

19.3 FIS not an Agent 17

20. Client and FIS Employees 17

21. Notices 18

22. Covenant of Good Faith 18

23. Limitation of Liability 18

24. Headings 18

25. Counterparts 18

26. Insurance 18

27. Annual Report 18

28. Governing Law, Attorneys' Fees 19

29. Severability 19

30. Non-Waiver 19

31. Client Staff 19

32. Arbitration 19

33. Previous Agreements 20

EXHIBITS

A. Licensed Software Systems
B. Reports
C. Charges
D. Schedules
E. Remote Processing
F. Client-Furnished Equipment and Software
G. Software License Agreement
H. Transition to In-House Processing
I. Intentionally Left Blank
J. Transitional Cooperation
K. Migration Services
L. Disaster Recovery
M. Software to be Run under Remote Processing
N. Network Services
O. Payment Solutions Group Services
P. Automated Clearing House (ACH) Services

DATA PROCESSING AGREEMENT

This is an Agreement, and effective as of the 1st day of January, 2011 (hereinafter the "Effective Date"), by and between FIDELITY INFORMATION SERVICES, INC., an Arkansas corporation located at 601 Riverside Avenue, Jacksonville, FL 32204 (hereinafter "FIS") and

WESTAMERICA BANCORPORATION
4560 Mangels Blvd., P.O. Box 1200
Fairfield, CA 94585-1150

(hereinafter "Client").

WHEREAS, FIS is currently providing data processing services to Client pursuant to a Data Processing Agreement dated as of January 1, 2006 (the "Prior Agreement"), as amended, and this Agreement is intended to supersede the Prior Agreement and amendments as of the Effective Date of this Agreement.

In consideration of the payments to be made and services to be performed hereunder, the parties agree as follows:

1. Services Focus

1.1. **Scope of Service**
FIS will provide to Client the data processing services and products described in this Agreement and its Exhibits. Such services and products consist of installation, support and enhancement of client-server software and hardware systems, remote mainframe processing, disaster recovery and migration services for mainframe applications, computer operations, data communications management, providing information and reports (both printed and on-line), and a license to use FIS software systems all to the extent specifically described herein. The Exhibits attached hereto are a part of this Agreement.

1.2. **Transition Period**
Under the Prior Data Processing Agreement, FIS provided mainframe computer operations services solely at the Data Center (4.1). Under this Agreement, the Client's mainframe data processing services, described in Exhibit E, will be moved from Client's existing Data Center to FIS Facilities controlled by FIS and described in Exhibit E. Accordingly, certain of the Services will be provided and fees will be paid from the Effective Date through the Migration Date as described in Exhibit K (the "Transition Period"), and certain of the Services will begin and fees will be payable after the Transition Period commencing with the Migration Date.

1.3. **Migration Services**
The duties of the parties as they relate to the migration are stated in the migration plan attached as Exhibit K ("Migration Plan"). Client shall be responsible for the Client obligations that are specifically described in the migration plan, and FIS shall

be responsible for those risks and contingencies specifically stated in the migration plan, provided that any unknown risk or contingencies or any factor beyond the reasonable control of FIS will be addressed by the parties in good faith as they may arise.

1.4. **Focus**

FIS and Client agree that this Agreement represents a continuation of a relationship that has developed over the last twenty years. This relationship is based, among other things, upon FIS' focus on and responsiveness to the business and technical needs of Client. FIS agrees to continue such focus and responsiveness throughout the Term of this Agreement.

2. Term

The term of this Agreement is six (6) years, beginning on the Effective Date ("Initial Term"). The end of such Initial Term shall be December 31, 2016 and shall be referred to herein as the "Expiration Date". As of the Effective Date, the parties agree that the Prior Agreement (including the Software License Agreement attached thereto as Exhibit G) shall be terminated, without penalty or liability on the part of either party except for Client's obligation to pay for services rendered under the Prior Agreement through the termination date of the Prior Agreement. Client shall have the option, with prior written notice given at least six months prior to the end of the Initial Term, to renew the Agreement for a period of sixty (60) months ("Renewal Term"). The terms and conditions of the Agreement shall apply during the Renewal Term including any pricing as adjusted pursuant to Section 7 of Exhibit C hereto. Together the Initial Term and the Renewal Term shall be referred to as the "Term". If Client exercises its right to the Renewal Term, the last day of the Renewal Term shall become the Expiration Date.

3. Responsibilities of the Parties

FIS and Client agree to be responsible for the following matters:

3.1. **Computer Equipment.**

Except as otherwise provided in this Agreement, Client will supply all Servers, PCs, communications and network equipment needed to support the bank's Local and Wide Area Networks, and printers or their equivalents, as well as the maintenance thereon, which may be required for FIS' operation of the Data Center (see Section 4.1 and Exhibit F). Before the Migration Date Client will also supply mainframe CPUs and related peripheral equipment, as well as maintenance thereon. After the Migration Date equipment needed to perform mainframe operations and connectivity to Client's Data Center will be provided by FIS and will be located remotely at FIS Facilities as defined in Exhibit E.

3.2. **Processing Schedule.**

FIS will process and update Client's data in accordance with Exhibit D.

3.3. **Audit.**

FIS does not assume any responsibility for providing audit services or auditing Client's records or data; however, FIS agrees to cooperate with Client or its external auditors in connection with the performance of its audit functions or with regard to examinations by regulatory authorities. FIS agrees that Client's internal audit function will have the right to inspect the Data Center for the purposes of auditing FIS' controls, policies and procedures generally and as contained within FIS programs licensed to Client under this Agreement and the sufficiency of documentation for such programs. FIS agrees to permit access to FIS' programs listed in Exhibit A for the purpose of audit either by governmental authorities having supervisory or audit authority over Client or by Client's external auditors; provided, however, that FIS will receive an agreement from any such external auditors or governmental authority acknowledging the confidentiality of FIS' programs and restricting their use exclusively to the audit of Client (subject to rules, laws and procedures of governmental authorities).

In addition, FIS agrees to cooperate with Client's internal or external auditor in conducting audits of that data center's operations. This process will be the following steps

1. Client providing notification of the audit to FIS 60 days in advance of the audit
2. Client and FIS reviewing and agreeing to the scope 30 days in advance of the audit
3. To the extent possible the Client will consider utilizing external audits conducted by FIS within their scoping process
4. Promptly following any audit or examination or audit review or analysis, Client agrees that it will conduct (in the case of an internal audit or examination or review or analysis), or instruct its external auditors or examiners to conduct, an exit conference with FIS
5. Client and FIS will agree, which agreement will not be unreasonably withheld, to all findings and remediation for issues identified (if any) as part of the audit
6. As soon as available thereafter, to provide FIS with a copy of each report (whether draft or final) prepared as a result of such audit or examination or audit review or analysis (to the extent legally permissible).
7. In addition, Client agrees to provide and to instruct its external auditors to provide FIS with a copy of so much of each written report which contains comments concerning FIS, the services performed by FIS pursuant to this Agreement, or the use of FIS' systems or services by Client.

FIS agrees to provide a SAS-70 on the FIS Facility where the Remote Processing Services described in Exhibit E are performed.

3.4. **Client Approval of Program Changes.**

FIS agrees that any changes to business application programs listed in Exhibit M and Exhibit F8 used to process Client's data affecting input, output, control, audit, or accounting procedures of Client shall be made only with the approval of Client.

3.5. **Regulatory Reporting Requirements**

During the Term of this Agreement, FIS agrees to modify its application systems, installed for the benefit of Client, so that such systems will comply with the mandatory data processing output requirements specified by the federal regulatory authorities applicable to processors of data for financial institutions, unless these applications or systems are no longer supported by FIS. Client agrees to make FIS aware of any local or state regulatory requirements not included in the requirements established by federal regulatory authorities. FIS agrees to modify those FIS-developed programs installed for Client using the Resident Staff described in Section 7.1 so that such programs will comply with the mandatory data processing output requirements specified by the local and state regulatory authorities applicable to Client.

3.6. **Confidentiality**

(a) **Confidentiality Obligation**. The parties acknowledges that (i) the disclosing party regards as a proprietary asset and confidential any information or material which comes to the attention of the receiving party as a consequence of the presence of the receiving party's agents, employees or representatives at any disclosing party site or as a consequence of furnishing services in connection with this Agreement or which are copyrighted materials and/or trade secrets, and (ii) each party has a responsibility to its customers to keep their records strictly confidential. All information of a non-public nature disclosed by Client or FIS to the other during the term of this Agreement ("Proprietary Information") (1) shall be deemed the property of the disclosing party, (2) shall be used solely for the purposes of administering and otherwise implementing the terms of this Agreement, and (3) shall be protected by the receiving party in accordance with the terms of this Section 3.6. "Proprietary Information" shall also include all "non-public personal information" as defined in Title V of the Gramm-Leach-Bliley Act (15 U.S.C. Section 6801, et seq.) and the implementing regulations thereunder (collectively, the "GLB Act"), as the same may be amended from time to time, that FIS receives from or at the direction of Client and that concerns any of Client's "customers" and/or "consumers" (as defined in the GLB Act).

(b) **Non-Disclosure Covenant**. Except as set forth in this Section 3.6, the parties agree that they shall not disclose any Proprietary Information of the other party in whole or in part, including derivations, to any third party, without the prior written consent of the other party, except that FIS may disclose Client's Proprietary Information to FIS' subcontractors and agents in order to carry out its responsibilities under the Agreement, provided that FIS first executes a confidentiality agreement with each such subcontractor and/or agent. Proprietary Information shall be held in confidence by the receiving party and its employees, contractors, subcontractors, and agents and shall be disclosed to only those of the receiving party's employees,

contractors, subcontractors or agents who have a need for it in connection with the administration and implementation of this Agreement. The receiving party shall cause such contractors and agents to execute confidentiality agreements that contain terms which are consistent with this Section 3.6. FIS shall be responsible for the enforcement of such confidentiality agreements with FIS' contractors and agents, if any, and for the performance of all such contractors and agents. FIS will provide Client with an opportunity to review any subcontractor's or agent's provisions for safeguarding customer information prior to FIS' use of the subcontractor for carrying out its responsibilities under the Agreement but only to the extent such subcontractor agreement allows a review. Client shall be responsible for the performance of all subcontractors selected by Client and for the enforcement of confidentiality agreements with such subcontractors.

(c) __**Exceptions**__. Proprietary Information shall not be deemed proprietary and the receiving party shall have no obligation with respect to any such information which:

(1) is or becomes publicly known through no wrongful act, fault or negligence of the receiving party;
(2) was known by the receiving party prior to disclosure and the receiving party was not under a duty of non-disclosure;
(3) was disclosed to the receiving party by a third party who was free of obligations of confidentiality to the party providing the information;
(4) is approved for release by written authorization of the disclosing party;
(5) is publicly disclosed pursuant to a requirement or request of a governmental agency or disclosure is required by operation of law; or
(6) is furnished to a third party by the disclosing party owning the Proprietary Information without a similar restriction on the third party's rights.

Notwithstanding anything to the contrary contained herein, either party may disclose Proprietary Information of the other pursuant to (a) a requirement or official request of a governmental agency, a court or administrative subpoena or order, or any applicable legislative or regulatory requirement; (b) in defense of any claim or cause of action asserted against such party or any of its affiliates, officers, directors, employees or agents; (c) as otherwise permitted by the GLB Act; (d) as required by law or national stock exchange rule; or (e) as otherwise permitted under the Agreement.

(d) __**Confidentiality of this Agreement; Protective Arrangements.**__

(1) The parties acknowledge that this Agreement contains confidential information that may be considered proprietary by one or both of the parties, and agree to limit distribution of this Agreement to those individuals with a need to know the contents of this Agreement. In no event may this Agreement be reproduced or copies shown to any third parties (exclusive of contractors, subcontractors and agents who have a need for it) without the prior written consent of the other party, except as may be necessary by reason of legal, accounting, tax or regulatory requirements, in which event Client and FIS agree to exercise reasonable diligence in limiting such disclosure to the minimum necessary under the particular circumstances. The parties further agree to seek commercial confidential status for this Agreement with any regulatory commission with which this Agreement must be filed, to the extent such a designation can be secured.

(2) In addition, each party agrees to give notice to the other parties of any demands to disclose or provide Proprietary Information received from the other or any third party under lawful process prior to disclosing or furnishing Proprietary Information, and agrees to cooperate in seeking reasonable protective arrangements requested by the other party.

The provisions of this Section 3.6 will survive the termination or expiration of this Agreement.

3.7. **Delivery**.

Client is responsible for delivery of all input and output data to and from the Data Center as described in Section 4.1. FIS acknowledges its responsibility for safekeeping Client's documents while in FIS' possession in the Data Center.

3.8. **Terminals/Communications Cost**

Client agrees to pay all costs of installing and utilizing communication or telephone lines, data sets, modems, terminals, and terminal control units, as required for Client's California network operations, testing and training. Client agrees to provide the terminals and personal computers used by FIS programmers and administrative personnel, as well as the computer equipment necessary for local communications in the Data Center. Network communications between the Data Center and the FIS Facility used for remote processing will be provided by FIS under the terms described in Exhibits E and N.

3.9. **Supplies and Forms**.

Client agrees to provide all magnetic tapes, computer room supplies and office supplies and forms and PC software required to perform FIS' processing responsibilities at the Data Center during the Term. Client agrees to provide all input

and output forms, balance control forms, stock paper, and any forms necessary for FIS to meet the requirements of Client set out herein, as well as adequate storage therefore. FIS will provide magnetic tapes necessary for backing up and restoring the mainframe applications that are being processed remotely.

3.10. **Client's Input Data.**
All tapes or other data input furnished by Client shall be in good condition and machine readable accompanied by control totals. Client assumes all risk of loss and expenses of reconstruction of input data, except for loss caused by FIS' negligence.

3.11. **System Software Licenses**
FIS and Client will be responsible for certain third party systems software as described in Exhibit F.

3.12. **Software Status.**
It is the responsibility of both parties, by and after December 31, 1991, to keep the FIS Software listed in Exhibit A (collectively referred to herein as "Systems") in a current status in their standard form. The Systems will be deemed in a current status if each major release is installed into production within eighteen (18) months of being released. Such installation into production shall be done with technical and analyst resources from the Resident Staff described in Section 7.1. The Systems shall be in standard form if such Systems are installed with code supplied and supported by FIS as part of the standard package. It is the intention of both parties to limit programming modifications for the Systems to a customization allowance of 500 hours of analysis, design, coding and testing time during the installation of updates for all Systems for each calendar year.

Client agrees that it will supply reasonably necessary User department personnel to support the process of keeping the Systems in a current status. This support by User department personnel includes, but is not limited to, becoming familiar with system features and functions, making set-up decisions, reviewing test results, personalizing and maintaining User manuals provided by FIS, and providing branch training.

3.13. **Education**
FIS will make available to Client and its personnel, its standard application software training courses, which are generally held in Little Rock, Arkansas, in accordance with FIS' Education and Training Department schedule, a current copy of which will be provided to Client upon request. Client personnel may attend such courses, and any other standard courses generally offered by FIS to its other customers. FIS will pay the course fee for up to ten (10) seats in such classes per calendar year. Client acknowledges that enrollment of Client personnel in any courses offered by FIS shall be subject to normal space availability requirements and compliance with FIS' standard registration and enrollment deadlines and procedures.

3.14. **Transfers Out**
Excluding staff reductions, FIS agrees that in any calendar year it will not transfer

out from Client's site more than 16% of its employees located at Client's site. FIS agrees to review with Client any change of staff prior to making such change.

4. **Facilities and Security**

4.1. **Data Processing Premises**
Client agrees to provide FIS with adequate premises, in good repair, to perform its responsibilities under this Agreement (hereinafter the "Data Center"). Without limiting the generality of the foregoing, Client agrees to supply water, sewer, heat, lights, telephone lines and equipment, air conditioning, electricity (including, if desired by Client, an uninterruptible power system, battery backup and backup generator capacity), including adequate storage facilities for the storage of test and production listings, daily janitorial services, office equipment and furniture, and parking spaces for FIS employees under the same conditions provided to employees of Client. Client agrees that FIS is not responsible for any injury or damage to non-FIS property or persons who are not FIS employees or representatives which occurs in or around the Data Center unless it is caused by the negligent or willful misconduct of FIS.

4.2. **Security Standards**
FIS has implemented certain security measures with respect to FIS' Data Center that are designed to (i) protect the security and confidentiality of Client's Proprietary Information while in FIS' possession; (ii) protect against any anticipated threats or hazards to the security or integrity of such Proprietary Information during processing in the FIS Data Center; and (iii) protect against unauthorized access to or unauthorized use of such Proprietary Information during processing in the FIS Data Center. FIS agrees to promptly notify Client of: (i) any material unauthorized possession or use, or attempt thereof, of the data-processing files or other Proprietary Information; (ii) the effect of such; and (iii) the corrective action taken in response thereto. In addition to its own security standards, FIS agrees to consider security standards with respect to Client's data as may reasonably requested by Client. Client agrees to pay the costs for any modifications or additions to the Data Center which are required by such security standards. Client agrees to reimburse FIS for actual costs incurred (suitably documented) if adherence to security standards requested or required by Client increases FIS' costs of operation. If additional personnel are required, the method outlined in Exhibit C Section 3 will be used to determine the fee schedule adjustment.

4.3. **Inspection of Records**
FIS agrees that no person or entity shall be permitted to have access to or to use or disclose in any manner Client's Confidential or Proprietary Information without the written authorization of Client. FIS agrees that all of Client's Confidential or Proprietary Information shall be available for examination by Client, at any time during regular business hours, without notice. If FIS receives any legal process requiring it to produce Client's Confidential or Proprietary Information or that of any

of its customers, FIS shall notify Client promptly, and deliver copies of such orders to Client, immediately and prior to compliance with such process.

5. Software

FIS hereby grants and conveys to Client and Client accepts a perpetual license to use FIS' proprietary application systems ("Software") listed on Exhibit A, under the terms and conditions set forth in Exhibit G." However, such software license shall be effective for only that Software previously installed or installed for Client's benefit prior to the Expiration Date. Client shall receive for installation all updates and replacement systems of the Software listed in Exhibit A released during the term of this Agreement.

Client shall have the option to purchase at FIS' then current rates maintenance for the Software at the Expiration Date of this Agreement.

If Client is acquired, the software license in Exhibit G shall not be conveyed to acquirer. Client shall be deemed to have been acquired if substantially all of the assets or shares of Client shall have been sold to another corporation, partnership, joint venture, trust, government or governmental agency or other entity, individual person or persons substantially unrelated and not controlled by Client or one of its subsidiaries or affiliates.

5.1. **Additional Licensed Programs**
The license contemplated by this Section 5 shall also apply to all FIS-developed program modifications, enhancements, new systems or major subsystems installed for Client's benefit prior to the Expiration Date pursuant to this Agreement. The installation of new systems may require the payment of additional mutually agreeable fees.

5.2. **Software Warranty**
FIS agrees that each of the warranties set forth in Exhibit G, as well as the patent and trademark indemnity provisions of Exhibit G, shall apply to the Software, and all updates, enhancements, modifications, replacement systems or changes thereto.

5.3. **User Manuals**
Prior to the installation of each Software system, FIS will deliver to Client electronic versions of the applicable user manuals.

6. Other Software

FIS agrees that all non-FIS computer programs acquired by Client shall be used by FIS exclusively to process Client's data. Additional use of such programs by FIS shall require the written approval of Client. FIS reserves the right to review and/or test such programs, in advance of processing, to assure compatibility with existing equipment and consistency with FIS' processing techniques. FIS agrees to operate and support such software in its daily production operation. Client will pay FIS' reasonable expenses for attending appropriate training courses in respect of third party software. FIS agrees, if requested, to execute

appropriate non-disclosure agreements required by the licensors of such third party software. The Resident Staff will provide support and maintenance services with respect to such programs provided Client has procured the necessary consents for FIS to do so. Client may purchase maintenance contracts for such programs in its discretion. Client will indemnify FIS and hold FIS harmless from any loss, claim, damage or expense, including reasonable attorneys' fees, resulting from any action brought or claim made by any third party claiming superior title or right to protection of proprietary information in respect of any such programs to the extent such action or claim is based on FIS' use of such programs for and at the discretion of Client. The indemnity provisions of this Section shall survive the expiration or termination of this Agreement for actions which accrue during the term hereof.

7. Staffing

7.1. Resident Technical Staff

FIS will provide, included in the fees specified, the staffing level of technical and analyst personnel set forth in Section 3 of Exhibit C (the "Resident Staff"). Subject to a reasonable time for replacements in the event of resignations or terminations, FIS will maintain such staffing levels throughout the term of this Agreement. FIS and Client agree that the exact responsibilities and numbers of the Resident Staff who must be devoted to a particular area of responsibility may vary; however, a continuation of the staffing level set forth in Exhibit C is essential to the timely performance and completion of this Agreement. Duties of the Resident Staff shall include, but are not limited to, installing program updates, installing new systems and subsystems, programming resulting from regulatory changes, Window systems administration, network administration and management, communication and customer service, attending education classes, Client meetings and research meetings, as well as Client-requested program modifications and general programming duties. Client understands that some of FIS' responsibilities under Section 3.13 may be performed by FIS personnel that are not part of the Resident Staff and are located at other FIS locations, and that the Resident Staff may from time to time perform similar functions for other FIS centers either at Client's location or at other FIS locations.

(a) Project Control - FIS will provide Client with statistics on how the Resident Staff spent their time, including how much time was spent on each project and DPR.

(b) Priorities - Client shall have the right to establish all programming and project priorities. Changes in priorities, however, which require reassignment of personnel to other responsibilities, may result in an enlargement of FIS' time to complete certain tasks hereunder. Client agrees that the first general priority for Resident Staff allocation will be to keep the Systems listed in Exhibit A in a current status as defined in Section 3.13.

(c) Resource Change Procedure - At Client's written request, FIS agrees to increase or decrease the Resident Staff, as long as the staffing level is not less

than the minimum number set forth in Exhibit C, Section 3. FIS will have up to one hundred eighty (180) days to implement such change, but will use reasonable efforts to implement such changes earlier. Section 4 of Exhibit H will be used to allocate all recruiting, relocation and severance costs created by such changed staffing levels.

(d) In the event that during the Term, FIS elects to discontinue ongoing maintenance on one or more of the items of Software described in Exhibit A, FIS will so inform Client as soon as possible and provide Client with a proposal by which the Resident Staff would continue to perform ongoing maintenance on such discontinued software, or refer Client to possible third party alternative software products, along with such product's associated license, installation, and maintenance costs, which shall be the responsibility of Client to pay.

7.2. **Additional Staffing Support**

Client may authorize FIS to perform certain services not included in this Agreement. If Client does not wish to re-order priorities to permit the Resident Staff to perform such services, or where a project is short term and a change in the Resident Staff is not appropriate, Client may request FIS to provide additional non-resident data processing staff on a peak load or temporary basis and FIS will provide such non-resident staff on an as-available basis. Client agrees to pay for this additional staff by multiplying the actual hours used, including travel time to and from Client locations, by the appropriate FIS Hourly Rate plus applicable travel expenses. FIS will attempt to minimize such travel time by traveling on weekends, but in no event will travel time be more than eight (8) hours per visit to Client's site. FIS' current standard published Hourly Rates are reflected in Exhibit C. Such standard published rates may be changed by FIS upon written notice to Client not more often than once for each twelve month period following the Effective Date.

8. **Time of Performance**

The parties agree that timely and accurate submission of input and output is essential to satisfactory performance under this Agreement.

8.1. **Submission of Input**

Client agrees that if it fails to submit input data in the prescribed form or in accordance with the schedules set forth in Exhibit D, FIS' time of performance shall be enlarged, if and to the extent reasonably necessary.

8.2. **Acts of God and Equipment Malfunction**

In the event an act of God, malfunction of any equipment or other cause beyond the control of FIS prevents timely data processing hereunder, Client agrees that FIS' time of performance shall be enlarged, if and to the extent reasonably necessary.

8.3. **Special Requests**

Special requests by Client or any governmental agency authorized to regulate or supervise Client which impact FIS' normal processing schedule; shall result in the enlargement of FIS' time and performance hereunder if and to the extent reasonably necessary. FIS will notify Client of the estimated impact on its processing schedule, if any.

8.4. **Equipment, Software and Premises**

If Client fails to provide any equipment, software, or premises called for by this Agreement, and the same is necessary for FIS' performance hereunder, Client agrees that FIS' time of performance shall be enlarged, if and to the extent reasonably necessary.

8.5. **Client Review**

Client agrees to use its best efforts to carefully review and inspect all reports prepared by FIS, to balance promptly to the appropriate control totals and to notify FIS of any error or out of balance control totals which it should have detected. If Client fails to notify FIS within five (5) business days after it should have detected such error, it shall be deemed to have waived its rights in respect of such error and to have assumed all risks in respect thereof.

8.6. **Correction of Processing Errors**

In the event of an error in processing Client's data, FIS agrees to promptly correct such error. Such correction of error shall be without charge to Client unless caused by the nature of the data submitted by Client or caused by software provided to FIS by Client.

9. **Termination**

This Agreement may be terminated prior to the Expiration Date, as follows:

9.1. **Right to Terminate**

In addition to any other rights which either party may have in law or equity, either FIS or Client may terminate this Agreement if the defaulting party fails to cure any material default hereunder within thirty (30) days of written notice from the other party, specifying the nature and extent of any such default. In addition, if FIS fails to substantially continue the focus and responsiveness described in Section 1.4, Client, acting in good faith, may give written notice to FIS setting out with particularity the instances in which FIS has failed in this regard. In the event that FIS does not make a good faith effort to provide such focus and responsiveness within ninety (90) days after receipt of such notice, Client may terminate this Agreement pursuant to Section 9.2 without liability to either party except for payment for Services performed up to the termination date and repayments of credits as outlined in Exhibit C Section 2.2. The termination of this Agreement shall not terminate the License Agreement attached as Exhibit G unless the basis for termination of this Agreement is also basis

for termination of the License Agreement pursuant to Section 6.4 of the License Agreement.

9.2. **Method of Termination**
Exercise of the right to terminate under this Section must be accomplished by written notice to the defaulting party, specifying the basis for such termination and specifying whether termination will take place under the provisions of Exhibit H or Exhibit J, and fixing a date, on the last day of a month, not less than 180 days following the date of receipt of such notice, for cessation of services hereunder (the "Termination Date").

9.3. **Data, Systems and Programs**
If this Agreement expires or terminates, all licensed systems shall remain subject to Exhibit G unless Exhibit G is also terminated as set out in Section 6.4 of Exhibit G. At Client's request, FIS agrees to provide to Client all copies of Client's data files, records and Confidential and Proprietary Information which are then in FIS' possession and also provide copies of Client's programs on magnetic tape or other magnetic media supplied by Client, and also in hard copy all documentation, notes, and work in process on such data files, records and programs. Such data files and records will be made available in the then present format without charge and, subject to the availability of staff, such data files and records may be reformatted as requested by Client. Computer time in respect of any such request shall be governed by Section 8.3. The material provided Client hereunder shall include one (1) complete set of FIS' standard operational instructions and documentation for all installed Software. Such operational instructions and program documentation shall consist of one (1) copy of the source code for that item of Software in machine readable form; a copy of FIS' standard associated control statements used for operation, development, maintenance and use of that source code; a Manual for that item of Software consisting of two (2) copies of the Operations and User's Sections and one (1) copy of the Systems and Programming Sections, all notes of work in progress, and any other documentation which is provided by FIS to its facilities management clients in connection with that item of Software. Provided, however, that if this Agreement and the License Agreement (Exhibit G) are terminated pursuant to Section 6.4 of the License Agreement, the obligation to provide licensed programs and documentation hereunder shall not be applicable.

9.4. **Termination by Initiating Exhibit H**
For the period January 1, 2015 through July 1, 2015 Client may elect to terminate this Agreement on December 31, 2016 according to the provisions of Exhibit H by notifying FIS in writing of its intention to do so.

9.5. **Early Termination for Acquisition**
Client shall have the right to terminate the Agreement under the provisions of Exhibit J upon satisfaction of each of the following conditions.

(a) Client shall have been acquired (as defined below) and the data processing services provided by FIS shall, immediately following such termination, be consolidated with and into the data processing operations of the acquiring institution. Client shall be deemed to have been acquired if substantially all of the assets or shares of Client shall have been sold to another corporation, partnership, joint venture, trust, government or governmental agency or other entity, individual person or persons substantially unrelated and not controlled by Client or one of its subsidiaries or affiliates;

(b) Client shall have notified FIS in writing of its intention to terminate, within nine (9) months after any of the events described in Section 9.5(a) occurs, and not less than six months prior to the proposed Termination Date.

(c) Client shall have paid FIS a termination fee equal to the sum of the following, up to a maximum of One Million Two Hundred Thousand dollars ($1,200,000), and such fee shall accompany the Termination Notice:

(i) A sum equal to the amount required to pay severance to all FIS employees, including Resident Staff described in Exhibit C and on-site Payment Services employees providing services under Exhibit O, at the then current FIS severance policy rates, for every FIS employee not expecting to be relocated by FIS. FIS severance policy as of the Effective Date is two weeks for every year of service, with 6 week minimum and 26 week maximum for non-exempt, and with 12 week minimum and 36 week maximum for exempt, and 24 week minimum and 42 week maximum for account manager.

(ii) Twenty Thousand Dollars ($20,000) for every FIS employee who is a renter who is expecting to be relocated by FIS and Eighty Thousand Dollars ($80,000) for every FIS employee who is a homeowner who is expecting to be relocated by FIS.

(iii) Such expected relocation expenses will be increased by the cumulative Price Adjustment percent increase in the contract fees up to the Termination Date caused by the provisions of Section 7 of Exhibit C.

(iv) The sum of these projected expenses will then be multiplied by 1.333 to arrive at the termination fee. If the expectations described herein of the employees prove to be erroneous, appropriate adjustments in the amount of the fee described herein shall be made at Termination.

9.6. **Expiration**

Unless otherwise agreed to by the parties, eighteen (18) months prior to the expiration date the Client shall designate whether Exhibit H or Exhibit J is to take effect for the purpose of expiration.

10. Backup Files, Storage, and Programs

10.1. **Files and Programs**

FIS agrees to provide and maintain adequate backup files on magnetic media of Client data and all programs utilized to process Client's data. This will be done at the Data Center for all the non-mainframe data and programs using magnetic media and hardware equipment supplied by Client. This will be done at the FIS Facility used for remote processing for all mainframe data and programs using magnetic media and hardware supplied by FIS.

10.2. **Storage of non-Mainframe data and programs**

Client agrees to provide off-site storage for backup of non-mainframe data files and programs. Client agrees to pick up the backup such data files and programs from the Data Center, deliver them to its off-site storage location, store them, and return them to the Data Center pursuant to mutually agreed upon procedures and schedules. If requested by Client, FIS shall provide Client with a quarterly listing of the names of data files and programs for verification of the items in storage. Client is solely responsible for the physical security of such files and programs while not in FIS' possession.

10.3. **Storage of Mainframe data and programs**

FIS will have sole responsibility for storing backup mainframe data and programs under Exhibit E.

10.4. **Emergency Back-Up and Disaster Recovery**

Client is responsible for emergency back-up and disaster recovery arrangements for non-mainframe systems and for any printing that is normally performed at its Data Center, FIS is responsible for emergency back up and disaster recovery of the mainframe processing under Exhibit L. FIS will cooperate with Client in the testing and implementation of emergency back-up and disaster recovery plans and the operation of such plans.

11. Service Bureau Customers

11.1. **FIS' Service Bureau Customers**

FIS may not process data for any third parties (such third parties not being service bureau customers of Client) at the Data Center without written permission from Client. Such permission, if granted, will be on an individual customer basis and will be valid for the remainder of the contract term, for that customer.

12. Steering Committee

FIS and Client agree that effective planning and communication are necessary to provide direction to data processing, and will work to promote a free and open exchange of information between FIS personnel, Client senior management and Client user departments. A joint data processing steering committee will be established to facilitate such planning and to encourage a periodic review of priorities and long-term objectives. FIS' account manager and programming manager shall be non-voting members of such committee. Client

personnel who shall be members of such committee shall include such senior management personnel as Client deems appropriate from time to time. The data processing steering committee shall meet regularly.

13. Injury, Death or Property Damage

Notwithstanding any other provision of this Agreement or the Exhibits attached hereto to the contrary, FIS agrees to indemnify and hold Client harmless from any claim, expense (inclusive of reasonable attorneys' fees), loss, or damage which any FIS employee or representative sustains by reason of or arising from any accident or injury while such FIS employee or representative is on the premises of Client or for any such claim or damages for personal injury or property damage made by third parties resulting from the negligent actions of FIS employees, except for loss or damage occasioned by the negligence of Client or its agents to which such indemnity shall not apply. This section shall survive termination and expiration of the Agreement for actions for accident or injury which accrue during the Term of the Agreement.

14. Payment and Billing

Client agrees to pay FIS for the services performed hereunder in accordance with the fees set forth in this Agreement, pursuant to invoices prepared and delivered to Client. All processing fees outlined in Exhibit C shall be payable on the first day of each month, for services to be rendered during that month. Processing fees for Exhibits O and P will be invoiced and payable in the month following the month the services were performed.

15. No Waiver of Default

The failure of either party to exercise any right of termination hereunder shall not constitute a waiver of the rights granted herein with respect to any subsequent default.

16. Entire Agreement

THE PARTIES HERETO ACKNOWLEDGE THAT EACH HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS. The parties further agree that this Agreement and the Exhibits hereto constitutes the entire agreement between the parties pertaining to the subject matter contained in it, and supersedes all prior or contemporaneous agreements (except for the Prior Agreement), whether written or oral, conditions, representations, warranties, proposals, and understandings of the parties pertaining to such subject matter. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties hereto. Expiration or termination of any part of this Agreement shall terminate the entire Agreement except for any portion hereof which expressly remains in force and in effect notwithstanding such termination or expiration

17. Assignment

Neither party hereto shall assign, or otherwise convey or delegate its rights or duties hereunder to any other party without the prior written consent of the other party to this Agreement, which consent shall provide that it is subject to all the terms and conditions of this Agreement. No such consent shall be required in the event of a merger, consolidation, sale of substantially all of the assets or the capital stock of either party hereto, in which event, this Agreement shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective successors in interest.

18. Increase for Taxes

Client will pay directly or reimburse FIS for all federal, state and local taxes, however designated, levied or based, on the charges hereunder or on this Agreement, including state and local privilege or excise taxes based on gross revenues under this Agreement or taxes on services rendered or personal property taxes on the systems licensed hereunder. Client shall not be responsible for any taxes levied on the personal property or net income of FIS.

19. Independent Contractor

It is agreed that FIS is an independent contractor and that:

19.1. **Client Supervisory Powers**
Client has no power to supervise, give directions or otherwise regulate FIS' operations or its employees, except as herein provided for security of Client's data and detection of errors in processing.

19.2. **FIS' Employees**
Persons who process Client's data are employees of FIS and FIS shall be solely responsible for payment of compensation to such personnel and for any injury to them in the course of their employment. FIS shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such persons.

19.3. **FIS not an Agent**
FIS is not an agent of Client and has no authority to represent Client as to any matters, except as authorized herein.

20. Client and FIS Employees

Client and FIS agree to make available to each other's employees job postings for openings on each other's staffs. (For FIS this includes only openings at Client's location.) In order to facilitate open transfer between companies, the hiring party (either FIS or Client) will use the employee's benefit start date as determined by the employee's current employer as its own benefit start date as much as legally possible within its own benefit plan. In order not to disrupt each other's execution of its business functions and responsibilities, both Client and

FIS agree not to offer employment to any employee of the other without the prior written consent of the other, and such consent will not be unreasonably withheld.

21. Notices

All notices, requests and demands, other than routine operational communications under this Agreement, shall be in writing and shall be deemed to have been duly given when deposited in the United States mail, registered or certified postage prepaid, and addressed to the other party at the address first shown above and to the attention of the president of said party. Notice of changes of address, if any, shall be given in like manner.

22. Covenant of Good Faith

FIS and Client agree that, in their respective dealings arising out of or related to this Agreement, they shall act fairly and in good faith.

23. Limitation of Liability

Except for the indemnity provisions of Sections 6 and 13, if either party shall breach any covenant, agreement or undertaking required of it by this Agreement, the liability of such party shall be limited to direct damages, actually incurred. Neither party shall be liable for any special or consequential damage or for any claim or demand made by any third party against the other party hereto arising out of this Agreement.

24. Headings

The headings in this License Agreement are for purposes of reference only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof.

25. Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

26. Insurance

A schedule of FIS' current insurance coverage has been furnished to Client prior to the Effective Date of this Agreement. FIS agrees to maintain comparable insurance with comparable companies during the term of this Agreement.

27. Annual Report

Annually, FIS will provide to Client a copy of the Annual Report of FIS' parent corporation, FIS National Information Services, Inc. Such Annual Report shall include the audited financial statements of FIS.

28. Governing Law, Attorneys' Fees

This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance shall be governed by the laws of the State of California. If any legal action or other proceeding is brought in connection with or arising out of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in connection with that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

29. Severability

Should any term or provision of this Agreement be found to be invalid or unenforceable, such finding shall in no way affect the validity or enforceability of the other terms and conditions hereof. Such other terms and conditions shall be and remain valid and enforceable, as if the invalid and unenforceable term, condition or provision was never a part hereof.

30. Non-Waiver

The failure at any time or times hereafter to require strict performance by any party of any of the provisions, covenants, representations, terms and conditions contained in this Agreement or any other agreement, document or instrument hereafter executed by the parties, shall not waive, affect or diminish any right of any other party thereafter to demand strict compliance and performance therewith in the future.

31. Client Staff

Client agrees to provide such user department and management resources as may be necessary to establish and effectively communicate to FIS its data processing priorities as they may change from time to time.

32. Arbitration

Except as set out herein, any controversy or claim, arising out of or related to this Agreement, or the breach thereof, or service hereunder shall be settled by arbitration. The arbitration shall be conducted by three arbitrators under the then current rules of the American Arbitration Association. The arbitrators shall be chosen from a panel of persons knowledgeable in business information and data processing systems. The decision and award of the arbitrators shall be final and binding and the award so rendered may be entered in any court having jurisdiction thereof. Nothing contained in this Section shall prevent either party from obtaining suitable injunctive relief in appropriate circumstances.

33. Previous Agreements

This Agreement is the only Agreement between the parties relating to the subject matter hereof and supersedes, cancels and replaces all prior oral or written agreements between the parties.

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned officers, thereunto duly authorized, on the _______ day of January, 2011.

FIDELITY INFORMATION SERVICES	WESTAMERICA BANCORPORATION
By: John R. Armstrong	By: David Payne
Name: John R. Armstrong	Name: David Payne
Title: EVP and GM	Title: President · CEO
Date: 4/5/2011	Date: 3-31-11

Client: Westamerica Bancorporation

Effective Date: January 1, 2011

EXHIBIT "A"

SOFTWARE SYSTEMS

Automated Balancing (No longer supported by FIS Development)
Customer Service Management System
IMPACS
Installment Credit System (No longer supported by FIS Development)
Savings/Time System
Commercial Loan System
Real Estate System (No longer supported by FIS Development)
Dealer Subsystem (No longer supported by FIS Development)
Customer Information File System (No longer supported by FIS Development)
Systematics Information Management System (No longer supported by FIS Development)
Financial Management System
Financial Management System Report Writer (No longer supported by FIS Development)
Accounts Payable System
Item Reconciliation System
On Line Collections System
GN System Module
Advanced Loan System
Customer Statement System
Relationship Management System
Information Warehouse
Customer Service System

For Software Systems no longer supported by FIS, Resident staff will use commercially reasonable efforts to support the system for regulatory or other purposes.

If FIS offers to provide a replacement system for an application it has dropped support on with a FIS application that FIS is requiring Client to purchase a license for, FIS will offer a purchase discount of said FIS application license fee to Client of at least 50% of the published purchase price.

Client: Westamerica Bancorporation

Effective Date: January 1, 2011

EXHIBIT "B"

REPORTS

1. **FIS REPORTS.**

Client may select from among the reports available for each of the application systems listed in Exhibit A, as set forth in the standard FIS user documentation thereof, at no additional charge.

2. **ADDITIONAL REPORTS.**

FIS will add or delete reports at Client's request, or to change the frequency of their preparation.

Client: Westamerica Bancorporation

Effective Date: January 1, 2011

EXHIBIT "C"

CHARGES

1. RESIDENT STAFF AND DATA CENTER FEE SCHEDULE.

1.1. Pre-migration Resident Staff and Data Center Related Fees

(a) From the Effective Date until three months after the Migration Date, Client will pay FIS a monthly fee equal to the sum of $501,953 for ongoing services provided by the Resident Staff. This sum may be adjusted from time to time as set out in this Agreement.

(b) The monthly fee does not include the fees for Hardware maintenance described below in Exhibit F, section 6 or for 3rd Party Software lease or maintenance fees paid by FIS on Client's behalf as described below in Exhibit F, section 7b or for Third Party Systems Software purchased through FIS described in Exhibit F, section 9.

1.2. Post-migration Date Resident Staff and Data Center Related Fees

(a) Starting three months after the Migration Date, Client will pay FIS a monthly fee equal to the sum of $479,725 for ongoing services provided by the Resident Staff. This sum may be adjusted from time to time as set out in this Agreement.

(b) This does not include the fees for Hardware maintenance described below in Exhibit F, section 6 or for 3rd Party Software lease or maintenance fees paid by FIS on Client's behalf as described below in Exhibit F, section 7b or for Third Party Systems Software purchased through FIS described in Exhibit F, section 9 or anything other than the Resident Staff.

2. MIGRATION FEE AND CREDIT ON MIGRATION FEE

2.1. Migration Fee. Client will pay FIS for the Migration Services described in Exhibit K at an estimated cost of $ One Million Eight Hundred One Thousand Nine Hundred Dollars ($1,801,900) which is intended as an estimate and not a cap. These migration fees will consist of:

(a) A FIS Facility Remote Processing Fees of Twenty Thousand Seven Hundred One Dollars and 67 cents ($20,741.67) once a Westamerica test environment is established in the FIS Facility. This is estimated for 12 months totaling $248,900.

(b) An estimated One Hundred Thousand Dollars ($100,000) of training and travel expenses billed as these expenses are incurred.

(c) A software license fee to purchase z/VSE to z/OS JCL conversion software at an estimated price of $50,000 from GSF

(d) An estimated Three Hundred Thousand Dollars of 3rd Party JCL conversion resource hours at a rate of $125/hour as estimated in Exhibit K.

(e) An estimated total of One Million One Hundred Three Thousand Dollars ($1,103,000) for FIS corporate resources which will be billed as the services are performed at time and material rates listed below and as estimated in Exhibit K

Systems Programming, Technical Analysts	$92 per hour
Operations Analyst, Operators	$79 per hour
Project Managers	$104 per hour
Project Analyst	$71 per hour

2.2. **Credit on Migration Fee** FIS will provide a Six Hundred Fifty Thousand Dollar ($650,000) Credit on the Migration Fee. This credit will be fully applied to Migration Invoices for the above services as these invoices are created until the credit is fully utilized.

If the Agreement is terminated prior to the Expiration Date, Client agrees to repay FIS for this Credit a pro-rata amount equal to $650,000 minus an amount equal to the number of months that have elapsed from the Migration Date at the time of termination times Thirteen Thousand Dollars ($13,000). The Migration Date is defined in Exhibit K.

3. REMOTE PROCESSING FEE

3.1. Remote Processing Mainframe Minimum Fees

After the Mainframe Remote Processing Services have been migrated to the FIS Facility (as defined in Exhibit E), the Monthly Minimum Processing Fee shall be Forty-Two Thousand four hundred dollars ($42,400) for each month beginning with the Migration Date to the end of the term. The Monthly Minimum Processing Fee covers only mainframe processing fees, offsite data storage fees, and disaster recovery fees The Monthly Minimum Processing Fees will be increased only for additional consumption fees (Section 3.2 below) and price adjustment (Section 7 below). The Migration Date is defined in Exhibit K.

3.2. **Mainframe Minimum Fees**

The Monthly Minimum Processing Fee is based on the following consumption model for MIPS and DASD.

Baseline Consumption Model	
Metric	**Baseline / Mo.**
MIPS	64
DASD Gigabytes	1,600

3.3. **Additional Consumption Fees**

Consumption of average daily MIPS needed to meet the bank's nightly batch windows and day-time on-line and test utilization and DASD Gigabytes will be measured each month of the Term. MIPS will be measured on processing days only (M-F) during the batch processing window and during business hours of business days. Consumption exceeding the monthly baseline consumption model will be invoiced by FIS to Client each month for the previous month's activity at the following fees:

Monthly Additional Consumption Fees		
Metric	**Baseline**	**Cost**
Average Daily MIPS	64	$ 624 per MIP
DASD Gigabytes Baseline	1,600	$ 1.52 per Gigabyte

3.4. **Network Fees**

Client will pay FIS $ 13,586 per month for the Network Services described in Exhibit N, Section 1.1. These Network Services will be installed and monthly payments will be phased in prior to the Migration Date pursuant to a mutually agreed to Network plan and timeline.

4. **TERMS AND CONDITIONS RELATIVE TO FEE SCHEDULES.**

All fees are based on the terms and conditions of this Agreement and those conditions and assumptions itemized below. Except as otherwise provided, Client is responsible for the operation of any of its data processing facilities other than the Data Center.

FUNCTION	RESPONSIBILITY CLIENT	RESPONSIBILITY FIS
4.1. Input Processing.		
Key entry of input (other than MICR)	x	
Key entry Equipment and maintenance (other than MICR)	x	
Personal computers Ownership	x	
Branch equipment Ownership	x	
Branch terminal and network equipment Operation	x	
4.2. Output Processing.		
Bursting		x
Bursting equipment and maintenance		x
Check signing	x	
Check signing equipment and maintenance	x	
Reports separation	x	
Delivery to courier	x	
Tracking inventories of paper stock and forms	x	
Personal computers	x	
Remote equipment and maintenance	x	
4.3. Telecommunications Network Control.		
Network monitoring		x
Determination of problem		x
Report problem to appropriate vendor		x
Report problem to end users		x
Operate diagnostic equipment		x
Diagnostic equipment and maintenance	x	
Remote equipment and maintenance	x	
Long distance telephone expense (voice and data) for supporting branch network	x	

4.4. **Non-Mainframe Software.**
Except as specifically set forth herein, Client will provide and maintain all non mainframe software.

5. RESIDENT STAFF

5.1. Prior to three months after Migration Date

FIS agrees to provide the following Resident Staff from the Effective Date to three months after the Migration Date.

Project & Systems Support Staff: Application Programmers, Client Server Development Personnel, Client Server Systems Personnel and management, Network Analyst Personnel mainframe systems programmer, and Change Control and Tech Support Personnel:

19

Operations Staff: Computer Operators, Network Help Desk Personnel, and Managers of both:

11

5.2. After three months after Migration Date

FIS agrees to provide the following Resident Staff during Term starting three months after the Migration Date.

Project & Systems Support Staff: Application Programmers, Client Server Development Personnel, Client Server Systems Personnel and management, Network Analyst Personnel and Change Control and Tech Support Personnel:

18

Operations Staff: Computer Operators, Network Help Desk Personnel, and Managers of both:

9

5.3. Resident Staff Miscellaneous

In addition FIS agrees to provide one account manager, one programming manager, and one data center secretary.

In determining the Resident Staff level for any period, FIS will add hours worked on Client programming tasks by FIS employees at other FIS locations and will subtract hours worked by Client Resident Staff programmers at Client's location on programming tasks for other FIS locations.

In no event may the minimum number of Project and Systems Support Staff in the Resident Staff be less than thirteen (13). Client and FIS agree that the number of Project and Systems Support Staff in the Resident Staff shall in no event be reduced by more than three during any twelve (12) month period. In the event of a staff reduction or staff increase, the monthly fee described in Section 1 of this Exhibit C shall be reduced or increased, whichever the case may be, by an amount equal to the then-current salary range mid-point for Client's location and for the appropriate job class of the eliminated or added staff member plus 26% for benefits plus 33-1/3% of the result. Client acknowledges that staff reduction, if any, may re-order priorities and will result in extensions of the time to complete existing or contemplated projects.

From time to time, FIS may reduce or increase the Operations Staff upon mutual agreement between FIS and Client. Any such reduction or increase shall result in a reduction or increase of the monthly fee set out in Section 1 of this Exhibit C. The fee reduction or increase shall be equal to the then-current salary range mid-point for Client's location and for the appropriate job class of the eliminated staff member plus eighteen percent (18%) for benefits plus 33-1/3% of the result. For reductions which result from FIS purchases of technology investments any fee reduction will be reduced by the monthly amortization (with a seven percent (7%) cost of capital) and maintenance expenses of the incremental FIS purchases of technology investments which allowed for the reduction. Fee reductions and increases will coincide with the reduction or increase in staff.

6. **HOURLY FEES FOR ADDITIONAL SERVICES.**

Client agrees to pay for additional services at the then current rates. The following per hour fees for additional services are in effect as of the Effective Date:

Service	Regular Fee Per Hour	Overtime Fee Per Hour
Systems or Programming	$130.00 (4 Hr. Min.)	Not applicable

In addition, Client will pay all reasonable travel and subsistence costs incurred by FIS' employees in performance of any such additional services, subject to the provisions of Section 7.2 of this Agreement.

7. **PRICE ADJUSTMENT.**

(a) **Annual Inflation Adjustment (AIA)**

All fees shown in this Agreement and accompanying Exhibits will be increased, but not decreased, based on the effects of inflation in accordance with this section.

Effective with the monthly billing for January 2012, and annually thereafter, the fees in section 1 will be increased by the percentage resulting from the formula below. The "WAB Merit Increase" is the approved Westamerica Bancorporation's projected percent increase in total payroll expenses for employees in the Regular Salary Structure (i.e., non-incentive structure) resulting from Merit Increases for the year in which the inflation adjustment is to take effect *x* 1.1

AIA = 1.1 *x* WAB Merit Increase.

Client: Westamerica Bancorporation

Effective Date: January 1, 2011

EXHIBIT "D"

REPORTING SCHEDULE

If requested by Client, FIS agrees to process and update Client's data more frequently than set forth in this Exhibit or to extend such on-line service hours for an additional charge and upon terms and conditions mutually agreeable to Client and FIS. All times are Pacific Times.

1. CLIENT DELIVERY SCHEDULES

1.1. Client Input to FIS.

	Time Available for FIS Processing
Item Processing Release	Mon night 1:00 a.m. Tue – Thur Midnight Fri – 1:30 a.m.
ACH Tape(s)	4:00 a.m. Mon.-Fri.
Non-Monetary and On-Line Monetary Input	
IM, CL, GL, IC, ST, RE, KO	11:00 p.m. Mon.; 10:00 p.m. Tue.-Thurs. 11:00 p.m. Fri.
AP	7:00 p.m.
Other Frequency (Specify)	Non-Monetary Input

1.2. **FIS Output to Client.**

Time Available for Client Pick-Up

Daily (Monday through Friday)

(Daily Reports)	(Mon. Work)	(Tue.-Thurs Work)	(Fri Work)
CL, IM, IC, RE & ST	6:15 a.m.	5:15 a.m.	6:45 a.m.
AP, IR	8:00 a.m.	8:00 a.m.	8:00 a.m.
IM Statements	10:00 a.m.	10:00 a.m.	11:30 a.m.
General Ledger	10:00 a.m.	9:00 a.m.	11:00 a.m.
Treev	6:15 a.m.	5:15 a.m.	6:45 a.m.

Monthly (Last Business Day of Month)

(Mon-Thurs Work)	
AP	8:00 a.m.
Savings Statements	12:00 noon
IM	6:00 p.m.

Quarterly (Last Business Day of Quarter)

	Next Day:
IM Statement	6:00 p.m.
Savings Statements	Midnight

Annual (Last Business Day of Year)

1099 Processing	Mutually Agreeable Time Frame
Interest Registers/Notice	8:00 a.m. 1st Business Day
General Ledger Close	Client Discretion
IRA Statements	Mutually Agreeable Time Frame

1.3. **Client On-Line Availability.**

	Tue.	Monday- Friday (except Tue.)		Saturday - Sunday	
		From	To	From	To
Administrative	6:30am	6:00am	2:00am Next Day	8:00am Sat.	2:00am Monday
Teller Terminal	8:00am	8:00am	6:00pm	8:00am Saturday only	1:00pm

ATM 24 hours a day at 99.5% per location except for downtime scheduled in advance with bank.

The FIS Facility from time to time requires a maintenance window which will not allow for connectivity to on-line files or remote terminals or ATMS. This will be restricted to between 11 p.m. Saturday night to 3 a.m. Sunday morning.

Times subject to application release by Client.

1.4. **Additional Schedules - Client.**

N/A

Client: Westamerica Bancorporation

Effective Date: January 1, 2011

EXHIBIT "E"

REMOTE PROCESSING SERVICES

Under this Agreement mainframe processing services ("Remote Processing Services"), consisting of mainframe operations, mainframe technical support, mainframe hardware and system software ownership and management, and mainframe data and program back up services, will be moved from Client's Data Center to an FIS Facility in Little Rock, AR or at such other facility as determined by FIS ("FIS Facility"). Such a move to another facility outside of the United States will not be made without Client's written consent which will not be unreasonably withheld.

This Exhibit E identifies how changes in responsibility and software will accompany this change.

1. INTRODUCTION

The Remote Processing Services shall consist of the following:

a) Making available, monitoring and processing production batch Applications, including scheduled and on-request job functions and user access.

b) Monitoring scheduled production job submissions.

c) Providing a controlled environment for the processing of Client Data; and

d) Performing and integrating production control and scheduling functions.

e) Providing data and program back up and retention services

f) Providing remote on-line access to these applications by users and Resident Staff developers.

2. DEFINITIONS.

Other terms used in this Exhibit E with initial capitalization and not otherwise defined herein shall have the meaning provided in the Agreement (including its other Exhibits).

a) **"Demarcation Line"** has the meaning given in Section 1.1 of Exhibit N – Network Plan.

b) **"Holidays"** means New Year's Day, Martin Luther King Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

c) **"Input Data"** has the meaning set forth in Section 3.2.

d) **"Output"** has the meaning set forth in Section 3.3.

e) **"Processing Day"** means a day on which FIS is performing batch or on-line processing Services.

f) **"Problem"** means a condition which causes a disruption of Client's business services to its customers.

g) **"Service Request"** means a request made by Client, pursuant to Section 9.1 below, relating to the Services that is not a Problem.

h) **"FIS Facility"** means the physical facility that FIS will use to provide the Remote Processing Services. Currently that facility is located in Little Rock, AR but the location may be changed at FIS discretion.

3. BATCH INPUT/OUTPUT SERVICES.

3.1. **Services**. FIS shall process Client Data provided by or on behalf of Client to FIS (collectively, "Input Data") and shall prepare and make available to Client, in accordance with the Agreement, extracts/files, documents, reports, customer statements and other output (collectively, "Output"). FIS' responsibilities shall consist of monitoring the delivery of the Input Data required to complete the production batch cycle and completing the batch processing within scheduled batch times.

3.2. **Input**. Client shall perform the data entry requirements from items of original entry, which items remain in the possession of Client. Client shall create the Input Data (or have a third party create the Input Data as applicable) and transmit the Input Data to the FIS Facility via a mutually agreed upon method of data transmission. Input Data is to be received by FIS each Business Day, or other processing frequency as required, at a mutually agreed upon time which shall be

no later than the beginning time for the batch processes set forth in Exhibit D. The party responsible for the Input Data shall also be responsible for verification of the Input Data transmitted and for the release of the Input Data to FIS for processing.

3.3. **Output**. FIS will process the Input Data and will transmit the Output or make the Output available to Client at the time set forth in Exhibit D. FIS will complete the processing and transmission of Client Data on schedule, provided Client has transmitted and released its Input Data in accordance with Section 3.2 of this Exhibit. Client shall be responsible for distribution of the Output throughout Client's network on Client's side of the Demarcation Line.

3.4. **Rejected** Transactions and System Balancing. As provided in the Resource Management Agreement, FIS shall assist Client in either correcting or resubmitting transactions rejected by the FIS System or be responsible for reconciling and adjusting differences in batch control totals which result from rejected transactions and/or erroneous control totals. FIS shall make available to Client standard daily applications reports which shall include rejected transactions and system balancing errors.

3.5. **Error Correction**. Client shall review and inspect all reports prepared by FIS, to balance promptly to the appropriate control totals. Client shall not incur additional charges in connection with the correction of errors (including the reconstruction of data) unless such error(s) were caused by Client or by an error in or related to the Client Data, including errors caused by data security at Client's site or facilities.

3.6. **Retention**. For Client Input Data originated outside of the mainframe based applications, Client shall maintain copies of all Client Data submitted to FIS for processing hereunder, whether submitted to FIS directly or through third parties, to permit reconstruction of Input Data if required or requested. FIS shall be responsible for managing the storage of programs and data within the FIS System in a manner that will maintain the availability and protect the integrity of such programs and data (which includes Client Data) and restoration. FIS' responsibilities with respect to storage management shall consist of maintaining, updating, and implementing program and data backup and restore processes and procedures so as to recover from an outage or corruption of the FIS System in a timely manner. FIS shall maintain copies of all Input Data for processing hereunder as set forth in this Section 3.6. FIS shall be responsible for prompt reconstruction of Input Data that FIS is required to back up in accordance with this Section 3.6, except for Input Data loss caused by Client's failure to meet its obligations under this Exhibit E. At the end of the applicable retention policy set forth in the table below, FIS shall destroy the Client Data or, at Client's election (which elections shall be provided with reasonable advance notice to FIS as a Service Request), return the Client Data to Client (provided that FIS has not

destroyed the Client Data after complying with the retention requirements under this Exhibit E in the normal course of providing Services). The return of Client Data pursuant to a request by Client shall be provided as Professional Services or as agreed to as a New Service. For purposes of this Section 3.6, FIS will (i) produce and capture images to direct access storage devices; (ii) subsequently back up such images to an offsite location for purposes of disaster recovery; and (iii) provide daily backups on a rolling seven (7)) day basis, inputs and outputs sufficient to recreate the thirteen (13) prior month end reports, the thirteen (13) prior quarter end reports, and the seven (7) prior year end reports. Such industry standard practices do not include non-repetitive services or interface transmission.

4. DAILY PROCESSING CYCLE AND ON-LINE FILE AVAILABILITY.

4.1. Batch processing occurs five (5) days per week, Monday through Friday, except for Holidays. All output media and on-line file availability times are dependent upon FIS' receipt of all required Client Input Data by the scheduled batch start time, which are set forth in Exhibit D.

4.2. **FIS On-line systems scheduled availability times.** The FIS Mainframe Environment shall be available in accordance with the times set forth in Exhibit D. FIS will make all reports under the Agreement available to Client at the appropriate queue and all output files as required for Client's business as soon as they are available during the batch cycle. FIS will refresh and update on-line files following batch processing and according to the Availability window defined in Exhibit D.

4.3. **Exceptions to normal Processing Cycle and Online File Availability.**
Preventative Maintenance. FIS shall only schedule and perform routine and other systems maintenance during regular periods scheduled for maintenance in accordance with Exhibit D. Client may request FIS to change the schedule for Maintenance Windows, but any such change shall be in FIS' sole discretion. FIS shall give Client advance notice of routine maintenance to be performed during scheduled Maintenance Windows. In the event there is a need for emergency systems maintenance, FIS shall provide Client with as much notice as reasonably possible, and shall perform such maintenance so as to minimize the impact on the business needs of Client. Maintenance outside of emergencies and Maintenance Windows may be performed as approved by Client which approval shall not be unreasonably withheld or delayed. The FIS System shall be unavailable during Maintenance Windows only to the extent necessary for systems maintenance purposes. The times for Maintenance Windows shall be set forth in Exhibit F.

5. PROBLEM RESOLUTION

5.1. **Problem Management Process**. FIS will utilize its standard problem management process to manage the resolution of a problem ("Problem Management Process"). The Problem Management Process shall be used to resolve problems, recognize recurring problems, address procedures and contain or reduce the impact and the number of problems that occur. The Problem Management Process provided by FIS shall consist of the activities described in Sections 5.3 through 5.6 below.

5.2. FIS will provide reasonable technical assistance and consultation to Client problems which have been escalated to FIS via the Client Help Desk by telephone or email. If an incident renders the Mainframe Environment inoperable (i.e., Client is unable to continue processing under its normal operating conditions), FIS will begin procedures for resolution promptly after the problem is reported via FIS' Help Desk and will take and continue to take the commercially reasonable efforts in order to meet or exceed the Service Levels which may be affected by the problem.

5.3. **Process. FIS shall:**

a) Oversee day to day operations of the Problem Management Process;

b) Maintain the problem database;

c) Track problems from recognition to resolution for appropriate response or escalation;

d) Monitor reassignment for problem determination and resolution within standard guidelines;

e) Identify exception items for management information and/or corrective action;

f) Prepare and analyze reports;

g) Evaluate action plans for consistency with the problem's severity and priority;

h) Invoke escalation procedures within FIS;

i) Follow Westamerica internal escalation procedures and problem communication procedures as are in effect on the Effective Date and communicated to FIS; and

j) Participate in appropriate problem management meetings.

5.4. **Escalation Procedures**. In the event of a Problem, FIS shall follow its problem escalation procedures in accordance with the severity of the Problem (as defined

in FIS' applicable problem escalation procedures) in order to achieve a successful resolution of the Problem. The successful resolution of a Problem consists of a repair, work around, or bypass to resume the provision of Services or the determination that the Problem is outside of FIS' scope of responsibility. Upon request by Client, FIS shall provide the problem escalation procedures. In the event FIS modifies a problem escalation procedure, FIS shall use commercially reasonable efforts to notify Client of such modifications in advance of the change.

6. **SECURITY.**

In addition to the provisions of Section 4 of the Agreement, the parties agree to the following in respect of security procedures:

6.1. **Information Security**. FIS shall be responsible for maintaining the security of information in environments under FIS' management. FIS shall implement a centralized information security approach to control access to the environments under FIS' management, which approach shall require validation of access authority. FIS shall conduct regular reviews of authorized access for computer users of environments under FIS' management (including annual reviews of access lists to verify that each user ID having access still requires such access).

6.2. **Physical Security**. FIS shall perform physical security functions (e.g., identification badge controls, alarm responses) at the FIS Facilities. FIS' physical security procedures shall, at a minimum, be consistent with standards at well-managed operations performing services similar to the Services.

6.3. **Application Security**. The Services provide Client with built-in security through initial access and through submenus. FIS will assist Client resources in the initial setup of security levels and security codes. Such levels and codes shall be based on Client's security policies and procedures. FIS shall be responsible for the ongoing maintenance of security codes and security levels within the FIS Software, as requested by Client, provided that FIS shall not be liable for security breaches resulting from Client's security policies or procedures. Client shall, within thirty (30) days of the Effective Date, identify in writing to FIS the person responsible for the maintenance of Client's security controls.

7. **NETWORK SERVICES.**

FIS shall be responsible for the operation, administration and management of the FIS Network as set forth in Exhibit N (Network Plan), consisting of network engineering, network connectivity and operations, up to the Demarcation Line.

8. **OTHER SERVICES.**

8.1. **Service Requests.**

If Client wants additional Remote Processing Services not included in Exhibits E and M, FIS will determine whether such a request would create additional fees and will develop a pricing proposal in the form of a Request for Work in a timely fashion.

Client: Westamerica Bancorporation

Effective Date: January 1, 2011

EXHIBIT "F"

CLIENT-FURNISHED EQUIPMENT AND SOFTWARE

Client will furnish to FIS all computer room equipment in the Client's Data Center (except for Network Equipment on the outside the Demarcation Line) required for FIS to meet its obligations under this Agreement. FIS and Client agree to provide systems software and equipment as provided below:

1. **INTENTIONALLY LEFT BLANK**

2. **TAXES**

   Client will pay all taxes, however designated or levied or based on the Equipment or Software or their use.

3. **RISK OF LOSS; REPLACEMENT**

   Except for loss or damage caused by the negligence or intentional misconduct of FIS, FIS shall not be responsible for any loss or damage to the Equipment or Software.

   If any Equipment or Software furnished hereunder is damaged, destroyed or malfunctions to the extent that the same cannot be repaired, or Client elects not to so repair then, provided such damage or malfunction was not caused by FIS as set forth above, Client agrees to acquire and install, as soon as reasonably practicable, comparable replacement Equipment or Software.

4. **CHARGES**

   No charge shall be payable by FIS for its use of the Equipment or Software. Services provided under the Agreement by FIS are acknowledged by Client to be adequate consideration of Client's agreement to provide such Equipment and Software.

5. **INSURANCE**

   Client is responsible for the cost of all fire, extended coverage and theft insurance in an amount covering the Equipment.

6. **CLIENT EQUIPMENT MAINTENANCE.**

Client agrees to enter into and to keep in force during the term hereof, at Client's sole cost and expense, standard maintenance agreements to keep the non-IBM Equipment in good working order, to make all necessary adjustments and repairs thereto, and to pay all maintenance costs relative to such use.

FIS shall negotiate maintenance agreement(s) with IBM for the IBM equipment located in Client's data center. In consideration for negotiating such maintenance agreements, Client shall pay to FIS, monthly through the calendar year, the January 1, IBM Enterprise Service Agreement ("ESA") rate minus five percent for all such equipment. This payment will be in addition to the monthly fee contained in Exhibit C.

The following is a list of the Mainframe Equipment to be provided by Client in its Data Center to FIS upon the Effective Date of the Agreement. It is understood that Client will supply whatever additional or substitute equipment that FIS reasonably needs to meet its responsibilities under this Agreement.

Section 6(a) includes the Mainframe equipment Client will provide maintenance on until the Migration Date.

Quantity	Model	Description
1	2066-0A1	Mainframe
1	3745-410	Communications Controller
3	3480-A22	Tape Controller
9	3480-B22	Tape Drive
1	1750-511	DS6800 External Disk Storage
3	1750-EX1	DS6000 EX1 Expansion Frames
1	2101-200	SAN Disk Storage Rack
1	3584-L23	Tape Library/ TS3500
1	3592-C06	Tape Drive Controller
6	3592-E05	Tape Drives/ TS1120
1	3953-F05	Tape Library Controller Frame
1	3953-L05	Tape Library Manager
1	3151	Terminal for Communications Controller (Moss)
3	4245-020	Printer
1	6400-I20	IP Printer
1	2914-001	Sw Unit
9	3174-01L	Term Cntrl
4	3174-01R	Term Cntrl
11	3174-11L	Term Cntrl
3	3274-41C	Term Cntrl
4	3274-41D	Term Cntrl

Section 6(b) includes the Mainframe equipment Client will provide maintenance on after the Migration Date.

Quantity	Model	Description
1	3480-A22	Tape Controller
2	3480-B22	Tape Drive
1	1750-511	DS6800 External Disk Storage
3	1750-EX1	DS6000 EX1 Expansion Frames
1	2101-200	SAN Disk Storage Rack
1	3584-L23	Tape Library/ TS3500
1	3592-C06	Tape Drive Controller
6	3592-E05	Tape Drives/ TS1120
1	3953-F05	Tape Library Controller Frame
1	3953-L05	Tape Library Manager
3	4245-020	Printer
1	6400-I20	IP Printer

In addition to this mainframe equipment Client will provide Network Routers, Switches, and Firewalls upon FIS' reasonable request to manage Client's internal network on its side of the Demarcation Line and will provide maintenance thereon as FIS and Client agree is needed.

In addition, Client will purchase server equipment that FIS and Client jointly agree are needed to process and support Client's applications that FIS supports. Client and FIS will execute joint Schedules for maintenance on servers and components.

7. THIRD-PARTY SYSTEMS SOFTWARE PROVIDED BY FIS.

FIS shall provide the third party software listed below at its expense for the operation of the Data Center until the Migration Date. If Client should wish additional software from these vendors, Client will ask FIS to provide a proposed fee to provide such additional software.

Name and Description of Software	Name of Software Owner
DYNAM/T	Computer Associates
DYNAM/D	Computer Associates
SORT	Computer Associates
EARL	Computer Associates
Panvalet	Computer Associates
DUSP	Software Diversified Services
NCP	IBM
CICS xpediter	Compuware

T-Mon Monitor	Landmark
Debug Xpediter	Compuware
Explore	Computer Associates
FAQS-ASO	Computer Associates
FAQS-PCS	Computer Associates
Infopac	Mobius

7.1. In the event Client upgrades its existing mainframe before the Migration Date to a new IBM or third party software licensing group, Client agrees to reimburse FIS for any and all additional costs incurred by FIS resulting directly from such mainframe upgrade. These additional costs will be added to the monthly processing fee described in Exhibit C Section 1 when calculating the immediately subsequent annual price adjustment described in Exhibit C Section 5a.

7.2. At the end of The Transition, that is, after the Migration Date, section 7 will no longer apply.

8. THIRD PARTY SYSTEMS SOFTWARE PROVIDED BY CLIENT.

8.1. Until The Transition is complete, Client agrees to purchase software license and maintenance agreements from the vendors of each item of software listed below. This list may be amended by the parties through mutually agreed to Schedules.

Name of Software	Vendor
Comparex	Serena
VTAM/Switch	McKinney
Outbound	ASG
VSE/ESA Cntrl Functions for H30 Mainframe**	IBM
Ditto for H30 Mainframe	IBM
CICS/VSE for H30 Mainframe**	IBM
CICS-TS for H30 Mainframe	IBM
ACF/SSP for H30 Mainframe	IBM
VTAM for H30 Mainframe	IBM
Cobol for VSE for H30 Mainframe**	IBM
Language Environment for H30 Mainframe	IBM
High Level Assembler for H30 Mainframe	IBM
Cobol Library for H30 Mainframe	IBM
DFSORT	IBM

8.2. During and after The Transition Client agrees to purchase software license and maintenance agreements from the vendors of each item of software listed below. This list may be amended by the parties through mutually agreed to Schedules.

Name of Software	Vendor
1-Link	Diebold
Automan	Gasper
Voice Response	Syntellect
Safe Deposit Box	IPS
Lotus Notes	IBM
Fraud	Carreker
Reserve Link	Carreker
Cash Tracker	Carreker
Treev Report Imaging Software	Treev
STellar teller software	Benchmark
SalesLogix	MBSG
CPS	IPS-Sendero
SafeBox	IPS-Sendero
Citrix Xen App	Citrix
Prophyx Budgeting Software	Prophyx
Various HR software	ADP
Centrax/Fastcas/Maptitude	Marquis
Patriot Officer	GlobalVision Systems
Comply/CTR	Atchley/Bankers Systems
Comply/Know Your Customer	Atchley/Bankers Systems
GSX Server	VMware
Various Server Operating system Products	Microsoft
Server Virus Protection	Trend Micro
Citrix Xen Server	Citrix

9. **THIRD PARTY SYSTEMS SOFTWARE PURCHASED THROUGH FIS**

Client may choose to have FIS purchase 3rd party software or software maintenance on Client's behalf from time to time. FIS will purchase such software and bill Client separately.

As of the Effective Date, FIS is billing Client separately in addition to the Monthly Processing Fee for the following software in this category:

Easytrieve Plus	Computer Associates
Panaudit	Computer Associates

Client: Westamerica Bancorporation

Effective Date: January 1, 2011

EXHIBIT "G"

SOFTWARE LICENSE AGREEMENT

1. PROVISION OF SOFTWARE

1.1. FIS agrees to license and furnish and does hereby license to Client the FIS application systems installed for Client's benefit prior to the expiration or termination of the Agreement. Such application systems are hereinafter referred to as the "Software".

2. DOCUMENTATION

2.1. For each item of Software, FIS shall also deliver to Client a complete set of standard operational instructions and documentation, including, but not limited to, the Software source code in machine readable form; a copy of FIS' standard associated control statements used for operation, development, maintenance and use of the source code, and any other documentation which is provided by FIS to its other similar customers. Such documentation and other materials are hereinafter referred to as "Documentation."

2.2. Subject to the provision of Section 4, below, FIS agrees to deliver to Client copies of any revisions, improvements, enhancements, modifications and updates to the Documentation which are produced by FIS.

2.3. Client may copy the Documentation provided hereunder in order to satisfy its own internal requirements. If Client requests, FIS agrees to furnish additional copies to Client at FIS' then standard fee for such copies.

3. TERM AND USE RESTRICTIONS

3.1. This is a perpetual, non-exclusive license. Client acknowledges that the licensed Software and all related Documentation constitute valuable assets and trade secrets of FIS and that all information with respect thereto is confidential. The Software is licensed to Client only for use by Client for itself, its subsidiaries and affiliates.

3.2. Client agrees to safeguard the licensed Software with at least the same degree of care that it exercises with respect to its own confidential and proprietary information, and shall take all reasonable precautions to assure that its employees and representatives

do not sell, lease, assign, or otherwise transfer, disclose or make available, in whole or in part, the licensed Software or Documentation thereof to any third party for any reason (except for employees of Client, for auditing purposes by independent certified public accountants, for complying with applicable governmental laws, regulations or court orders or for the limited disclosure to customers of Client of user manuals and similar information which must be disclosed in connection with providing data processing services by Client). In no event, however, shall any competitor of FIS be furnished with any information, directly or indirectly, concerning the Software or the Documentation.

3.3. The licensed Software and all related Documentation and materials may be used by Client and maintained at one location, only as set forth below (the "Installation Site") and may not be used by Client or any other person at any other location or facility; provided, however, that Client may change the location where it uses the licensed Software upon prior written notice to FIS and delivery of a written certificate that all use of the licensed Software shall be limited to such new location. The Installation Site shall be as follows:

Westamerica Bancorporation
4565 Mangels Blvd.
Fairfield, CA 94585

3.4. All modifications to the licensed Software developed as a result of joint efforts by FIS and Client shall become the exclusive property of FIS, subject to all of the terms and conditions of this License Agreement, including the right of Client to use such modifications in accordance herewith and including the foregoing agreements of Client with respect to disclosure of and/or access to such modifications. Modifications to the licensed Software developed solely by Client without the participation of FIS shall be considered to be part of the Software for purposes of determining Client's obligations under this Section 3.

3.5. Client further acknowledges and agrees that, in the event of a breach or threatened breach by Client of any provision of this Section 3, FIS will have no adequate remedy in money or damages and, accordingly, shall be entitled to appropriate injunctive relief. However, no specification in this License Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach of any provision of this Agreement.

3.6. FIS retains title to the Software provided hereunder and does not convey any rights or proprietary interest therein to Client, other than the license as specified herein.

3.7. Upon the termination by FIS of this License Agreement or any licenses granted to Client hereunder, Client agrees to promptly cease using and return to FIS all software involved and Documentation related thereto and all copies thereof. Such return shall

also be accompanied by a written certificate, signed by an appropriate executive officer of Client, to the effect that all such Software, related Documentation and copies thereof have been so returned to FIS.

3.8. FIS hereby acknowledges and agrees that Client shall have the right to modify any of the Software provided to Client hereunder and may use and combine such with other programs and/or material to form an updated work. Such modifications to the licensed Software, either alone or in combination, shall become part of the licensed Software and shall be subject to all of the terms and conditions of this License Agreement, including the right of Client to use such modifications in accordance herewith and including the agreement of Client to limit the use of, the disclosure of and/or access to, such modifications.

3.9. Client acknowledges that all PC-based Software ("Micro Software") is released in object code only. The following additional provisions shall be applicable to Micro Software:

(a) Client may copy the Micro Software and use it on multiple microprocessors solely for the benefit of Client and Client's affiliates including, but not limited to, Client's parent holding company, its subsidiaries and affiliates. The documentation for the Micro Software may be similarly copied and utilized. At Client's option, additional copies may be made either by Client or by ordering the same from FIS at FIS' standard rates.

(b) All other restrictions on use, copying or disclosure of the Software licensed hereunder shall also apply to the Micro Software and its documentation. In addition, Client may not provide data processing services using the Micro Software to any person, firm, or corporation (other than Client's affiliates and subsidiaries) without the prior written consent of FIS and the payment to FIS of additional license fees.

(c) In consideration of the right to make and use the additional copies granted in Section (a) above, Client agrees and acknowledges that all support for end-users of the Micro Software will be supplied by Client's personnel, and that FIS is not responsible for providing any Micro Software support services to end-users.

4. **ENHANCEMENTS**

Within ninety (90) days of its delivery of a termination notice, as provided in the Agreement, or within ninety (90) days preceding the Expiration Date, as set forth in the Agreement, Client may elect to purchase program maintenance from FIS for the licensed Software. All updates, modifications and enhancements (the "Updates") to the Software, if any, (once incorporated into any Software hereunder) shall be deemed to be part of the license Software for all purposes hereunder. In the absence of Client's purchase of program maintenance thereafter, FIS shall not be obligated to deliver Updates or related Documentation to Client. If Client exercises this option, Client agrees to pay FIS its current software maintenance rate(s) then in effect for such system(s).

5. **WARRANTIES**

5.1. FIS warrants to Client that: (i) FIS has the right to furnish the Software, Documentation and other materials which include, but are not limited to, the third party software listed in Section 8 of Exhibit F provided to Client hereunder free of all liens, claims, encumbrances and other restrictions; (ii) Client shall quietly and peacefully possess the Software, Documentation and other materials provided to Client hereunder, subject to and in accordance with the provisions of this License Agreement; and (iii) Client's use and possession of the Software, Documentation and other materials provided to Client hereunder will not be interrupted or otherwise disturbed by any entity asserting a claim under or through FIS.

5.2. FIS warrants and represents that the licensed Software will perform, on an appropriately configured IBM computer system, in the manner described in the Documentation thereof.

5.3. EXCEPT AS PROVIDED HEREIN, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED.

6. **GENERAL**

6.1. Taxes. Client agrees to pay all taxes levied by a duly constituted taxing authority against or upon Client's use of the Software or arising out of this License Agreement; exclusive, however, of taxes based on FIS' income, which taxes shall be paid by FIS. Client agrees to pay any tax for which it is responsible hereunder, which may be levied on or assessed against Client directly, and, if any such tax is paid by FIS, to reimburse FIS therefore, upon receipt by Client of proof of payment reasonably acceptable to Client.

6.2. Patent and Copyright Infringement. FIS agrees to defend and/or handle, at its own expense, any claim or action brought by any third party against Client for actual or

alleged infringement of any patent, copyright or similar property right or any claim arising out of a breach of the warranties in Section 5.1 (including, but not limited to, misappropriation of trade secrets) based upon the Software or Documentation furnished hereunder by FIS. FIS further agrees to indemnify and hold Client harmless from and against any and all liabilities, losses, costs, damages, and expenses (including reasonable attorneys' fees) associated with any such claim or action incurred by Client.

(a) FIS shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing between the parties hereto.

(b) FIS agrees to give Client prompt written notice of any written threat, warning or notice of any such claim or action against FIS or any other use or any supplier or components of the Software covered hereunder, which could have an adverse impact on Client's use of same, provided FIS knows of such claim or action.

(c) In the event of any claim or action brought by any third party against Client for actual or alleged infringement of any patent, copyright, trade secret or other property right or, in FIS' opinion such a claim or action is likely to be brought, Client agrees to permit FIS at its option and expense, and FIS agrees to use all reasonable effort (i) to procure for Client the right to continue using the Software and Documentation during the pendency of such claim or action, or (ii) to replace or modify the same so that the Software will operate in a comparable and non-infringing manner. If FIS chooses to procure for Client the right to continued use, then reasonable efforts to procure said right shall include, but is not necessarily limited to, the posting of any surety bond which may be required by any court of competent jurisdiction in order to indemnify any such third party claimant from loss or damage resulting from the continued use of the Software or Documentation.

6.3. Limitation of Liability. Except as provided in Section 6.2, if either party shall breach any covenant, agreement or undertaking required of it by this License Agreement, the liability of such party shall be limited to direct damages, actually incurred. Except as provided in Section 6.2, in no event shall either party's liability hereunder exceed the total fees paid by Client to FIS in the twelve months immediately preceding the date the claim arose. Neither party shall be liable for any special or consequential damage or for any claim or demand made by any third party against the other party arising out of this Agreement.

6.4. Material Breach. In the event of any material breach of the provisions of Sections 3.1 through 3.4 inclusive herein by Client as determined by a court of competent jurisdiction, FIS may (reserving cumulatively all other remedies and rights under this License Agreement in law or in equity) terminate this License Agreement, in whole

or in part, by giving ninety (90) days' prior written notice thereof; provided, however, that this License Agreement shall not terminate at the end of said ninety day notice period if Client has substantially cured the breach of which it has been notified prior to the expiration of said ninety (90) days. In the event that any of Client's employees, agents, or representatives, without the concurrence, cooperation or participation of Client's management, breaches the provisions of Sections 3.1 through 3.4, Client shall be deemed to have cured such breach if, during the ninety (90) days cure period, Client makes all reasonable efforts to recover any confidential material wrongfully disclosed or distributed, terminates the employment of such offenders, if appropriate, and to the extent legally permissible and takes appropriate steps to increase security procedures to prevent such a recurrence. In the event of such a termination by FIS pursuant to this Section 6.4, Client will promptly discontinue its use of the licensed Software and related Documentation and shall return to FIS all copies thereof in its possession or control. Such return shall also be accompanied by a written certificate, signed by an appropriate executive officer of Client, to the effect that all such Software, related Documentation and copies thereof has been so returned to FIS. In addition, Client agrees that monetary damages may not be sufficient to compensate FIS in the event of any actual or threatened breach by Client of any restriction on Client's use of the licensed Software or Documentation provided in this License Agreement and that, in such event, FIS shall be entitled to injunctive and other equitable relief which may be deemed necessary or appropriate by any court of competent jurisdiction. This Section shall constitute the exclusive right to terminate this License Agreement.

6.5. Notices. Any notices or other communications required or permitted to be given or delivered under this License Agreement shall be in writing (unless otherwise specifically provided herein) and shall be sufficiently given if delivered personally or mailed by first-class mail, postage prepaid,

If to Client:	Westamerica Bancorporation 4560 Mangels Blvd, P.O. Box 1200 Fairfield, CA 94585-1200 Attention: President
If to FIS:	Fidelity Information Services, Inc. 601 Riverside Avenue Jacksonville, FL 32204 Attention: President with a copy to: General Counsel

or to such other address as either party may from time to time designate to the other by written notice. Any such notice or other communication shall be deemed to be given as of the date it is personally delivered or when placed in the mails in the manner specified.

6.6. Advertising or Publicity. Neither party shall use the name of the other in advertising or publicity releases without securing the prior written consent of the other.

6.7. Assignment. This License Agreement shall be binding upon the parties and their respective permitted successors and assigns. Client may not sell, assign, convey or transfer, by operation of law or otherwise, any of its rights or obligations hereunder without the prior written consent of FIS and any such attempted transfer shall be void. Notwithstanding the foregoing, if Client is acquired (by merger, consolidation or sale of substantially all of Client's assets in which Customer is not the surviving corporation), FIS consents to the assignment of this Agreement to the acquiring (surviving) corporation but, unless otherwise agreed in writing, the terms of such assignment shall preclude an expansion of the scope of use of such Software beyond the scope of Client's operations supported by the Software on the day prior to the effective date of the acquisition. No consent shall be required for a merger in which, immediately after the merger, the assets of the surviving corporation do not exceed the assets of Client immediately prior to the merger by more than five percent (5%) and the stock ownership of the surviving corporation is substantially similar to that of Client immediately prior to the merger.

6.8. Governing Law; Attorneys' Fees. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance shall be governed by the laws of the State of Arkansas. If any legal action or other proceeding is brought in connection with or arising out of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in connection with that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

6.9. Modification, Amendment, Supplement and Waiver. No modification, amendment, supplement to or waiver of this License Agreement or any of its provisions shall be binding upon the parties hereto unless made in writing and duly signed by both parties or the party to be charged, as appropriate under the circumstances. A failure or delay of either party to this License Agreement to enforce at any time any of the provisions hereof, or to exercise any option which is herein provided, or to require at any time performance of any of the provisions hereof, shall in no way be construed to be a waiver of such provision of this License Agreement.

6.10. Severability. In the event any one or more of the provisions of this License Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this License Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

6.11. Headings. The headings in this License Agreement are for purposes of reference only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof.

6.12. Cooperation with Auditors. FIS will cooperate with Client's external auditors and upon request by such auditors shall provide appropriate informational responses.

6.13. Arbitration. Except as set out herein, any controversy or claim, arising out of or related to this Agreement, or the breach thereof, or service hereunder shall be settled by arbitration. The arbitration shall be conducted by three arbitrators under the then current rules of the American Arbitration Association. The arbitrators shall be chosen from a panel of persons knowledgeable in business information and data processing systems. The decision and award of the arbitrators shall be final and binding and the award so rendered may be entered in any court having jurisdiction thereof. Nothing contained in this Section shall prevent either party from obtaining suitable injunctive relief in appropriate circumstances.

Entire Agreement. This Agreement, together with the Exhibits and attachments hereto, constitutes the entire agreement between the parties and supersedes all previous license agreements, whether written or oral, between the parties respecting the subject matter hereof including, without limitation, that certain Software License Agreement dated January 1, 2006, subject to the terms of the Data Processing Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this License Agreement as of the day, month and year first above written, by the undersigned officers thereunto duly authorized.

FIDELITY INFORMATION SERVICES		WESTAMERICA BANCORPORATION	
By:	[signature]	By:	[signature]
Name:	John R. Armstrong	Name:	David Payne
Title:	EVP and GM	Title:	President - CEO
Date:	4/5/2011	Date:	3-31-11

Client: Westamerica Bancorporation

Effective Date: January 1, 2011

EXHIBIT "H"

TRANSITION TO IN-HOUSE PROCESSING

1. PURPOSE OF THE EXHIBIT.

Purposes. The purpose of this Exhibit H is to provide a means for Client to migrate from the environment in place under the Agreement to an in-house data processing operation as a FIS software client in a controlled and stable environment. In order to do so, FIS will provide cooperation and support set out herein to the Client to effect an orderly and efficient transition hereunder to in-house processing. The parties agree that this Exhibit shall be construed so as to effect a successful transition to an in-house data processing operation run by Client. FIS will employ, recruit and train a data processing staff capable of assuming, as employees of Client, Client's data processing functions. For the purpose of this Agreement, "Client's data processing functions" shall include centralized computer operations, systems development and programming, data communications and incidental activities related thereto. Client will provide an attractive, desirable environment which will be conducive to the successful performance of this Exhibit and to FIS' employees becoming Client's employees at termination or expiration.

2. TERM AND PHASES OF EXHIBIT.

The transition to in-house processing shall be divided in two phases as follows:

(a) Phase One: Phase One shall begin as soon as notice in Section 9.4 of the Agreement is given or eighteen (18) months prior to expiration and terminate approximately nine (9) months later. During Phase One the objective of the parties shall be to put in place the future staff for Client's data center.

During Phase One:

(i) FIS shall, as soon as practicable but within four (4) months after the beginning of Phase One, hire the eventual Client Management Information Services ("MIS") director as the Assistant FIS Account Manager for Client's data center. FIS may use a recruiting agency to find candidates for this position. Client will make the final determination on the person hired based on candidate(s) presented by FIS or recruited directly by Client with the concurrence of FIS;

(ii) FIS shall recruit and hire non-FIS personnel for Client's data center with the explicit understanding that such employees will not be offered employment with FIS at another location, unless otherwise permitted by the Client, and that such employees shall be offered, prior to the Termination or Expiration Date, the opportunity to become Client's employees upon the Expiration Date or termination, if earlier. FIS shall review the performance of the employees hired hereunder in accordance with normal FIS standards.

(iii) At a time mutually agreeable to FIS and Client, but in no event later than six (6) months after the beginning of Phase One, all FIS employees will be asked by Client and FIS to declare their decision of whether to accept employment with Client on the Expiration Date. FIS will recruit, hire, and provide training for replacements for the employees who choose not to accept employment with Client;

(iv) By the end of Phase One FIS shall remove the FIS Account Manager and the Assistant Account Manager shall assume the duties of the Account Manager;

(b) Phase Two: Phase Two shall begin approximately nine (9) months after the beginning of Phase One and terminate after nine (9) additional months at the termination or expiration of the Agreement. During Phase Two the objective of the parties shall be to demonstrate the state of readiness of the data center's new staff to assume in house responsibilities.

At the Expiration Date or termination, if earlier, Client will offer employment to each FIS employee at Client's location, with a compensation package which is no less than that compensation package then in effect for that employee, and with similar duties and responsibilities. The benefit effective date for Client benefits for all such employees will be their FIS benefit effective date or their Client benefit effective date, whichever is earlier.

3. **DUPLICATE STAFF PERSONNEL.**

When, through the operation of this Exhibit, duplicate technical or operational supervisory staff is necessary for reasonable training requirements (e.g. see Sections 2(a)(i)-(iii) of this Exhibit H for provisions which would necessitate such duplicate personnel), Client shall pay FIS, in addition to the other fees payable hereunder, an amount equal to 1.18 times the then-current salary range midpoint for Client's location and for the appropriate job class multiplied by 1.10 for each such duplicate personnel.

4. **EXPENSES**

During the transition to in-house processing, the following expenses will be borne by the indicated party without any FIS markup:

	CLIENT	FIS
Relocation out or outplacement and severance for all FIS employees employed at the Client site at the beginning of Phase One who choose not to work for Client at termination	50%	50%
All actual employment expenses, including both external costs and internal FIS charges, for recruiting and relocating FIS personnel for Client's site at cost	100%	0%

5. **TRAINING AND TRAVEL EXPENSES**

Client agrees to reimburse FIS at cost for all training and related travel expenses for employees hired pursuant to Section 2(a)(ii) of Exhibit H.

6. **FIS STAFF TRAINING NEW EMPLOYEES**

Client agrees that 4.5 months after the beginning of Phase One of this Exhibit H, the entire FIS staff will be devoted solely to training the new employees hired pursuant to Section 2(a)(ii) of Exhibit H and to meeting the requirements of Section 3.13 and that no other development or maintenance will be undertaken other than existing production support..

IN WITNESS WHEREOF, this Exhibit has been executed by the undersigned officers, thereunto duly authorized, as of the first day of January, 2011.

FIDELITY INFORMATION SERVICES		WESTAMERICA BANCORPORATION	
By:	John R. Hrastar	By:	David Payne
Name:	John R. Hrastar	Name:	David Payne
Title:	EVP and GM	Title:	President CEO
Date:	4/5/2011	Date:	3-31-11

EXHIBIT "I"

INTENTIONALLY LEFT BLANK

Client: Westamerica Bancorporation

Effective Date: January 1, 2011

EXHIBIT "J"

TRANSITION TO IN-HOUSE PROCESSING COOPERATION

1. **PURPOSE.**
The purpose of this Exhibit is to provide a method of termination or expiration alternative to Exhibit H.

2. **OFFER OF EMPLOYMENT.**
After notice of termination and prior to the Termination Date, or for twelve (12) months prior to the Expiration Date, FIS agrees that Client may offer employment to FIS' data center employees with the exception of the account manager, programming manager, customer service manager and operations manager.

3. **TRANSITION TO IN-HOUSE PROCESSING.**
FIS will give full cooperation and support to Client to assure an orderly and efficient transition to whatever method of computer processing it may select.

4. **EQUIPMENT.**
If Client wishes to utilize equipment owned or leased by FIS and installed in the data center, FIS will not withdraw any such equipment without first offering to Client, on a right of first refusal basis, the right to purchase, lease or sublease such equipment. With respect to equipment leased by FIS, FIS will allow (if and to the extent permitted by the underlying lease) Client to sublease such equipment from FIS at the exact terms, conditions and costs of the lease then in effect. With respect to equipment owned by FIS, FIS will allow Client to lease such equipment on terms and conditions reflecting the fair market value, for a period of time reasonably determined by Client as the required time to obtain replacement equipment. Such offer will be made by FIS at least ninety (90) days and accepted or rejected at least sixty (60) days prior to the Termination Date. Client may, at its option, negotiate directly with any of the owners of leased equipment, including FIS, to establish its direct contractual relationship for equipment, and Client agrees to act promptly in this regard. In addition, Client may purchase at the Expiration Date or Termination Date, as applicable, all but not less than all of the equipment owned by FIS and used in the Data Center, at a price equal to the sum of its net book value or fair market value, whichever is the greater.

   (a) Additional Support. Client shall have the option, exercisable within ninety (90) days of delivery of a termination notice by either party, to request up to ninety (90) days of additional technical support from FIS subsequent to the Termination Date. Client agrees to pay for such services at FIS' then current standard company hourly rates, plus any travel or temporary living expenses related thereto.

Client: Westamerica Bancorporation

Effective Date: January 1, 2011

EXHIBIT "K"

MIGRATION SERVICES

After the Agreement is executed, FIS will provide resources to migrate Client's mainframe processing from the Client Data Center to the FIS Facility, FIS' Technology Center in Little Rock, Arkansas.

Included at the end of this Exhibit is a high level Westamerica Mainframe Migration Plan Scope Document which served as the basis of the required resource estimates in Exhibit C. The parties agree that they will meet periodically at mutually agreeable intervals to track actual resource expenditures to these estimates and that changes in scope to this Document will be mutually agreed upon.

In addition to FIS resources, Network Services described in Exhibit N will be required for the Migration project. These will be billed separately as outlined in Section 3 of Exhibit C. In addition there will be third party software licenses and contractor hourly resources required to convert the JCL from VSE to z/OS as part of the Migration project. These resources will be managed by FIS.

Client will be responsible for creating and exercising user test scripts as per Westamerica Testing Policy. Client will need to be trained on RACF for mainframe security management and will need to be involved in set up and change management of RACF settings.

The Migration project will also require the bank to engage its 1-Link ATM programmer to convert the 1-Link programs and JCL to the Little Rock Mainframe and the z/OS operating system according to the FIS Library and JCL standards. This is roughly estimated at 1,000 hours.

Upon the completion of the migration project, FIS will provide the Remote Processing Services described in Exhibit E.

The "Migration Date" will be the earlier of the date that FIS commences nightly batch processing of Client's data in a live production environment or April 30, 2012. This April 30, 2012 date may be changed by the mutual written agreement of the parties. The resources provided by FIS to provide the Migration Services are known as the Migration Staff. Resident Staff described in Exhibit C working on the Migration Project are not considered part of the Migration Staff for billing purposes.

If Client's tape library archives, for data and programs prior to Migration Date, need to be moved to the FIS Facility, this will be done at an additional cost using time and materials rates. It is anticipated that these z/VSE archives will stay in the tape library at the Data Center and in the Client's off-site Disaster Recovery repository for a period mutually agreed by the parties.

WESTAMERICA MAINFRAME MIGRATION PLAN ESTIMATES

This migration plan details and estimates the tasks necessary to complete a migration from VSE to z/OS onto a shared mainframe in Little Rock.

This plan would require much of the time of the Fairfield FIS Resident Staff. In addition, two FIS Project Managers, one in Fairfield and one in Little Rock would be required as would other FIS Professional Services and Little Rock Technology Center personnel. In addition external specialist JCL conversion specialist vendor staff would be contracted to assist with conversion.

The total project is estimated at 34,705 hours for 13 months to implement into production and the 3 months for post-production support and clean up efforts. Of these hours 840 are bank user hours, 18,245 are local FIS staff hours and 15,620 hours are external FIS & Vendor hours. External services to convert JCL would cost $50,000 in licensing fees plus about $300,000 for consulting service hours. Training for the entire local staff in z/OS and new third party tools would cost an additional $100,000.

All the hours and the associated costs in this plan are estimates. The last time FIS did such a conversion was 10 years ago and the world has changed significantly since then. The actual costs will be billed at time and materials for all non-Resident FIS Staff and 3rd party resources. Below is a summary of these estimated costs. Details are at the end of this plan in Appendices A and B.

Services	*Cost*
JCL conversion product	$50,000
JCL vendor professional services hours	$300,000
ATM Programming	$80,000
FIS - Project Manager & Analyst	$400,500
FIS - Additional Staff	$702,500
Training Cost	$50,000
Travel Cost	$50,000
	$1,633,000

We estimate that it will take around 18,245 hours of local FIS Resident Staff Project resource time of the 19 contractual resources that book their time. We believe that would leave only enough resources to do critical bank regulatory work during the 13 months, but no large project work.

Pre- and Post Project Work
There are a number of projects related to the conversion that are expected to be completed prior to migration or would be postponed to post-migration. These project hours are not included in the total mentioned above.

- Setting up TCP/IP for Printers and for connection to Treev (to replace Escon cards) would be completed prior to migration.
- Access to Treev for all users would be converted to IS View prior to migration.
- TCP/IP conversion project to convert 3270 connections to campus and branches would take about 6 months. This would include converting Bustech HIS servers to TCP/IP direct connections into the mainframe through OSA adapters.
- Prior to z/OS migration, all Outbound users would be moved from Micro-Srv to Transfer-Srv facilitating the conversion from Outbound to Direct:Connect under z/OS.
- Mainframe Tape Encryption project would be canceled.
- All ATMs would be converted to TCP-IP (pre-migration)
- ALS and RM would be postponed to after the migration.

The following describes the high level deliverables and phases for this migration process, the tasks needing to be done in each phase, and the resources required to accomplish the work.

Pre-Design Phase (Month 1)
Design Final Environment including RACF & 3490 Evaluation (1 month 750 hours)
LRTC and local staff will design the final environment including evaluations of RACF and 3490.

ID JCL to Convert (1 month 115 hours)
During this pre-design phase, an Operation Analyst with the assistance of a programmer would identify which JCL would need to be converted from VSE to z/OS.

JCL Conversion Phase (Month 2 through 10)
JCL would be converted relying heavily on 3rd Party VSE to MVS specialists who have done these conversions dozens of time and have software to do a variety of things. We are in preliminary discussion with Gilbert Saint Flour whose company, GSF, has software that was used the last time FIS did a VSE to MVS conversion, 10 years ago. The JCL would need to be converted to z/OS JCL and also changed to meet Little Rock Tech Center Standards. There would be a licensing charge and then many hours of services from these specialists required. These numbers are the roughest of estimates.

Convert JCL (Incl Dynam/T to ZARA) (9 months 2400 hours)
GSF services would assist with the conversion of the following: (*availability still being determined)

- VSE JCL to z/OS JCL (including backup JCL) and test JCL
- Dynam/T to ZARA
- FAQS to ZEKE*

- Mobius to CA:Deliver*
- Dynam/D to DFSMS*
- Outbound to Direct:Connect*

Detail Design Phase (Month 2 through 3)

Create Detail Project Plan and Spec Documents (3 month 1200 hours)

During the Design Phase LRTC and local staff would analyze and develop more specific design of all elements of the Migration project. The project managers assigned to this project, with the assistance of others would create a detailed project plan and all necessary documents (requirements, specifications, design, etc) during this phase.

Pre-Build Phase (Month 2 through 3)

Build Environment in LR (1.5 months 160 hours)

Little Rock Technical staff would the create the Westamerica environment in their LRTC facilities which would include all the software and tools according to LRTC standards, including RACF profiles for CICS, CICS applids, SYSVIEW thresholds and alerts, Omegamon CICS thresholds, StopX37 rules, TSO configuration, VPS configuration, Cobol Configuration, and the VTAM environment.

Identify Programs to Convert (2 months 300 hours)

During this build phase, Programmers would identify which programs would need to be converted from VSE to z/OS, leaving any unused programs out of the conversion.

Build Phase (Month 2 through 9)

Network Setup/Support (8 months 500 hours

LRTC Network staff will design and install connectivity between Little Rock and Fairfield and continue support through build and testing process.

ECC Setup/Support (1 month 160 hours)

LRTC staff will add Westamerica to their ECC procedures. ECC is the Enterprise Command Center which manages Level 2 Support

CSC Setup/Support (1 month 120 hours)

LRTC staff will add Westamerica to their CSC procedures. CSC is the Customer Service Center which manages Level 1 help desk (a 24x7 call center for technical issues)

CMS Setup and Training (1 month 160 hours)

LRTC staff will add Westamerica to their CMS process and train FIS Resident Staff. CMS is the Customer (or Client) Management System to manage support calls.

Project Management (Month 1 through 16*)

Project Management including Risk Mitigation, Resource Adjustment & Training Coordination (6 months 1,800 hours)

Two project managers would manage the overall project, all deliverables, dependencies, escalations, etc. They would maintain a detail project plan and all necessary documents (requirements, specifications, design, etc) throughout the life of the project. They would mitigate risk and adjust resources. They would also help identify and coordinate training for Ops Analyst, Operations, System Programmers, Programmers, and Network Support.
**NOTE: Project Manager hours for months 7-16 are allocated in the Implementation Phase.*

Project Analyst work which includes Minutes, Action Items, Outstanding Issues & Doc Testing (14 months 2,100 hours)

The project analyst would update the detail project plan, create meeting minutes, update action items and outstanding issues. All testing documentation would be maintained by the Project Analyst.

Little Rock Technical Project Manager (13 months 800 hours)

LR Technical Project Manager would coordinate the LRTC tasks and work with local Project Manager and Project Analyst through the life of Migration.

Programmer Training (Month 1)

Execute Programmer Training (1 month 960 hours)

A number of programmers would be chosen as "Train the Trainer" and trained on necessary tools in the z/OS environment. Then these "trainers" would train the rest of the programmers. Onsite training for all programmers OAs and Operations Supervisors would be recommended for JCL.

z/OS and Tool Setup and Conversion Phase (Month 2 through 9)

Migrate 1/Link ATM and Card programs to z/OS (7 months 1,120 hours)

ATM programs would need to be compiled under z/OS by Lee Meyer. 1/Link would run in the same LPAR as the rest of WAB programs. Decision whether to install ATM on its own CICS region needs to be determined. Lee would identify and convert his own JCL to Little Rock standards where applicable. ATM JCL would be added to the scheduler and source programs added to Endeavor or Panvalet. FIS would be responsible for managing all operating systems issues and utility software setup and maintenance.

Source Management Conversion (2 months 600 hours)

LRTC staff would prepare PanValet and Endeavor and other Libraries and assist in migration of recompiled programs and programmer tools set up.

Tools Support (1 month 160 hours)

LRTC staff would implement and configure tools necessary to run the environment locally and in Fairfield.

Implement RACF (3 months 300 hours)
Implementation of a logical security system that would protect access to files and programs is required. RACF is the FIS standard. FIS recommends starting with minimal protection and increase as needed.

Convert FAQS to ZEKE (4 months 600 hours)
Westamerica's FAQS scheduling JCL would be converted to ZEKE by LRTC and OA resources.

Tape Management Conversion (3 months 400 hours)
LRTC staff would convert tape management system to their local system.

Tape Archive Conversion (2 months 300 hours)
LRTC staff would convert archive management system to their local system.

Convert Transmission from Outbound to Direct:Connect (3 months 600 hours)
Westamerica's Outbound JCL would be converted to Direct:Connect by LRTC and local OA resources.

Convert Paper Report Distribution System to CA Deliver & set up Treev Report Distribution method (2 months 700 hours)
Westamerica's Report Distribution, Mobius, for Paper and bundling would be converted to CA-Deliver by LRTC and local OA resources. We will continue to use Treev but would have a different method to get reports there.

Develop, Document and Implement Balancing Process (2 months 300 hours)
New Balancing procedures and processes would need to be set up using CA balancing. Documentation and training all staff involved in balancing will have to be done.

Programming Compile, Conversion and Test Phase (Month 2 through 10)
Finish Converting CL JCL (3 months 600 hours)
Two programmers would work with GSF to complete JCL changes for CL. CL was chosen for its size and complexity to test most areas.

Compile GN/CL (1.5 months 150 hours)
Programmer would compile GN and CL under z/OS in preparation for testing.

Test GN/CL (3 months 175 hours)
Programmer would run batch cycles for GN and CL to test JCL and compile changes until they work appropriately. Any changes made to these would be used to update all other JCL applications.

Finish Converting All Other JCL (3 months 900 hours)
While CL is being tested, the processes used to convert the CL JCL would be applied to all other JCL for all applications and the JCL would be prepared for acceptance testing.

Compile All Other Applications (3 months 600 hours)
In conjunction with the JCL changes, all other applications would be compiled by programmers.

Create Test Plan (1 month 150 hours)
Bank users would create test plans with the assistance of a programmer.

Test All Other Applications (4 months 3,750 hours)
Once all CL testing and JCL conversions and application compiles are completed, all applications would be run through batch to test accuracy. Validation of testing would require 2 Bank Users during this 4 month period (see next deliverable).

User Acceptance Testing All Applications (4 months 750 hours)
Bank users would test all applications through parallel comparison to production.

Document & Implement New Change Control Process (3 months 120 hours)
Change control procedures would need to be revised to meet LRTC standards.

Create Local Operational Document & Change Control Process (3 months 350 hours)
Local operational and change control procedures would need to be revised to meet LRTC standards.

Execute Training for Others (3 months 200 hours)
The trained OA would train all other necessary staff members.

Sign Off (5 days 5 hours)
Bank users would sign off after successfully testing all applications

Implementation Phase (Month 10 through 16)
Create Test Catalog files "T", Library, JCL & Proc's (4 months 1,800 hours)
Once sign off has occurred, an onsite programmer and OA plus LRTC resource would create the Test Catalogs by duplicating production catalogs on a separate LPAR and changing "P" to "T". Also, test libraries, JCL and Proc's would be created and tested.

Mock Test (2 months 3,000 hours)
LRTC resources, two project managers, four programmers, an OA and a System Programmer would plan and execute the Mock Test. This would include selecting a specific date and running through an entire cycle paralleling production over a weekend.

DR Test (1 month 1,200 hours)

LRTC resources, two project managers, two programmers, an OAs and a System Programmers would plan and execute a duplication of the Mock Test to be performed as a DR test with Sunguard.

Stage Go Live (1 month 800 hours)

Install and back out scripts would be created by LRTC and Local resources. Project Managers would manage all documentation and execution of installation.

Go Live (1 month 400 hours)

Installation weekend would include all staff members prepared to troubleshoot any issues. Validation would occur during the weekend by the users prior to Monday production.

Cancel Licensing & Execute "Clean Up" Effort (3 months 1,350 hours)

After conversion completed, clean up of VSE licenses would need to be cancelled. All VSE files and programs possibly needed for later troubleshooting would be identified and protected. VSE LPAR would continue to live on the original Mainframe until it is decided to remove it. Project Managers would complete all documentation for project book.

Post Production Support (3 month 1,800 hours)

Four programmers would be working on any post-production issues until system runs smoothly.

Appendix A

The following table identifies which resources are doing the above deliverables in the high level project plan. These can be tied back to the rates in Appendix B.

Task	Hours	Resource
	34,705 hrs	
Pre-Design Phase	**865 hrs**	
Design Final Environment incl RACF & 3490 Eval	750 hrs	LR1,SP1,PM1-PS,PM2,LR2
ID JCL to Convert	115 hrs	OA1
JCL Conversion Phase	**2,400 hrs**	
Convert JCL (Incl Dynam/T to ZARA)	2,400 hrs	V1,V2
Detailed Design Phase	**1,200 hrs**	
Create Detail Project Plan and Spec Documents	1,200 hrs	OA1,PM1-PS,PM2,SP1
Pre-Build Phase	**460 hrs**	
Build Environment in LR	160 hrs	LR1
Identify Programs to Convert	300 hrs	PR1,PR2
Build Phase	**940 hrs**	
Network Setup / Support	500 hrs	NE,LR5,LR7
ECC Set Up/Support	160 hrs	LR3
CSC Setup Up	120 hrs	LR3
CMS Setup & Training	160 hrs	LR3
Project Management	**4,700 hrs**	
Project Management, incl Risk Mitigation, Resource Adjustment & Training Coordination	1,800 hrs	PM1-PS,PM2
Project Analysis, incl Minutes, Action Items, Outstanding Issues & Doc Testing	2,100 hrs	PA-PS
Little Rock Technical Project Manager	800 hrs	LR-PM
Programmer Training	**960 hrs**	
Execute Programmer Training	960 hrs	PR1,PR2,PR3,PR4,PR5,PR6,PR7,PR8
z/OS and Tool Setup & Conversion Phase	**5,080 hrs**	
Migrate I/Link to z/OS	1,120 hrs	ATM
Source Management Conversion	600 hrs	LR2,LR6
Tools Support	160 hrs	LR4
Implement RACF	300 hrs	LR7
Convert FAQS to ZEKE	600 hrs	LR4,LR5,OA4
Tape Management Conversion	400 hrs	LR1
Tape Archive Conversion	300 hrs	LR1
Convert Transmission from Outbound to Direct:Connect	600 hrs	LR4,OA1
Convert Report Distribution Paper & Treev	700 hrs	LR6,LR3,OA1
Document and Implement Balancing Process	300 hrs	LR4
Programming Compile, Conversion & Test Phase	**7,750 hrs**	
Finish Converting CL JCL	600 hrs	PR3,OA4
Compile GN/CL	150 hrs	PR4
Test GN/CL	175 hrs	PR4
Finish Converting All Other JCL	900 hrs	PR1,PR2,OA3
Compile All Other Applications	600 hrs	PR5,PR6
Create Test Plan	150 hrs	BU1,BU2,PR5
Test All Other Applications	3,750 hrs	PR3,PR4,PR5,PR6,PR7,PR8,PR2
User Acceptance Testing All Applications	750 hrs	BU1,BU2
Document & Implement New Change Control Process	120 hrs	LR5
Create Local Operational Documentation & Change Control Process	350 hrs	OA2
Execute Training for Others	200 hrs	OA1
Sign Off	5 hrs	PR1
Implementation Phase	**10,350 hrs**	
Create Test Catalog Files "T", Library, JCL & Proc's	1,800 hrs	PR6,LR3,OA2
Mock Test	3,000 hrs	PR1,PR2,PM1-PS, PM2, OA1, SP1, PR3, PR4, LR1, LR2
DR Test	1,200 hrs	PR1,PR2,PM1-PS, PM2, OA1, SP1, LR1, LR2
Stage Go Live	800 hrs	PR1,PR2,PM1-PS,PM2,OA1,SP1, LR1, LR2
Go Live	400 hrs	PR1,PR2,PM1-PS,PM2,OA1, SP1, LR1, LR2
Cancel Licensing & Execute "Clean Up" Effort	1,350 hrs	PM1-PS,PM2,OA1
Post Production Support	1,800 hrs	PR3,PR4,PR1,PR2

Appendix B

The following table indicates which resource in Appendix A is being billed at which rates and how the costs were rounded in the estimates for this plan.

Group	Cost	Hours	Cost/Hour
Group: Bank	***$0***	***840***	NA
Bank User 1	$0	420	NA
Bank User 2	$0	420	NA
			NA
Group: OnSite	***$0***	***18,245***	
Network Engineer	$0	300	NA
OA1	$0	2,445	NA
OA2	$0	950	NA
SysProg1	$0	1,050	NA
ProjMgr2	$0	2,400	NA
Programmer1	$0	1,625	NA
Programmer2	$0	1,780	NA
Programmer3	$0	1,815	NA
Programmer4	$0	1,770	NA
Programmer5	$0	1,125	NA
Programmer6	$0	1,595	NA
Programmer7	$0	695	NA
Programmer8	$0	695	NA
Group: External-FIS	***$645,217***	***6,880***	
LRTC-PM	$83,478	800	$104
LRTC1	$148,750	1,610	$92
LRTC2	$97,011	1,050	$92
LRTC3	$114,565	1,240	$92
LRTC4	$75,761	820	$92
LRTC5	$42,500	460	$92
LRTC6	$46,196	500	$92
LRTC7	$36,957	400	$92
Group: FIS-PS	***$457,627***	***5,220***	
ProjAnalyst-PS	$150,062	2,100	$71
ProjMgr1-PS	$250,435	2,400	$104
OA3-PS	$23,804	300	$79
OA4-PS	$33,326	420	$79
Group: External-3rdParty	***$380,000***	***3,520***	
Vendor1	$150,000	1,200	$125
Vendor2	$150,000	1,200	$125
ATM Programmer	$80,000	1120	$71
Totals	***$1,482,845***	***34,705***	
Services	***Cost***	***Rounded***	***FIS Only***
FIS-LRTC	$645,217	$645,500	$645,500
FIS - MVS Conversion Project Manager & Analyst	$400,497	$400,500	$400,500
FIS - Additional MVS Conversion Staff	$57,130	$57,000	$57,000
Training Cost	$50,000	$50,000	$50,000
Traveling Cost	$50,000	$50,000	$50,000
JCL conversion product	$50,000	$50,000	
JCL conversion hours	$300,000	$300,000	
ATM Programming	$80,000	$80,000	
Totals	$1,632,845	***$1,633,000***	***$1,203,000***

Client: Westamerica Bancorporation

Effective Date: January 1, 2011

EXHIBIT "L"

BUSINESS CONTINUITY SERVICES (DISASTER RECOVERY)

Within ninety (90) days from the date of execution of this Agreement, FIS and Client will develop a mutually agreeable business continuity services plan which, upon completion and execution by both parties, shall become a part of this Exhibit L.

In order to effectively maintain and manage the data processing requirements during a declared Disaster, Client and FIS agree to the following business continuity provisions:

1. **DEFINITIONS.** For purposes of this Exhibit L, the terms listed herein below shall have the indicated meanings:
   - 1.1. **"Disaster."** Any unplanned event or condition that causes, will cause or would reasonably be expected to cause the processing capabilities of the FIS Facility where remote processing is being performed to be unavailable to Client for a period of forty-eight (48) hours or more where such unplanned event or condition has been declared a disaster at FIS' sole discretion.
   - 1.2. **"Recovery Facility."** The FIS Technology Center where the Recovery Resources are then installed. This will be a different Facility than the FIS Facility where Remote Processing is performed.
   - 1.3. **"Recovery."** Restoration of production processing services to the last available, successful off-site back-up within the specified recovery hours (RTO) of the disaster declaration as referenced in Section 3 of this Exhibit.
   - 1.4. **"Recovery Exercise."** Use of the Recovery Resources by FIS to validate its recovery procedures and identify gaps in the operation of its critical applications and functions.
   - 1.5. **"Recovery Network."** The telecommunications lines between the local telephone company offices and the Recovery Facility and the network equipment installed at the Recovery Facility to be used for Disaster recovery testing and for data communications between Client Site and the Recovery Facility in the event of a Disaster declaration by FIS, as defined in the Recovery Plan.
   - 1.6. **"Recovery Point Objective (RPO).".** From the time of Disaster, the amount of transactional data that must be recreated by Client, as determined by the timeframes set forth in Section 3 below.
   - 1.7. **"Recovery Resources."** The equipment, facilities and other resources and personnel utilized by FIS to provide the recovery services. Such equipment, facilities and other resources may not be identical to the equipment utilized at the Technology Center to provide normal daily processing (non-disaster).

1.8. **"Recovery Services."** Services provided by FIS to allow Subscribing Clients to effectively maintain and manage data processing requirements during a declared Disaster. Notwithstanding anything to the contrary in the Agreement, FIS may provide the Recovery Services on its own and/or through subcontractors.

1.9. **"Recovery Time Objective (RTO).".** After declaration of a Disaster, the time required to recover infrastructure and applications to the last complete copy. RTO is limited to recovery of hardware, operating system (OS), host network infrastructure, swing of network and recovery of applications with last available copy.

1.10. **"Subscribing Client."** Any person, firm or corporation that has contracted with FIS to provide Recovery Services or other similar services.

2. **RECOVERY RESOURCE PROCEDURES.**

2.1. **Disaster Alerts and Notifications**. When an event occurs, or is anticipated to occur, that could cause FIS to declare a Disaster, the FIS' Account Manager shall promptly notify Emergency Management Team.

2.2. **Disaster Declarations**. Upon the declaration of a Disaster by FIS, FIS will immediately initiate preparations to accommodate production processing at the Recovery Facility.

3. **RECOVERY TIMELINES.** FIS will recover the FIS Software listed in Exhibit M according to the timelines below:

Software and Network	Recovery Timeline
Applications / Network	Within forty-eight (48) hours of FIS' declaration of a Disaster, with an RPO of 24 hours

In the event that the Office of Thrift Supervision (OTS) or other federal regulatory agencies notify Client regarding any Disaster Recovery issues, FIS will use its reasonable efforts to assist Client with resolving any concerns or complying with any requirements of the OTS or other federal regulatory agency.

4. **RECOVERY PLAN.** FIS agrees to maintain a written plan (the "Recovery Plan") for dealing with Recovery Services on behalf of Subscribing Clients. A current copy of the Recovery Plan shall be maintained at the Technology Center and at FIS' offsite backup location. Client will be provided an overview and a detailed copy of the Recovery Plan upon request.

5. **RECOVERY EXERCISES.** FIS will test its disaster recovery capabilities as part of an annual Technology Center Recovery Exercise (held in the Recovery Facility or its equivalent) once per calendar year, beginning with the first full calendar year of the Term.

Client will be invited to participate in the Disaster Recovery Exercise to the extent required by FIS to verify the effectiveness of FIS' disaster recovery plans. FIS will provide a summary report of the exercise and its results to Client on an annual basis. FIS will schedule the annual Recovery Exercise and will notify Client a reasonable time in advance and in writing of the scheduled date.

6. **RESPONSIBILITIES OF THE PARTIES.** In connection with FIS' provision of the Recovery Services pursuant to this Exhibit, and in addition to other responsibilities and obligations hereunder, the parties have certain responsibilities under this Exhibit as follows:

6.1. **Audit Controls.** Client shall cooperate with FIS to establish audit controls, backup files, backup programs, security procedures and check points in connection with FIS' use of the Recovery Services.

6.2. **Client Recovery Administrator.** Client will assign a recovery administrator to work with FIS on Disaster recovery issues.

6.3. **Contact List.** Client shall provide FIS with the names and primary and secondary telephone numbers of at least three (3) individuals to contact in the event of a Disaster declaration by FIS.

6.4. **Delivery.** Client shall be solely responsible for entry of input data by means of telecommunication or other electronic forms (as provided in this Exhibit) or, where applicable, by delivery of documents or tape by mail through contract courier or otherwise to the Recovery Facility. Paper, fiche, or tape input shall be delivered to a FIS-designated location at the Recovery Facility. FIS shall treat such data and documentation with the same degree of care it treats its own similar documents and data.

6.5. **Point of Contact.** FIS will provide a single point of contact for Disaster recovery related communications and activities.

6.6. **Processing Frequency.** Client acknowledges and agrees the on-line and batch processing schedules and frequencies could be modified as a result of processing at the Recovery Facility. The applications processed will be consistent with the priorities set forth in the Recovery Plan.

6.7. **Time of Performance.** FIS will use commercially reasonable efforts to provide the data processing services set forth in the Agreement. Client acknowledges, however, that the circumstances of a Disaster are likely to adversely impact the timeliness of data processing functions, and hereby waives any reasonable delay in processing due solely as a result of the Disaster.

6.8. **Other Processing.** Client is responsible for its own connectivity to client contracted processing outside of the Technology Center.

6.9. **Client Employees.** Client shall be responsible for any costs or expenses incurred by its own employees and agents related to this Exhibit L.

7. **SERVICES.** The Recovery Services to be provided by FIS to Client, except as otherwise identified in this Exhibit, shall consist of the following:

7.1. **Additional Services.** FIS shall provide the professional Business Recovery Planning Services and deliverables as agreed by the parties.

(a) Recovery Exercises. Planning meetings regarding the annual Recovery Exercise will be held on a regular basis prior to the scheduled Recovery Exercise. Client personnel may be invited to participate in such meetings as appropriate.

The annual Recovery Exercises will be monitored and facilitated by FIS. In the event that Client accepts FIS' invitation to actively participate in the annual Recovery Exercise, Client may view their exercise recovery files during the network swing portion of the exercise.

7.2. **Network Services**. FIS will provide the network capability and equipment described in Exhibit N, Network Services, at the Recovery Facility. Client will provide similar equipment at the Recovery Facility and connect to the FIS network at a demarcation point. Client will be responsible for routing traffic to the Recovery Facility in the event of an exercise or actual disaster event.

8. FEES.

Monthly Base Fee. The Recovery Services are included in the Monthly Base Fees, as defined in Exhibit C.

9. NO LIABILITY FOR USE OF RECOVERY RESOURCES.

CLIENT ACKNOWLEDGES THAT FIS IS NOT LIABLE FOR ANY LOSS, CLAIM, DAMAGE OR EXPENSE DIRECTLY OR INDIRECTLY RESULTING FROM THE USE OF THE RECOVERY FACILITY AND RELATED SERVICES.

10. DISCLAIMER OF WARRANTIES.

ALL REPRESENTATIONS AND WARRANTIES OF FIS ARE EXPRESSLY SET FORTH HEREIN. ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE DISASTER RECOVERY FACILITY AND RELATED SERVICES OR THEIR USE, ARE HEREBY EXCLUDED AND DISCLAIMED.

Client: Westamerica Bancorporation

Effective Date: January 1, 2011

EXHIBIT "M"

SOFTWARE TO BE RUN WITH REMOTE PROCESSING

1. **FIS SOFTWARE SYSTEMS.**
The following FIS Software Systems used to process Client Data will be run by FIS as part of the Remote Processing Services. This list may be amended by the mutual written agreement of the parties from time to time with current FIS Software Systems providing similar functionality to provide the Remote Processing Services. If Client wishes to add to this list FIS will provide a pricing proposal for the Remote Processing Operations Personnel and other resources that may be required to add and support such an application.

   Customer Service Management System
   IMPACS
   NSF Subsystem
   Installment Credit System (No longer supported by FIS)
   Savings/Time System
   Commercial Loan System
   Real Estate System
   Dealer Subsystem (No longer supported by FIS)
   Customer Information File System (No longer supported by FIS)
   Systematics Information Management System (No longer supported by FIS)
   Financial Management System
   Accounts Payable System
   Item Reconciliation System
   OnLine Collections System
   GN System Module
   Advanced Loan System
   Customer Statement System
   Relationship Management System
   Tax System
   Splitter (FIS written interface program)
   Internal Transfers
   PPS/IU (Internal FIS software to install programs)
   Tin Certification Tracking System
   TS Transaction System
   Data Analysis

2. CLIENT PROVIDED THIRD PARTY SOFTWARE

The following applications will be run for Client as a part of the Remote Processing Services. If Client wishes to add to this list FIS will provide a pricing proposal for the Remote Processing Operations Personnel and other resources that may be required to add and support such an application.

Carrekar Fraud Analysis
Atchley (Wolters Kluwr) CTR
Atchley (Wolters Kluwr) Know your customer
Carrekar Reserve Link
CA Easytrieve
CA Audit

Client: Westamerica Bancorporation

Effective Date: January 1, 2011

EXHIBIT "N"

NETWORK PLAN

The Parties' responsibilities with regard to the network used to provide and receive the Services are set forth in this Exhibit N. Any capitalized terms used but not defined in Exhibit N shall have the meaning set forth in the Agreement.

1. FIS NETWORK AND CONNECTIVITY.

1.1. **FIS Network.** The "FIS Network" shall consist of the following and will be available as provided in Section 2 below:

FIS will provision two 10 Mbps Ethernet access circuits at the Data Center from different network service providers to provide network connectivity from the FIS Facility into the FIS terminating equipment resident at the Client Site, including routers provided by FIS that are resident at the Data Center, related communication links from the FIS Facility to the Data Center and from FIS' disaster recovery site(s) to the Data Center, and associated management services related to that connectivity ("Network Services"). FIS will also provision one DS3 MPLS access circuit with 6Mbps port rate between the FIS Technology Center and Client's client server disaster recovery site. FIS will be responsible for providing the necessary equipment (and associated maintenance on equipment), wiring and space at the FIS Facility, and purchase of network bandwidth for such connectivity. Further, FIS will manage the Network connections by providing (i) helpdesk services, and (ii) 24x7 monitoring of the Network operations. The Network Services will be installed pursuant to a mutually agreed to Network plan and timeline.

Client shall be responsible for extended demarcation of circuits at the Client location(s). FIS will use reasonable efforts to cooperate with Client or Client's network provider to assist in research and/or resolution of any network problems that are perceived to be on the Client's side of the **Demarcation Line** of the network (i.e. on the Client's side of the terminating routers provided by FIS at the Client locations). Similarly, Client will ensure that Client and or Client's network provider will provide similar cooperative efforts to FIS in research and resolution of any network problems.

1.2. **Connectivity.** FIS shall provide the following connectivity for the FIS Network and such connectivity will be available as provided in Section 2 below:

- Required connectivity within the FIS Facilities to support the FIS Network.

1.3. **Third Party Connectivity**. The FIS Network does not include any connectivity for third party connections to vendors or other service providers required specifically by Client, or any temporary VPN connections. Where third party connections will require changes to the FIS Network, FIS will define Client's third party network and equipment-related needs, design an appropriate solution, and to the extent such requirements are New Services, make a proposal to Client to reflect the additional charges, if any, for such new locations or changed locations. Upon mutual agreement, FIS will implement such additional connection.

2. IMPLEMENTATION.

The FIS Network configuration set forth in Section 1 is an initial design for the end configuration based upon the Baseline volumes. This configuration will be adjusted with mutually agreeable plans as necessary from time to time with FIS providing pricing for any changes.

3. FIS NETWORK.

FIS will be responsible for monitoring and management of the FIS Network. Any network support, equipment, circuits or connectivity beyond FIS' side of the Demarcation Line is outside the scope of the Services under the Agreement.

4. EQUIPMENT AND COMMUNICATION COSTS.

4.1. Client is responsible for all network and equipment costs on Client's side of the Demarcation Line. Additionally, if third party connections into the FIS Facilities are specifically required by Client and FIS does not already have connections with such third parties, FIS will provide such connections as a New Service. FIS shall be entitled to include in its proposed charges for New Services any direct additional costs for testing, transmission, usage and implementation. FIS agrees to use its reasonable efforts to mitigate costs, including the use of existing connections with third parties as much as practicable.

4.2. FIS will assist with and advise Client during the Term on the compatibility of Client's network and equipment selection and configuration on Client's side of the Demarcation Line with (a) the FIS Network, (b) the FIS Software, (c) FIS provided Third Party Software, and (d) the Equipment and FIS System. Client is responsible for the compatibility of the installation dates for Client's network on Client's side of the Demarcation Line and equipment with the installation schedule mutually agreed to by the Parties. In the event that additional or alternative equipment, including but not limited to, communication devices, terminals, printers, or file transfer systems, is required by Client on Client's side of the Demarcation Line (i) to submit Input Data,

(ii) to download the Output Data, (iii) to access the FIS Software, Third Party Software or Client Software, or (iv) for FIS to provide the Services to Client, FIS shall provide commercially reasonable assistance to Client related thereto. Unless otherwise agreed by the Parties, Client shall be responsible to pay for the provision and maintenance of such additional or alternative equipment.

4.3. In connection with the use of the Services, Client shall be responsible for the installation and maintenance of the equipment on the Client side of the Demarcation Line and ensuring that such equipment and network interface points are compatible with the FIS Network connectivity (i.e., initially 100/1000 Ethernet connectivity). FIS shall provide notice to Client of changes to the FIS Network as soon as possible, but in no less than a reasonable period of time prior to Client needing to order new equipment in order to maintain compatibility with the FIS Network. Client agrees to acquire and utilize Sterling's Connect Direct software.

4.4. In the event that Client relocates the Data Center, Client shall be responsible for all costs of de-installing at the prior Data Center and for reinstallation of such transmission service at new Data Center. Should Client desire to change the data transmission service, Client shall give FIS not less than one hundred eighty (180) days prior written notice. Client shall be responsible for any de-conversion costs of such transmission service at the time of change of such service, and for connection, installation or similar costs and expenses incurred for establishing connectivity to the new transmission service, as specified herein above.

5. CHANGES TO THE FIS NETWORK.

5.1. By providing a minimum of one hundred eighty (180) days written notice to FIS, Client may request a replacement location, or additional locations, for the Client Site and FIS will promptly respond to Client's request. FIS efforts to replace or add locations shall be provided as Professional Services and Client will reimburse FIS for any one-time and on-going costs and fees related to such replacement or addition. FIS shall charge Client as Pass-Through Expenses for any increases in actual network connectivity costs or New Services.

5.2. FIS shall periodically meet with Client to discuss network related matters, including utilization history, to determine if increases in the network capacity are necessary.

Client: Westamerica Bancorporation
Effective Date: January 1, 2011

EXHIBIT "O"

PAYMENT SOLUTIONS GROUP SERVICES

The Services described in this Exhibit O are pursuant to the Agreement and shall be governed by the terms of the Agreement except as otherwise provided in this Exhibit O. Exhibit "O" includes services related to Item Processing, Statement (FOS), EDelivery, Commercial Capture Xpress and TRIPS Incoming Return pursuant to the terms and conditions below.

1. INTRODUCTION

1.1. FIS shall provide Client with Item Processing, Statement (FOS), EDelivery, Commercial Capture Xpress and TRIPS Incoming Return services as more fully set forth in this Exhibit O, which is hereby incorporated into the Data Processing Agreement most recently signed by Client ("Agreement"). The General Terms and Conditions set forth in the Agreement ("Terms") apply to the Services provided pursuant to this Exhibit. All capitalized words that are not specifically defined herein have the meaning set forth in the Agreement.

1.2. Section 3.8 (Terminals/Communications Costs), Sections 3.12 (System Software Licenses), 3.13 (Software Status), 3.14 (Education), 3.15 (Transfers Out), 5 (Software), and 7 (Staffing) of the Agreement shall not apply to this Exhibit O.

1.3. IN NO EVENT SHALL ANY LIABILITY OF EITHER PARTY UNDER THIS EXHIBIT GIVE RISE TO ANY ADDITIONAL LIABILITY OR ADDITIONAL MEANS OF RECOVERY AGAINST SUCH PARTY WITH RESPECT TO THE OTHER SERVICES PROVIDED UNDER THE TERMS OF THE AGREEMENT OR ANY OTHER AMENDMENTS OR EXHIBITS THEREUNDER. NOR SHALL ANY LIABILITY OF EITHER PARTY WITH RESPECT TO THE OTHER SERVICES PROVIDED UNDER THE TERMS OF THE AGREEMENT OR ANY OTHER AMENDMENT OR EXHIBIT THERETO GIVE RISE TO ANY ADDITIONAL LIABILITY OR ADDITIONAL MEANS OF RECOVERY AGAINST SUCH PARTY UNDER THIS EXHIBIT "O".

1.4. Termination or expiration of this Exhibit, whether for breach or otherwise, shall not give rise to any right to terminate the Agreement or any other Amendments issued thereunder; nor shall termination or expiration of the other services provided under the Agreement or any other Amendments issued thereunder whether for breach or otherwise, give rise to any right to terminate the Services provided under this Exhibit except as expressly permitted in this Exhibit.

1.5. The fees set forth in Attachment 1 to Exhibit "O" are in addition to other fees payable by Client pursuant to the Agreement.

2. ITEM PROCESSING SERVICES

2.1. This Section sets forth a list of Image Item Processing Services available to Client. Such Services are to be performed by the FIS Payment Services Group. As of the Effective Date of this Agreement, the parties have agreed that FIS will provide the Image Item Processing Services checked below ("Services") at the rates set forth in the attached Schedule of Fees for Contracted Services ("Attachment 1").

(a) **Item Processing Services**

- ☒ Additional Cash Letter Endpoints
- ☒ Balancing Adjustment
- ☒ Incoming Image Item Presentment from Clearing Relationship
- ☒ Inclearing Image Capture
- ☒ Image Presentment – X9.37 Format
- ☒ Image Repass Items
- ☒ Online Image Archive - 7 Year(s)
- ☒ Inclearing Image Correction & Balancing
- ☒ CAR/LAR Reject Reentry
- ☒ Incoming Image Item Presentment from Third Party Remote Capture
- ☒ MICR Line Correction
- ☒ Over the Counter Correction and Balancing
- ☒ Over the Counter Image Capture

(b) **Back Office Services**

- ☒ Exception Item Pull - All Items Passed
- ☒ Fed Adjustments
- ☒ Outgoing Returns - Qualified
- ☒ Fine Sort and Cycle Sort (per item passed)

(c) **Research, Copies & Media Production**

- ☒ Fax Image Copy
- ☒ Item Retrieval - pulling original item out of storage
- ☒ CD Production (Mobile Media)
- ☒ Research and Subpoenas - one hour minimum

(d) **Print and Render**

- ☒ Statement Printing - Per Impressions
- ☒ Image/Truncated Render
- ☒ Bulk Statement Charge - Statements over 9 pages
- ☒ Statement Inserts
- ☒ Notices - IMAGE (print and mail)

2.2. FIS shall provide the Services in accordance with the then-current version of FIS' Image Item Processing Operations Guidelines which is available to Client from time to time upon request and is hereby fully incorporated herein by reference ("Guide"). In addition to any other defined terms contained in the Agreement and this Exhibit, the Guide contains definitions of capitalized terms used, but not defined, herein.

2.3. From time to time during the Term of this Exhibit, Client may request that FIS provide additional Image Item Processing Services or other services which FIS will provide upon mutual written agreement ("Additional Services").

(a) In the event FIS and Client mutually agree to have FIS provide such Additional Services, Client agrees to pay FIS for such services at FIS' then-current, undiscounted rates in accordance with the Agreement.

(b) Such additional Item Processing Services shall be provided by FIS in accordance with this Agreement, the then-current version of the Guide and any other terms and conditions specific to such Additional Services and required by FIS.

3. FEES

3.1. Client agrees to pay to FIS fees for all Services included in Exhibit "O" as set forth in Attachment 1 to Exhibit O beginning on the Effective Date in accordance with the payment terms set forth herein. FIS reserves the right to adjust at any time, pass-through costs, fees and charges, outside its control, associated with providing the services described in this Exhibit.

3.2. Minimum Monthly Fee. The minimum monthly fee will be adjusted annually based on eighty percent (80%) of the average recurring fees in the three (3) months prior to January of each year. Starting with the Effective Date of this Agreement of January 1, 2011, the minimum fees for all services under Attachment 1 to Exhibit O (**excluding** CCX services – See Section 9.6 of this Exhibit "O") will be $133,496.48. If printing services currently provided in Sacramento are moved to a third party provider under the option in section 17 of this Exhibit O, the minimum fee for the remainder of the services under Attachment 1 (excluding CCX services) will be $113,626.87.

3.3. Monthly Recurring Fees. Monthly recurring fees will be adjusted annually, in accordance with Section 7 of Exhibit C to the Agreement.

4. CLIENT RESPONSIBILITIES. Client shall:

4.1. Deliver to FIS all Items, in a condition and form consistent with the generally accepted requirements of a high-speed item processing operation. Client assumes full responsibility for the accuracy, completeness, and authenticity of all Items furnished to FIS. FIS shall have no obligation or responsibility to audit, check, or verify the Items.

(a) Without limiting the generality of the foregoing, Client will have sole responsibility for (i) verifying dates, signatures, amounts, authorizations, endorsements, payment notices, collection times, fees and charges imposed by Client on its Customers and other similar matters on all Items delivered to FIS; (ii) placing stop payments and holds on its customers' accounts; and (iii) determining the correctness of all magnetic ink inscribed or appearing on Items, regardless of by whom or when inscribed.

(b) If any Items submitted to FIS are incorrect, or in a condition inconsistent with the generally accepted requirements of a high speed item processing operation, FIS will notify Client to take corrective action. If the problem

persists, FIS may either (i) require Client to resubmit completed and corrected Items, or (ii) correct and complete the Items itself and Client will pay FIS the charges for any additional services provided by FIS to correct or complete such Items or otherwise prepare such Items for processing, as mutually agreed by the parties;

4.2. Provide Inclearing, Unencoded and Pre-encoded Items to FIS each Business Day in accordance with Section 5 (hereinafter referred to as "Agreed Processing Times";

4.3. Provide to FIS by mutually agreeable means, current Account, General Ledger and CIF information reasonably required by FIS for account validation, balancing adjustments, closing entries, and account lookup;

4.4. Ensure that all Items and other documents or media which FIS may be required to process under this Exhibit are in a format acceptable to FIS and contain, in machine readable form, the data and information required by FIS;

4.5. When requested, Client will make best efforts to balance, in a manner prescribed by FIS, non-business account statement cycles for monthly periodic statements so that approximately the same number of statements are to be prepared on each of the statement cycles (not more than twenty (20) Business Days during the month). The monthly statement print files will be transmitted, in a format acceptable to FIS, including intelligent insertion marks or bar coding indicating the number of Items to be enclosed with each statement. Client will supply statement paper and envelopes required for printing and mailing;

4.6. Communicate any changes or modifications to the statement cycle, permanent or temporary, to FIS to go into affect on a mutually agreed upon date;

4.7. Communicate any changes to end point sort patterns, permanent or temporary, to FIS to go into affect on a mutually agreed upon date;

4.8. Cooperate with FIS in the performance of Item Processing Services and provide to FIS such data and information, management decisions, regulatory interpretations and policy guidelines as FIS reasonably requires;

4.9. Provide FIS with a current contact list and escalation procedures to ensure that production problems and other issues requiring Client attention are addressed on a timely basis by the appropriate individual(s);

4.10. Transport all Items, records, and other data between Client offices and the Service Center and pay any related costs.

4.11. Appoint FIS as its agent for purposes of receiving Items from and returning Items to clearing organizations. Client will notify all appropriate third parties of such

appointment and pay or reimburse FIS for any charges payable to such clearing organizations for, or required as a condition to, so receiving or returning Items;

4.12. Forward directly to FIS any On-Us Items or other Items that are posted by or on behalf of Client that have been submitted to posting through remote capture;

4.13. Obtain approval by FIS of networking and communication devices provided by Client to ensure compatibility with the FIS System; and

4.14. Install, set up, train and first tier customer service and support the WebResearch/NetImage System at the location of each of its End Users (client site) following FIS guidelines.

5. PROCESSING TIMES.

5.1. Processing Times may be adjusted upon mutual agreement between FIS and Client. Times shown are in the Pacific Coast time zone and are displayed in military time.

5.2. Client Delivery Requirements

Over-the-Counter Items	Business Day – Monday through Thursday 25% by 1800 55% by 1930 95% by 2030 100% by 2200
Over-the-Counter Items	Business Day – Friday 25% by 1800 80% by 2030 95% by 2200 100% by 2300
Inclearing Items	Business Day – Monday through Friday By 1200 from Federal Reserve
Controlled Disbursement Items	Business Day – Monday through Friday By 0900 Receive all Inclearing files from Federal Reserve for Client's Controlled Disbursement customers
Incoming Return Items	Business Day – Monday through Friday By 0730 Receive Incoming Returns from the Federal Reserve.
NSF/OD Notices	Business Day – Monday through Friday 1400

5.3. File Transmission Requirements

Over-the-Counter Transmission by FIS	Business Day – Tuesday through Thursday 2400 Calendar Day following processing – Monday 0100 Calendar Day following processing – Friday or Holiday 0130
Inclearing Transmission by FIS	Business Day – Monday through Friday 1700
Inclearing Reports Available	Business Day – Monday through Friday 1700
Over-the-Counter Reports Available	Calendar Day following processing Monday 0130 Tuesday – Thursday 0030 Friday 0200
American Express Transmission for traveler's check by FIS	Calendar Day following processing 0230
GL Input to Client core by FIS	Calendar Day following processing One (1) hour after completion of Over-the-Counter Transmission by FIS
Fine Sort File from Client core	Calendar Day following Tuesday – Thursday processing 0230 Calendar Day following Monday processing 0330 Calendar Day following Friday processing 0400
Notice Print File Transmission(s) Completed by Client core	First Calendar Day following processing 0400
Truncated Statement Print Text File Transmission(s) Completed by Client core	Calendar Day following Tuesday – Thursday processing 0230 Calendar Day following Monday processing 0330 Calendar Day following Friday processing 0400
Image Statement Print Text File Transmission(s) Completed by Client core	Calendar Day following Tuesday – Thursday processing 0230 Calendar Day following Monday processing 0330 Calendar Day following Friday processing 0400
Statement Reconciliation File Transmission(s) Completed by Client Core– Image Statement Only	Calendar Day following Tuesday – Thursday processing 0230 Calendar Day following Monday processing 0330 Calendar Day following Friday processing 0400
Return Item File Transmission by Client Core	Every Business day at 1400

Exception Item File Transmission Completed by Client Core	Calendar Day following Tuesday – Thursday processing 0230 Calendar Day following Monday processing 0330 Calendar Day following Friday processing 0400

5.4. Controlled Disbursement by FIS

Upload Controlled Disbursement totals for Client-designated accounts with all processed Inclearings	Business Day - Monday through Friday 1200

5.5. Statement Processing

Notices available for pick-up by Client	Business Day following receipt of the Notice file 1530
CD-ROM Statement available for pick-up by Client	Third Business Day following the receipt of the Statement file 1530
NSF/OD Notices	Same Business Day 1530
Truncated Statement available for pick-up by Client	Business Day following receipt of the Statement file 1530
Image Statement available for pick-up by Client	Business Day following receipt of the Statement file 1530
Month End Statement available for pick-up by Client	Third Business Day following receipt of the Statement file 1530
Crippled Statements pick up by Client	One additional Business Day from the above requirements of Section 5.5

5.6. Incoming Return Items (TRIPS)

Incoming Return Items available to Client	Business Day Monday through Friday 0830

5.7. Exception Items Available for Client

Exception Items Available for viewing by Client	Next Business Day Monday through Friday 0730

5.8. Outgoing Return Items by FIS

Return Items Available from Client	Business Day – Monday through Friday 1700
Return Item Cash Letter Available for Transmission	Business Day – Monday through Friday 2030

5.9. Outgoing Cash Letter Made Available by FIS

Final Outgoing Cash Letters Available for transmission to End Points	Business Day – Monday through Thursday Following Calendar Day 0100 Business Day – Friday Following Calendar Day 0200

6. PERFORMANCE STANDARDS.

6.1. The parties acknowledge that the following is a list of acceptable time performance standards for the services listed in this Section.

6.2. Beginning on the first day of the calendar month immediately following the expiration of one hundred and twenty (120) days after the date Client begins using the item processing services set forth in this Section in a production environment, FIS will perform such item processing services and Client will meet Client Responsibilities and Performance Standards Prerequisites in such a manner so as to meet or exceed the performance standards set forth herein.

6.3. Compliance with the performance standards will be determined on a monthly basis. Client will report incidents of non-compliance in writing to FIS and FIS will keep accurate records relating to such compliance based on Client's incident report(s). A failure by FIS to meet a performance standard will be deemed to be an "Occurrence." When reasonably possible, Client must report incidents suspected to be Occurrences to FIS within seventy-two (72) hours, or immediately after Client could have reasonably become aware of the incident.

6.4. In the event any performance is suspected or deemed to be unacceptable, FIS shall research the cause, with Client's reasonable assistance, and will take corrective action (where FIS is responsible) or recommend corrective action (where Client is responsible) and initiate action for correction as soon as reasonably practicable.

6.5. Inclearing Image Capture

Service Description	As set forth in this Exhibit.
Prerequisites	Inclearing Items are presented in the industry standard format of: - not greater than 250-300 Items per batch and - listing for each bundle and - Item order matching listing and - one (1) cash letter summary listing per sending endpoint. Inclearings Items are delivered to FIS in accordance with the Agreed Processing Times.

Performance Standard	FIS will initiate the transmission of the Inclearing Item Posting File to Client's Data Processing Services Provider or FIS' core system, as appropriate, in accordance with the Agreed Processing Times, not missing the deadline more than one (1) time in each calendar quarter's Business Day's processing. Failure to initiate the Inclearings Item Posting File transmission by the applicable deadline is not considered to be a performance standard Occurrence unless Client's Data Processing Services Provider core system is unable to post the Inclearing Item Posting File in a timely manner.
Measurement	FIS daily transmission report. Late transmissions reported for review, validation and tracking.

6.6. Over-the-Counter Item Image Capture

Service Description	As set forth in this Exhibit.
Prerequisites	Over-the-Counter Items are presented in a clean and orderly fashion. Pre-encoded Items are presented in the industry standard format of: - not greater than 250-300 Items per batch and - listing for each bundle and - Item order matching listing - All items oriented in the same direction Over-the-Counter Items are delivered to FIS in accordance with the Agreed Processing Times.
Performance Standard	FIS will initiate the transmission of the Over-the-Counter Item Posting File to Client's Data Processing Services Provider or FIS' core system, as appropriate, according to the Agreed Processing Times, without missing the deadline more than one (1) time in each calendar quarter's Business Day's processing. Failure to initiate the Over-the-Counter Item Posting File transmission by the applicable deadline is not considered to be a performance standard Occurrence unless Client's Data Processing Services Provider core system is unable to post the Over-the-Counter Item Posting File in a timely manner. Availability of outgoing cash letter Items each Business Day in accordance with the Agreed Processing Times, without missing the deadline more than one (1) time in each calendar quarter's Business Day's processing. Failure to make the outgoing Cash Letter Items available by the applicable deadline is not considered to be a performance standard Occurrence unless Client's correspondent does not accept the Cash Letter and provide the same availability as if the Cash Letter had been delivered on-time.
Measurement	FIS daily transmission and Cash Letter delivery report. Late transmissions reported for review, validation and tracking.

6.7. Outgoing Returns/Qualified

Service Description	As set forth in this Exhibit.
Prerequisites	Complete Return Item data file transmission from Client's Data Processing Services Provider or FIS' core system, as appropriate, has been received by FIS by the Agreed Processing Times.
Performance Standard	On-time release of Return Item cash letter within time frames required by applicable law with missing the deadline not more than one (1) time in each calendar quarter's Business Day's processing.
Measurement	FIS daily transmission log. Monthly Return Item volume. Client maintained log of late Return Items volume. Late Return Items reported for review, validation and tracking

6.8. Online Image Archive

Service Description	As set forth in this Exhibit.
Prerequisites	Meeting Inclearing Image Capture prerequisites. Meeting Over-the-Counter Image Capture prerequisites.
Performance Standard	Availability each Business Day as specified in Section 7.7 below, of archived image Items not missing the deadline more than one (1) time in each calendar quarter's Business Day's processing.
Measurement	FIS daily on-line reports. Client reported instances for which archived image Item access was late.

6.9. Certain Exceptions. Notwithstanding anything to the contrary in this Exhibit, FIS will not be responsible for, and may exclude from the calculation of compliance with the performance standards, any failure to meet a performance standard if, during, and to the extent that such failure is related to or caused by: (i) any matter constituting Force Majeure; (ii) Client's failure to perform its obligations under this Exhibit where such failure was the proximate cause of FIS' failure to meet the performance standard; (iii) special production jobs, testing procedures or other services which are given priority at the request of Client; (iv) any significant unforeseen increase in processing volumes or business resulting from the acquisition, directly or indirectly, of assets or stock of a financial institution by Client, whether by merger or otherwise which adversely affects FIS' ability to meet a performance standard (in each case during a reasonable transition period); (v) significant unforeseen increases in processing volumes or business or any significant change in the nature or scope of Services provided under this Exhibit which adversely affects FIS' ability to meet a performance standard (in each case during a reasonable transition period); (vi) any significant unforeseen change in the manner in which Client conducts its business which adversely affects FIS' ability to meet a performance standard (in each case during a reasonable transition period).

6.10. Performance Standard Credits. For each Occurrence beyond the agreed upon level related to a particular service addressed in the above performance standards, FIS shall credit Client with an amount equal to five percent (5%) of the monthly fees associated with the affected service for the month of such Occurrence. If the same Occurrence affects performance in a second consecutive month, FIS shall credit Client with an amount equal to ten percent (10%) of the monthly fees associated with the affected service for the month of such Occurrence. Any such credit(s) shall be reflected on the next regular invoice submitted to Client.

7. IMAGE INTERFACE ACCESS SERVICES

7.1. The Internet Interface Access Services are designed and usage is intended to enable the access, retrieval, and transfer of a single Item Image from the FIS Image Archive to the Client's application for presentation of a single Item Image per request.

7.2. Use of the Image Interface Access Services for all other purposes is expressly prohibited without the written approval of FIS.

7.3. This Exhibit authorizes use of the Image Interface Access Services to interface with:

- ☒ Digital Insight Home Banking
- ☒ Digital Insight Business Banking
- ☒ Client's Teller system signature card access

7.4. FIS or its designees may perform modifications or customizations to the Image Interface Access Services as requested by Client pursuant to a professional services agreement duly executed by both parties.

7.5. FIS' provision of the Image Interface Access Services is expressly contingent upon Client entering into and maintaining an agreement with FIS for the provision of Image Item Processing Services.

7.6. Client Responsibilities. Client shall:

(a) Provide all telecommunications components necessary for connectivity between the Image Interface Access product and Client's application;

(b) Provide to FIS specifications necessary for the implementation and testing of the Image Interface Access Services;

(c) Grant FIS access to data generated by the Image Interface Access Services for support purposes;

(d) Contract with and maintain an agreement with FIS for FIS Image Archive services; and

(e) Perform all commercially reasonable user authentications, data encryption, "firewall protection", and security management related to connecting and using the Image Interface Access Services and accessing the FIS Image Archive that is in accordance with: (i) generally accepted industry standards,

(ii) industry regulatory requirements, and (iii) network connectivity standards as determined by FIS.

7.7. Performance Standards. The Image Interface Access Services will be available seven (7) days per week except for time periods designated by FIS to perform system maintenance, repair, and component upgrades or replacement. Images captured by FIS will be available by 04:00 a.m. local time the following Business Day. Images will remain available to the Image Interface Access Product for a period as set forth in Attachment 1.

7.8. Disclaimer of Warranties
CUSTOMER'S SOLE WARRANTY WITH RESPECT TO COMPUTER HARDWARE AND SOFTWARE SUPPLIED BY THIRD PARTIES AND USED BY FIS IN PROVIDING THE SERVICES UNDER THIS EXHIBIT IS THE WARRANTY PROVIDED BY SUCH THIRD PARTY AS IT MAY BE AVAILABLE TO CUSTOMER. FIS HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY WHATSOEVER ABOUT THE PERFORMANCE OR LEGAL OR REGULATORY COMPLIANCE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY COMPUTER HARDWARE AND SOFTWARE SUPPLIED BY THIRD PARTIES. Client acknowledges that FIS has no duty or responsibility to modify any such third party product, except to the extent that the vendor thereof has such a duty or responsibility to modify such product pursuant to the applicable agreement between FIS and such vendor.

8. EDELIVERY SERVICES

8.1. The eDelivery Services are designed and usage is intended to enable End Users the access and retrieval of an electronic statement from the FIS eDelivery.

8.2. eDelivery Services include:

- ☒ Basic System
- ☒ Each Additional Statement/Notice
- ☒ Monthly Retention
- ☒ Email Delivery Notices
- ☒ Single Sign-on from 3rd Party Internet Banking

8.3. FIS' Obligations

(a) FIS will provide Client with an electronic statement design for the standard layout with limited color and logo placement options in an Adobe® Portable Document Format;

(b) FIS will archive Client's customers' statements for a period not to exceed twenty-four (24) months unless more storage is purchased;

(c) Check image access is through FIS' Check Imaging Services or a FIS-approved 3rd Party Check Imaging Provider. (In the event Client is utilizing a 3rd Party Check Imaging Provider, Client is responsible for any fees assessed by that Provider);

(d) FIS shall not be responsible for poor quality images that it did not produce;

(e) FIS shall use reasonable efforts to notify Client of any defects of which it becomes aware prior to archiving; and

(f) Data load events that occur over a public Internet connection utilizing a HTTPS or Secure FTP connection. Data retrieval events occur over a public Internet connection utilizing a HTTPS connection. FIS may establish, modify or substitute equipment, processing priorities, programs or procedures as reasonably necessary to accommodate processing demand.

8.4. Client's Obligations

(a) Client will provide first tier customer service and technical support to its customers using the private label website;

(b) Client shall have sole responsibility for verifying the accuracy, completeness, quality and authenticity of all data and images submitted for archiving, and shall submit them in accordance with the Specifications;

(c) Client shall maintain a copy of all data submitted for archiving to FIS to permit reconstruction if ever required. Client assumes all risk and expense associated with data reconstruction, except for those expenses incurred as a direct consequence of FIS' material breach of this Addendum. If reconstruction is ever required, the parties must mutually agree on a schedule for that reconstruction;

(d) Documents will be available electronically to Customers, provided Client has elected the Document eDelivery Service component. Item images will be available electronically to Customers receiving eDelivery Service if Client has entered into and maintains an agreement with FIS for Item imaging. Access to archived Items will be granted to Customers through a web interface; and

(e) Client shall have sole responsibility for granting access to its Customers through the web interface, including establishing and maintaining valid Client Customer email addresses.

8.5. Availability of Services

FIS shall provide Client with electronic access to Items twenty-four (24) hours per day, seven (7) days per week; provided however, that FIS reserves the right to suspend availability of the Service for the purpose of maintenance or updating the system. FIS will attempt to provide Client with at least seventy-two hours (72) notice of FIS' maintenance on the system.

8.6. Service Substitution.

FIS has the right to substitute any brand or third-party provider of the Service, at its sole discretion, at any time with or without notice, provided that the quality of the

Service is not materially harmed by such substitution. Client will not rely on identification of specific brands or names of third-party providers as an obligation of FIS to use any particular brand or third-party provider.

9. CCX SERVICES

9.1. FIS will provide to Client access to and use of the Commercial Capture Xpress System for servicing End User

9.2. The Commercial Capture Xpress System will:

(a) Support FIS certified Check scanners via a secured internet connection;

(b) Capture the Check Image and enable review and keying of the MICR data by End User;

(c) Convert eligible Check Image and/or accompanying data to an x9.37 formatted file;

(d) Provide access to an archive of the captured Check Images for a period of twenty-four (24) months by storing the Check Image on the CCX Check Image Archive, provided however that Client and FIS may mutually agree in writing to archive Check Images for a longer duration; and

(e) Provide Client with access to then-standard reports.

9.3. Client shall

(a) Install the Commercial Capture Xpress System at the location of each of its End Users;

(b) Provide resources necessary to setup, train and support End Users as necessary for the proper operation of CCX;

(c) Adhere to FIS recommendations regarding procedures, Check Image scanners, other hardware, software, minimum specification and telecommunications;

(d) Authorize End Users to approve Check Images and accompanying data submitted by End Users by the Processing Deadline including but not limited to verifying MICR data;

(e) Direct FIS to submit Check Images for collection using one of the FIS-certified methods for collection;

(f) Restrict usage of CCX to its stated purpose;

(g) Inform End User in writing that use of CCX is dependent on End User's internet connectivity via a Digital Subscriber Line (DSL) or greater bandwidth and that the End User is responsible for trouble shooting internet connectivity issues with their Internet Service Provider (ISP);and

(h) Execute a written agreement with each End User that is consistent with the spirit of this Agreement ("End User Agreement"). Each End User Agreement shall, at a minimum, set forth: (i) the obligations of each End User to comply with applicable federal and state laws, rules and regulations regarding the use of CCX in light of Check 21 and ACH Rules and Regulations; (ii) a disaster recovery procedure administer by Client that allows End Users an alternative

method to deposit Checks in the event of equipment failure, telecommunications failure or outages and other system problems that may arise during the term of this Service. Client shall not make any commitment to an End User that exceeds the commitments made by FIS to Client pursuant to this Agreement. Client will make no representations, guarantees, or warranties on behalf of FIS regarding CCX that are not previously authorized in writing by FIS or which are in conflict with the representations, guarantees or warranties set forth with this Agreement.

9.4. Availability of Services

FIS will provide access to the CCX between the hours of 8:00 a.m. Eastern Time through 10:00 p.m. Eastern Time daily, provided however, that FIS reserves the right to suspend availability of CCX for brief periods of time for purposes of maintenance. FIS will use reasonable efforts to notify Client seventy-two (72) hours in advance of any scheduled maintenance and will use reasonable efforts to (i) limit the number of hours of scheduled maintenance each month and (ii) schedule maintenance during off-peak usage. Notwithstanding the foregoing, FIS is not responsible for the inability of Client or End Users to access CCX due to difficulties or problems beyond the reasonable control of FIS.

9.5. Disclaimer

(a) Client acknowledges that the Commercial Capture Xpress System does not detect fraudulent Checks nor indemnify Client against any claims including those filed under Check 21 or ACH Rules and Regulations. Client acknowledges and agrees that use of CCX will not eliminate eth risk of exposure that is inherent in Client's check processing services;

(b) Client agrees to accept full responsibility for the payment of all Checks processed using CCX and shall indemnify, defend and hold harmless FIS from and against any and all claims made by any such person(s) or entities arising out of or in connection with access to or use of the Commercial Capture Xpress System;

(c) FIS MAKES NO REPRESENTATIONS OR WARRANTIES WITH REGARD TO ANY HARDWARE OR COMPUTER SOFTWARE SUPPLIED BY A THIRD PARTY.

9.6. Fee

(a) Client agrees to pay to FIS fees for Commercial Capture Xpress Services as set forth in Attachment 1 beginning on the Effective Date in accordance with the payment terms set forth herein;

(b) Monthly recurring fees will be adjusted annually, in accordance with Section 7 of Exhibit C to the Agreement.

(c) No minimums will be applied to Commercial Capture Xpress Services

10. TRIPS SERVICES

10.1. FIS will provide to Client access to and use of the TRIPS service for the Incoming Returns module for Incoming Returns Department.

10.2. The TRIPS Incoming Returns System will:

(a) Allow Client to make chargeback or redeposit decisions on incoming Return Items and incoming return image exchange Items.

(b) Special instructions defined by Client are stored and applied to incoming return items once the deposit account has been identified.

(c) Notices will be generated by the application for Client notification purposes.

(d) Batch updates to the Consumer's account for chargebacks, fees and appropriate general ledger account entries will be completed through interfaces to the FIS Core System through Item Processing.

10.3. FIS shall:

(a) One (1) copy of user documentation to enable Client to utilize the Services;

(b) Access to and use of the Services;

(c) Processing of Client's data utilizing the Services and reporting the processing results;

(d) Incoming or outgoing Cash Letter Item(s), as applicable, each regular processing day at a mutually agreed upon time;

(e) Updated files, made available for Client's review by a mutually agreed upon time each regular processing day; and

(f) Telephone support during FIS Business Hours (8:00 a.m. – 5:00 p.m.) on each Business Day.

10.4. Client shall:

(a) Grant FIS access to data generated by the Services for support purposes;

(b) Grant FIS access to return deposit information ("RDI") for fraud mitigation purposes, provided that FIS will not store such data with an associated name and address;

(c) Provide adequate resources to maintain the integrity of the database information for any significant re-installs or conversions that may be required due to misuse or neglect by Client or its agents; Any assistance provided by FIS will be at its then-current standard rates for such services;

(d) Operate the Services as outlined in user documentation to be provided by FIS;

(e) Enter account information, special instructions and other data as required to operate the Services;

(f) Make pay and return decisions on exceptions identified during core system processing each Business Day by a mutually agreed upon time; and

(g) Install all enhancements and/or corrections to the Services as instructed by FIS.

10.5. Disclaimer

(a) Client acknowledges that FIS does not employ experts in detecting fraud and that use of the Services will not eliminate the risk or exposure to fraud that is inherent in Client's business.

(b) Client agrees to accept full responsibility for the payment of all instruments, whether or not the instrument passed the scrutiny of the Services, will indemnify, defend and hold harmless FIS against any claim made by any person or entity that is based on FIS' providing access to and use of the Services.

(c) WITH RESPECT TO COMPUTER HARDWARE AND SOFTWARE SUPPLIED BY THIRD PARTIES AND USED BY FIS IN PROVIDING THE SERVICES, FIS MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER ABOUT THEIR PERFORMANCE OR LEGAL OR REGULATORY COMPLIANCE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(d) Client acknowledges that FIS has no duty or responsibility to modify any third-party product, except to the extent that the vendor thereof has such a duty or responsibility to modify such product pursuant to the applicable agreement between FIS and such vendor.

11. EMPLOYEE MATTERS

11.1. In the event that FIS requires additional employees to fulfill its obligations hereunder, FIS will give consideration in hiring such employees first to Client's employees. FIS may make offers of employment to certain employees of Client, at FIS' discretion. In accordance with Section 20 of the Agreement, FIS shall credit each individual who accepts such offer full service credit for the employee's prior service recognized by Client for all employee benefits and welfare plans.

11.2. FIS may, from time to time, request that certain employees of Client assist FIS with certain duties, including but not limited to, assistance with statement rendering at month-end. In the event that 1) Client's employees opt to so assist, 2) if such employees' time is tracked and paid through Client's payroll system, and 3) as a result those employees work more than eight (8) hours per day or forty (40) hours per week, FIS shall pay such employees for overtime at one and a half (1½) times their hourly rate in accordance with California labor laws. Client will then invoice FIS the sum of the payroll charges for those duties.

12. OPERATIONAL ESCALATION PROCEDURES

The parties shall, in good faith, mutually develop and maintain operational escalation and communications procedures and protocols to be followed in the event an Item Processing operational or production problem occurs. Client's operational escalation and

communications procedure and protocols will be used as a basis for the development of mutually agreeable procedures and protocols.

13. **LIQUIDATED DAMAGES**

If this Exhibit is terminated by Client pursuant to Section 9.5 of the Agreement, Client shall pay to FIS, as liquidated damages and in addition to all unpaid amounts due and owing to FIS under this Exhibit Effective Date up to and including the Termination Date, (i) a fee equal the amount calculated pursuant to the provisions of Sections 9.5 (c)(i)-(iv) of the Agreement; and (ii) the then net book value of all software and hardware acquired by FIS on Client's behalf after the Effective Date in order to perform additional volume of existing Services hereunder or to provide additional services during any Term, if any. No refund of fees shall be made to Client.

14. **LIMITATION OF LIABILITY**

14.1. WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS EXHIBIT O, FIS' LIABILITY, IF ANY, FOR ANY CLAIM, CAUSE OF ACTION OR LIABILITY WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE ARISING UNDER OR IN ANY WAY RELATED TO THIS EXHIBIT, INCLUDING BUT NOT LIMITED TO LIABILITY FOR PROCESSING ERRORS OR NEGLIGENCE, SHALL BE LIMITED TO CLIENT'S DIRECT DAMAGES, ACTUALLY INCURRED, WHICH UNDER NO CIRCUMSTANCES SHALL EXCEED FIS' CHARGES DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF THE ALLEGED NEGLIGENCE OR BREACH FOR THE PARTICULAR SERVICE TO WHICH CLIENT'S CLAIM PERTAINS. ALL DAMAGES SHALL BE REDUCED BY ANY AMOUNT RECEIVED BY CLIENT UNDER ANY INSURANCE POLICY COVERING THE EVENT GIVING RISE TO THE LIABILITY. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL FIS BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION, CLAIMS FOR LOSS OF REVENUE OR PROFITS, OR FOR CLAIMS OR DEMANDS MADE BY ANY THIRD PARTIES, EVEN IF FIS WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FIS SHALL HAVE NO LIABILITY, EXPRESS OR IMPLIED, WHETHER ARISING UNDER CONTRACT, TORT OR OTHERWISE WHICH RESULTS DIRECTLY OR INDIRECTLY FROM THE INTERNAL OPERATIONS AND PERFORMANCE OF ANY CLIENT PROVIDED SOFTWARE OR ANY ENHANCEMENT, DEVELOPMENT OR MAINTENANCE THEREOF. This Section also limits the liability of any agent, employee or Affiliate of FIS.

14.2. NOTWITHSTANDING THE FOREGOING, FIS' SOLE OBLIGATION IN THE EVENT OF NEGLIGENCE OR ERROR BY FIS IN THE PERFORMANCE OR NON-PERFORMANCE OF ITS DATA PROCESSING DUTIES HEREUNDER, IF ANY, SHALL BE LIMITED TO REPROCESSING THE DATA FOR CLIENT. FIS' OBLIGATION HEREIN IS CONTINGENT UPON CLIENT NOTIFYING

FIS WITHIN TWO (2) BUSINESS DAYS OR TWO (2) PROCESSING CYCLES AFTER THE RECEIPT OF ERRONEOUS DATA.

14.3. Notwithstanding the provisions of Section 13 above, FIS will be responsible for Client's physical Items from the time such Items are received by FIS at Client's Fairfield, California Operations Center until the Items are released for pickup by couriers from the same location, provided however, FIS' liability for the destruction or disappearance of such Items will be limited to events in which the destruction or disappearance of such Items is due solely to the gross negligence or willful misconduct of FIS. In such an event, FIS' sole obligation is to reconstruct the Items from microfilm or other available storage media created and/or maintained by Client. Additionally, for a period of two hundred ten (210) days after processing, FIS will be liable for actual direct damages resulting from proof and encoding errors made by FIS, provided that the prerequisites for Over-the-Counter Item Image Capture have been met.

15. CLIENT-PROVIDED FACILITIES

15.1. Space and Accommodations.

On the Effective Date, Client shall provide FIS, at no charge or cost, with adequate premises, in good repair, for FIS' personnel to perform its portion of the Services described in this Exhibit at Client's Fairfield, California Operations Center. FIS shall provide to Client, when necessary, estimates of FIS' data center requirements. Client will supply facilities as set forth in Section 4.1 of the Agreement. In the event Client desires to move FIS' item processing center after the Effective Date, whether such move is internal within Client facilities or external, Client shall provide FIS notice of such move as soon as reasonably practicable and Client shall reimburse FIS for any and all costs incurred by FIS resulting from such move. Those costs shall be fully documented and shall not include daily commuting expenses of FIS' personnel unless Client moves its facilities a distance farther than such personnel would reasonably be required to commute. FIS and its personnel shall observe all rules and policies of Client that are provided to FIS personnel in writing while working on Client's premises. All space and accommodations shall be provided as long as FIS is providing Services pursuant to this Exhibit.

15.2. Network Connectivity Cost.

Client will pay all costs of installing and maintaining network connections as required for FIS' operations, testing and training with respect to wiring imbedded within Client walls, ceilings or floors. Provide adequate space for the installation of telephone drop(s) necessary to connect Client's terminals with the telephone lines that communicate with the FIS Systems.

15.3. Equipment and Premises.

If Client fails to provide any resources as set forth in this Section 15 or other resources reasonably requested by FIS in writing within thirty (30) days, and the same is necessary for FIS' performance hereunder, in whole or in part, FIS' time of performance to the extent impacted will be correspondingly extended.

16. DISASTER RECOVERY

In accordance with FFIEC business continuity regulations, FIS has put in place a disaster recovery plan designed to minimize the risks associated with a disaster affecting FIS' ability to provide the Services under this Exhibit. The aforesaid plan shall be tested annually. FIS does not warrant that Services will be uninterrupted or error free in the event of a disaster. FIS shall maintain adequate backup procedures including storage of duplicate record files as necessary to reproduce Customer's records and data, as may be applicable. In the event of a service disruption due to reasons beyond FIS' control, FIS shall use commercially reasonable efforts to mitigate the effects of such an occurrence. Customer is responsible for adopting a disaster recovery plan relating to disasters at Customer's facilities and for securing business interruption insurance or other insurance necessary for Customer's protection. Upon reasonable request, Customer may review FIS' disaster recovery test.

17. EXCLUSIVE PROVIDER

With the exception of CCX Services described in Section 9 of this Exhibit, Client represents and warrants that FIS, its Affiliates and/or subcontractors will be Client's sole and exclusive provider of the Services described in this Exhibit O. FIS has decided to close it's Sacramento Item and Statement Processing Office. As a result Client will have the option of transferring Statement Processing, at its expense, to a third party provider in the Bay Area.

IMAGE ITEM PROCESSING OPERATIONS GUIDELINES ("Guide")

1. DEFINITIONS

In addition to any other defined terms contained in the Agreement, the following terms will have the following meanings with regard to this Exhibit "O":

1.1. **"Account"** shall mean a demand deposit, negotiable order of withdrawal, other checking type of account, money market deposit account, savings type account, loan account, or any other account offered by Client to its end-customer(s) and having transaction activity that would be processed through a high speed reader-sorter.

1.2. **"Business Day"** shall mean each weekday, Monday through Friday, which is not a holiday of the Federal Reserve Bank for the Federal Reserve District in which Client's principal office is located.

1.3. **"Cash Letter"** is a file containing Transit Items that have been captured by FIS.

1.4. **"Courtesy Amount Recognition (CAR)"** shall mean the process of electronically locating, analyzing, and recognizing handwritten or machine-printed courtesy amount information on an Item to determine the dollar amount based upon certain confidence levels.

1.5. **"Crippled Statement"** shall mean an end-customer statement in which the number of Items to be enclosed is greater than or less than the enclosure count for that statement or there are missing Images.

1.6. **"Client's Data Processing Services Provider"** shall mean the Client itself or vendor appointed by Client to perform Client's core data processing services.

1.7. **"Exception Item"** shall mean an Item, the automated processing of which is interrupted because of a condition defined by Client, such definitions which may be changed from time to time.

1.8. **"Exception Item File"** shall mean the file of Exception Items that Client's Data Processing Services Provider or Client's end customer creates and transmits to FIS.

1.9. **"FIS Image Archive"** shall mean the electronic storage of the bi-tonal front and back item images at a FIS designated facility.

1.10. **"Fine Sort"** shall mean the sorting of check Items into account, amount, and/or check number order.

1.11. **"Image Cash Letter"** is an electronic file containing Transit Items that have been captured by FIS and formatted into Electronic File Standards.

1.12. **"Image Replacement Document"** or "IRD" shall mean a paper reproduction of the original check that: contains an image of the front and back of the original item; bears a MICR line containing all the information appearing on the MICR line of the original item (except as provided under generally applicable industry standards for substitute checks to facilitate the processing of substitute checks), conforms, in paper stock, dimension, and otherwise, with generally applicable industry standards for substitute checks; and is suitable for automated processing in the same manner as the original check.

1.13. **"Inclearing Item"** shall mean a Client Item that FIS receives from the Federal Reserve Bank or other financial institution with an incoming cash letter for the purpose of performing Services.

1.14. **"Item"** shall mean a document or other form of media on which is recorded information, including but not limited to, (i) information evidencing the deposit to, withdrawal from or draft against a demand deposit or checking account offered by Client to its end customers or an internal Client general ledger account, (ii) a deposit ticket, (iii) a loan coupon, or (iv) a cash ticket.

1.15. **"Item Image"** shall mean a digitized black and white image of the front and back of each Item.

1.16. **"Item Posting File"** shall mean a file that FIS creates from captured Items for transmission to Client's Data Processing Services Provider.

1.17. **"Legal Amount Recognition"** or "LAR" shall mean the process of electronically locating, analyzing, and recognizing handwritten or machine-printed legal amount information on an Item to determine the dollar amount based upon certain confidence levels.

1.18. **"MICR"** shall mean the magnetic ink character recognition information that is encoded on Items for processing.

1.19. **"MICR Rejects"** shall mean Items captured during prime pass that are rejected due to the inability to properly interpret the MICR encoding. The inability to interpret the MICR encoding may be caused by a variety of reasons, including but not limited to: (a) poor MICR encoding; (b) missing MICR encoding; (c) physical document damage. FIS will electronically repair and may physically repair the MICR Rejects.

1.20. **"On-Us Item"** shall mean an Item that is drawn on the Client or Client's end-customer.

1.21. **"Over-the-Counter"** shall mean Items submitted by Client branch offices, departments, or Client's end-customers for the purpose of performing the Services.

1.22. **"Pre-encoded Item"** shall mean an Item received by FIS that has required MICR line fields encoded, which FIS will capture.

1.23. **"Return Item"** shall mean an Item that Client instructs FIS to return. Client will provide FIS with a reason for the return of Return Items.

1.24. **"Service Center"** shall mean the space at one or more locations where FIS performs the Services.

1.25. **"Statement Cycle Date"** shall mean the ending cycle date printed on end-customer's Account statement.

1.26. **"System" or "Systems"** shall mean (i) computer programs, including without limitation software, firmware, application programs, operating systems, files, and utilities; (ii) supporting documentation for such computer programs, including without limitation input and output formats, program listings, narrative descriptions, operating instructions and procedures, user and training documentation, special forms, and source code; and (iii) the tangible media upon which such programs are recorded, including without limitation chips, tapes, disks, diskettes, and any other storage media.

1.27. **"Transit Item"** shall mean a Pre-encoded or Un-encoded Item drawn on another financial institution.

1.28. **"Un-encoded Item"** shall mean a document received by FIS where the dollar amount or any other required data field is not encoded.

2. ITEM PROCESSING SERVICES.

2.1. **Over-the-Counter Image Capture.**

(a) FIS will receive the bags containing over-the-counter items from Client's branches and operations groups. FIS will log the receipt of the bags in the Client-provided, but FIS maintained receiving system.

(b) FIS will digitize and capture the black and white images of the front and back of each Over-the-Counter Item and assign a sequential trace number to each Item.

(c) FIS may pass all captured Unencoded Items through amount recognition software for the purpose of interpreting the dollar amount of an Item.

(d) Items rejected from the capture due to MICR line misreads will be electronically corrected.

(e) FIS will provide supporting documentation for over-the-counter work to Client the next day at 08:00.

(f) FIS will complete the transmission of an Item Posting File containing all Over-the-counter Items to Client's Data Processing Services Provider in accordance with the Agreed Processing Times.

2.2. **Inclearing Image Capture.**

(a) FIS will receive Client's Inclearing cash letter from the Federal Reserve Bank or other financial institution(s) and balance the Items to the cash letter amount. FIS will remove any strips or carriers and capture and digitize black and white images of the front and back of each Item. FIS will assign a sequential trace number, which becomes a part of the Inclearing transaction. Items rejected from the capture due to MICR line misreads will be electronically corrected.

(b) The daily incoming cash letter will be reconciled to the dollar amount charged by the Federal Reserve Bank or other financial institution. All cash letter differences, missing items, extra items, etc., will be reconciled and the proper balancing reports and/or entries will be prepared. All errors detected during the incoming cash letter process are to be adjusted the same Business Day. FIS will provide Client with copies of all adjusting entries that are prepared and the supporting documentation substantiating such adjustments.

(c) FIS will complete the transmission of an Item Posting File containing all Inclearing Items to Client's Data Processing Services Provider in accordance with the Agreed Processing Times.

(d) FIS will receive, import and balance the Client's return deposit Items from the Federal Reserve Bank. Incoming deposited return items will be made available for pick up by Client's.

(e) CAR/LAR Reject/Reentry. FIS will manually input the electronic dollar amount from the information record located on the MICR line for those Items not recognized by the CAR/LAR recognition software.

2.3. **CAR/LAR Reject/Reentry.**

FIS will manually input the electronic dollar amount from the information record located on the MICR line for those Items not recognized by the CAR/LAR recognition software.

2.4. **IRD Print.**

Client's Transit Items or Item Images will be printed and processed as an IRD. The physical Items will be retained at the capture or Client site and shall be destroyed

after a time period of at least ninety (90) days. Client is responsible for all liabilities associated with the printing of the substitute check.

2.5. **Balancing Adjustment.**

(a) Any deposit adjustment of $5.00 or less (said dollar amount may reasonably be adjusted over time, based on Client requirements) will be charged to a Client-specified sundry general ledger account, using a system generated entry.

(b) All errors detected during the Over-the-Counter process are to be adjusted the same day. Original copies of adjustments will be processed with the proof transactions; and the offsetting side of the adjustment entry will be sent immediately to Client after the conclusion of the over-the-counter processing.

(c) Any deposit adjustment of more than $5.00 (said dollar amount may reasonably be adjusted over time, based on then current industry standard practices) will be charged to Client's end-customer or Client's designated general ledger account using electronic entries and/or forms. All errors detected during the Over-the-Counter process are to be adjusted the same day. Original copies of adjustments will be processed with the proof transactions; and the offsetting side of the adjustment entry will be sent immediately to Client after the conclusion of the over-the-counter processing.

(d) FIS will prepare proof corrections to Client's end-customer using the Client-provided and FIS maintained Correction System and forms for reasons including but not limited to: (i) Error(s) found in addition or subtraction; (ii) Check Item was listed for the wrong amount; (iii) Check Item listed was not enclosed; (iv) Check Item enclosed, not listed; (v) Cash not included in deposit total; (vi) Collections not included in deposit; (vii) Non-Negotiable Item in deposit; and (viii) Items drawn on foreign institutions.

(e) FIS will prepare proof corrections to Client's designated general ledger account on forms for reasons including but not limited to: (i) Cash ticket missing; (ii) Cash ticket for wrong amount; (iii) Wrong cash ticket used; (iv) Currency included in work; (v) Cashed Item missing; (vi) Cashed Item enclosed was not listed; (vii) Cashed Item for wrong amount; (viii) Other miscellaneous correction; and (ix) Items drawn on foreign institutions.

2.6. **On-Line Image Archive – Twelve (12) Month Increments.**

(a) All captured Images will be stored in the FIS Image Archive. FIS agrees to provide Client with on-line access to Item Images for a period not to exceed the number of years set forth in Attachment 1 after the Item Images have been created.

(b) Images will be captured and stored in the FIS Image Archive and will be available seven (7) days per week, except for time periods designated by FIS for performance of system maintenance, repair, and component upgrade or replacement.

(c) FIS will grant the ability for Client to use the applicable computer software to retrieve Item Images by utilizing Client's LAN equipment and telecommunications circuitry to access the Item Image archive located at the FIS Service Center.

(d) FIS will authorize access to Item Images for up to two hundred (200) user workstations and allow the Client permission to define user administration.

2.7. **Item Warehousing and Destruction.**
Client is responsible for Warehousing and Destruction.

2.8. **Additional Cash Letter Endpoints.**
Outgoing cash letters will be prepared in accordance with Client's cash letter requirements. One cash letter endpoint is included at no cost. Client will be charged an additional end point cash letter fee for cash letter endpoints in excess of one (1).

2.9. **Outgoing Image Item Presentment.**
FIS will transmit an Image file to the entity which Client has entered into an agreement to receive Image files ("Clearing Agent") for the clearing and settlement of those Item Images in accordance with the Agreed Processing Times provided however, FIS will have at least two (2) hours to prepare the transmission. FIS will export a file containing Item Images in a mutually agreed upon format with the intent to present for forward check clearing. FIS' provision of these Services is expressly contingent upon Client's entering into and maintaining an agreement with the Clearing Agent. In the event Client's agreement with all Clearing Agents terminates for any reason, FIS' performance of these Services will be excused and FIS may terminate this Service without further notice or obligation to Client.

2.10. **Incoming Image Item Presentment from clearing relationship.**
FIS will receive a transmission of Client's Item Images created in accordance with define ANSI X9.37 specifications ("Electronic File Standards") from an image exchange partner of FIS in accordance with the Agreed Processing Times. FIS' provision of these Services is expressly contingent upon Client's entering into and maintaining an agreement with the sending agent. In the event Client's agreement with the sending agent terminates for any reason, FIS' performance of these Services will be excused and FIS may terminate this Agreement without further notice or obligation to Client.

2.11. **MICR Line Correction**
FIS will strip and physically encode the corrected MICR line of rejected items from the Over-the-counter and Inclearing Capture.

3. **BACK OFFICE SERVICES.**

3.1. **Exception Item Pull.**
The transmission of Client's complete Account Exception Item File from Client's Data Processing Services Provider to FIS shall be completed in accordance with the Agreed Processing Times. FIS will make Exception Items available online for Client's review.

3.2. **Outgoing Returns – Qualified**
Items designated by the Client as Return Items will be returned by FIS to the Federal Reserve Bank the same Business Day, provided Client has met the applicable FIS Return Item deadline. Items to be returned by FIS will be marked in accordance with Federal Reserve regulations.

(a) After Client has reviewed its Exception Item reports and made the necessary pay/no-pay decisions, Client will provide a report in a format mutually agreed to by the parties containing all Return Item requests with reason for return in accordance with the Agreed Processing Times for Items captured the previous Business Day. FIS will balance to Client-provided control total and properly stamp each Item to be returned with the Client's designated reason, and prepare the Return Item cash letter to be exported to the Federal Reserve Bank or Client designated endpoint in accordance with the Agreed Processing Times. One (1) cash letter copy is to be retained by FIS and one (1) copy will be forwarded to Client.

(b) FIS will qualify each Return Item in accordance with Regulation "J" specifications; provided that the applicable Return Item deadline has been met by Client.

3.3. **Outgoing Returns – Unqualified**
Items designated by the Client as Return Items will be returned by FIS to the Federal Reserve Bank or the presenting institution the same Business Day, provided Client has met the applicable FIS Return Item deadline.

(a) After Client has reviewed its Exception Item reports and made the necessary pay/no-pay decisions, Client's Data Processing Services Provider shall complete transmission of a file in a format mutually agreed to by the parties containing all Return Item requests with the reason for return in accordance with the Agreed Processing Times for Items captured the previous Business Day. FIS will out sort, balance to the Client-provided control total and prepare the Return Item Cash Letter to be picked up by Client or Client's courier for delivery to the Federal Reserve Bank in accordance with the

Agreed Processing Times. Such Return Items shall be contained in a file transmitted by Client's Data Processing Service Provider. One (1) Cash Letter copy shall be retained by FIS and one (1) copy forwarded to Client.

3.4. **Charge Backs.**
Not selected at this time.

3.5. **Large Item Notification and Returns (EARNS).**
Not selected at this time.

3.6. **Notices Image.**
Client's Data Processing Service Provider shall send a notice print text file(s) and a reconciliation file(s) to FIS in a mutually agreed upon format in accordance with the Agreed Processing Times. FIS will print notices and Item Images in simplex mode, as is mutually agreed upon by Client and FIS.

3.7. **Notices - No Image**
Client's Data Processing Service Provider shall send a print text file(s) to FIS in a mutually agreed upon format in accordance with the timeline in accordance with the Agreed Processing Times. FIS will print notices in simplex mode, as is mutually agreed upon by Client and FIS.

3.8. **Fine Sort and Cycle Sort**
On a daily basis, at Client's request, FIS may fine sort internal Client documents. Daily fine-sorted Items will be available for pickup by Client or Client's courier in accordance with the Agreed Processing Times.

3.9. **Image Item Export.**
Not selected at this time.

3.10. **FED Adjustments**
All Federal Reserve deposit adjustments will be charged to a Client-specified sundry general ledger account, using a system generated entry or a manual form. All errors detected during the Inclearing balancing process are to be adjusted the same day.

4. **RESEARCH, COPIES AND MEDIA PRODUCTION.**

4.1. **Research and Subpoenas**
At Client's request within a mutually agreed upon time, FIS will provide Client with assistance to resolve out-of-balance conditions particular to inbound or outbound check processing operations or subpoenaed Items or Accounts.

4.2. **Item Retrieval.**
At Client's request within a mutually agreed upon time, and beyond FIS' defined

requirements in Section 4.1, FIS will retrieve a physical Item from the bulk file or truncated storage file.

4.3. **Image Copy.**
At Client's request within a mutually agreed upon time, FIS will provide a printed image of an Item.

4.4. **Fax Image Copy.**
At Client's request within a mutually agreed upon time, FIS will provide a facsimile of an Item.

4.5. **CD Production.**
For Client's end-customers who receive an Image statement, FIS will retrieve check Images from the FIS Image Archive, merging such check Images with the corresponding periodic statement text, and write that data to a CD for delivery to and use by the end-customer. Client must license software from FIS that will enable its end customers to retrieve their Item Images from a CD.

4.6. **DVD Production.**
Not selected at this time.

4.7. **DVD Off-line Image Viewing.**
Not selected at this time.

5. **PRINT AND RENDER SERVICES.**

5.1. **Miscellaneous Print.**
Not selected at this time.

5.2. **Statement Printing.**
Client's Data Processing Service Provider shall send statement print text file(s) and statement reconciliation file(s) to FIS in a mutually agreed upon format in accordance with the Agreed Processing Times. If necessary, the file should contain the following segregation categories: (a) Image statements, (b) with Item enclosures less than fifty-five (55), (c) with Item enclosures fifty-five (55) or greater; (d) zero Item enclosures; and (e) special request statements. FIS will print statement text and Item Images for Image statements in simplex or duplex mode, as is mutually agreed upon by Client and FIS, in preparation for Image/Truncated Rendering, as described below. The print quality will be consistent with that required by automated zip code sorting equipment and acceptable to Client, FIS and the United States Postal Service ("USPS").

5.3. **Image/Truncated Rendering.**
FIS will use an insertion machine to read the intelligent insertion marks or bar code imprinted on the statement/notice, fold the correct number of pages, insert the statement/notice and inserts into a standard window envelope that is of a quality consistent with that required by automated Statement/Notice Rendering equipment and acceptable to Client and FIS, seal the envelope and place a generic postage indicia before mailing.

5.4. **Bulk Statements.**
FIS will manually process any statement over seven (7) pages in a standard #10 envelope or over twelve (12) pages in a standard 9x12 envelope.

5.5. **Traditional Statement Render Base.**
Not supported at this time

5.6. **Traditional Statement Render – Per Item.**
Not supported at this time

5.7. **Statement Inserts.**
FIS will insert up to three (3) statement/notice inserts into a standard window envelope. The statement inserts will be of a size, format and quality that is consistent with that required by automated Statement Rendering equipment and acceptable to FIS. If the proposed statement/notice inserts are provided by Client they must be submitted to FIS at least ten (10) Business Days in advance of the Statement Cycle Date.

5.8. **Statement Data Manipulation.**

Not selected at this time.

5.9. **Postage Presort.**
Not selected at this time.

6. BACK OFFICE SERVICES IMAGE.

6.1. **Image Incoming Returns (ASP or Outsourced).**
The Image Incoming returns module is used to automate the process for incoming returns. An electronic file of incoming return items is imported from the exchange partner into the item processing application. The information for the return is used to identify the original deposit account number. Based on that deposit account number, special instructions that have been set up for the specific financial institution, along with any account level overrides, are applied to the incoming return. Once all decisions are finalized, the following outputs are created:

(a) Posting file to core containing debit to accounts, GL offsets and fees

(b) File of redeposited items sent to exchange partner

(c) Notices of chargeback along with IRDs for return to deposit account holder

Image Incoming Returns are offered in an Application Service provider (ASP or Hosted) processing model with the Client processing the incoming returns or an outsourced model with FIS personnel processing the incoming returns utilizing Client provided instructions.

7. OTHER ITEM PROCESSING RELATED SERVICES.

7.1. **Other Services.**

(a) CD-ROM End User Viewing Software. FIS will provide the ability for Client to purchase software that will enable its end customers to review Item Images and data from a CD-ROM or DVD-ROM. For end-customers who receive an image statement, FIS will retrieve check images from the FIS Image Archive, merging those check images with the corresponding periodic statement text, and writing that data to a CD-ROM for delivery to and for use by the end-customer.

(b) Image Processing System Reports. FIS will provide standard reports - All Items Listing, Cash Letter Detail, Cash Letter Summary, Change Log, and the Item Balancing Sheet, plus additional designated mutually agreed upon reports – in a mutually acceptable format each Business Day.

7.2. **Miscellaneous.**

(a) Programming Support. FIS will provide Special Programming at Client's request for new or modified products or services at FIS' then current programming hourly rate.

(b) On-site Consulting. FIS will provide item processing consulting services at Client's request for new or modified products or services at FIS' then current hourly rate.

(c) Training. As a part of the initial implementation, FIS will provide on-site "train-the-trainer" training for Client's back office users of FIS provided item processing reports and archive access applications.

(d) Courier Services. Client will be responsible for the selection, expense and overall management of the couriers that are used for the transportation of all Items, records, and other data between Client offices and the Service Center, the Inclearing Items from the Federal Reserve Bank to the Service Center, and for the transportation of Transit Items to the Federal Reserve Bank or other upstream correspondent banks. The parties agree that such courier service may be either an existing courier service shared by other FIS Clients or, if Client in its sole discretion determines that it is not feasible or desirable to utilize such existing courier service, such other courier service as is designated by Client.

(e) Supplies. Client may purchase supplies (including but not limited to statements, blank white paper for image statements, envelopes, CAR/LAR documents, official checks, paper stock for reports, marketing inserts, specialty forms, custom forms, notice forms, payment forms/books and loan forms) from FIS.

(f) Change of Client's Data Processing Services Provider. Client will provide FIS with at least one hundred eighty (180) days advance written notice of its intent to change Client's Data Processing Services Provider. If Client elects to change its Data Processing Services Provider, Client will pay to FIS the certification and related charges necessary for FIS to determine how the image item processing services provided under this Schedule may continue to be provided following such change.

PRICING ATTACHMENT I FOR EXHIBIT O

PROCESSING AGREEMENT

WESTAMERICA BANK

REVISED: MARCH 17, 2011

FIS Item Processing				
	Monthly Processing Investment			
Description	3rd Yr of Estimated Volume	Unit	Monthly Unit Fee	Monthly Investment
Capture Services				
Over-the-Counter Image Capture - First 500,000 Items (Graduated)	500,000	Per Item	$0.0096	$4,800.00
Over-the-Counter Image Capture - 500,001 - 1,000,000 Items	500,000	Per Item	$0.0069	$3,450.00
Over-the-Counter Image Capture - 1,000,001 - 4,500,000 Items	1,255,267	Per Item	$0.0058	$7,280.55
Over-the-Counter Image Capture - Greater than 4,500,000 Items	-	Per Item	$0.0053	$0.00
Over-the-Counter Image Correction and Balancing - First 500,000 Items (Graduated)	500,000	Per Item	$0.0117	$5,850.00
Over-the-Counter Image Correction and Balancing - 500,001 - 1,000,000 Items	500,000	Per Item	$0.0096	$4,800.00
Over-the-Counter Image Correction and Balancing - 1,000,001 - 4,500,000 Items	1,321,787	Per Item	$0.0085	$11,235.19
Over-the-Counter Image Correction and Balancing - Greater than 4,500,000 Items	-	Per Item	$0.0080	$0.00
Inclearing Image Capture - First 500,000 Items (Graduated)	45	Per Item	$0.0096	$0.43
Inclearing Image Capture - 500,001 - 1,000,000 Items	-	Per Item	$0.0069	$0.00
Inclearing Image Capture - 1,000,001 - 4,500,000 Items	-	Per Item	$0.0058	$0.00
Inclearing Image Capture - Greater than 4,500,000 Items	-	Per Item	$0.0053	$0.00
Inclearing Image Correction and Balancing - First 500,000 Items (Graduated)	500,000	Per Item	$0.0181	$9,050.00
Inclearing Image Correction and Balancing - 500,001 - 1,000,000 Items	500,000	Per Item	$0.0138	$6,900.00
Inclearing Image Correction and Balancing - 1,000,001 - 4,500,000 Items	203,934	Per Item	$0.0106	$2,161.70
Inclearing Image Correction and Balancing - Greater than 4,500,000 Items	-	Per Item	$0.0096	$0.00
CAR/LAR Recognition	2,255,267	Per Item	$0.0100	$22,552.67
CAR/LAR Reject Reentry	430,945	Per Item	$0.0320	$13,790.24
Balancing Adjustment	6,948	Per Adjustment	$1.0000	$6,948.00
Additional Cash Letter Endpoints	15	Per Cut/Per Endpoint	$117.00	$1,755.00
Image Repair Items	4,746	Per Item	$0.0208	$98.72
MICR Line Correction	2,980	Per Item	$0.1643	$489.61
Back Office Services				
Outgoing Returns - Qualified (Paper or Electronic)	4,473	Per Item	$1.7500	$7,827.75
Fine Sort and Cycle Sort (Per Item Passed)	8,231	Per Item	$0.0170	$139.93
Incoming Adjustments	25	Per Adjustment	$6.0000	$150.00
Research and Copies				
Research and Subpoenas (One Hour Minimum)	-	Per Hour	$35.00	$0.00
Item Retrieval - Pulling Original Item Out of Storage	26	Per Item	$6.00	$156.00
Image Copy	-	Per Image	$2.00	$0.00
Fax Image Copy	36	Per Fax	$1.70	$61.20
Image Archive				
Online Image Archive (7 Year(s))	3,538,760	Per Item	$0.0058	$20,524.81
Smart Assessment Access	-	Per Month	Quote	$0.00
Image Interface Access	3	Per Month	$408.00	$1,224.00
CD Production (Per Media for Bank Customer Use)	95	Per Media	$29.00	$2,755.00

Subtotal Monthly Item Processing Offerings	$134,001

Image Exchange				
IRD Print	2,039	Per Item	$0.076	$154.96
Outgoing Image Item Presentment - Non-Endpoint	1,364,601	Per Item	$0.015	$20,469.02
Incoming Image Item Presentment from Clearing Relationship	1,203,934	Per Item	$0.007	$8,427.54
Incoming Image Item Presentment from Third Party Remote Capture (Merchant, Branch and/or Teller)	62,931	Per Item	$0.012	$755.17

Subtotal Monthly Item Processing - Image Exchange Offerings	$29,807

Back Office Services TRIPS				
TRIPS Incoming Returns (ASP) - First 1,000 Items (Static)	-	Per Item	$1.06	$0.00
TRIPS Incoming Returns (ASP) - 1,001 - 3,500 Items	-	Per Item	$0.96	$0.00
TRIPS Incoming Returns (ASP) - 3,501 - 5,500 Items	4,897	Per Item	$0.85	$4,162.45
TRIPS Incoming Returns (ASP) - 5,501 - 10,000 Items	-	Per Item	$0.74	$0.00
TRIPS Incoming Returns (ASP) - Greater than 10,000 Items	-	Per Item	$0.69	$0.00
TRIPS Incoming Returns with RCK	-	Per Month	$531.00	$0.00
TRIPS Incoming Returns with WebDirect	-	Per Month	$1,062.00	$0.00
TRIPS Incoming ANS	-	Per Month	$531.00	$0.00

Subtotal Monthly Item Processing - TRIPS Offerings	$4,162

PRICING ATTACHMENT 1 FOR EXHIBIT O

PROCESSING AGREEMENT

WESTAMERICA BANK

REVISED: MARCH 17, 2011

FIS Item Processing				
	Monthly Processing Investment			
Description	1st Year Estimated Volume	Unit	Monthly Unit Fee	Monthly Investment
Total Monthly Item Processing Offerings				$167,930

Rd

PRICING ATTACHMENT 1 FOR EXHIBIT O

PROCESSING AGREEMENT

WESTAMERICA BANK

REVISED: MARCH 17, 2011

FIS Item Processing				
	One Time Investment			
Description	Yr 3r Estimated Volume	Unit	One Time Unit Fee	One Time Investment
Summary of One Time Fees				
Additional FIS Capture Site Processing	-	One-Time	$4,078	$0
CAR/LAR Recognition	1	One-Time	$3,496	n/a
Additional Cash Letter Endpoints	1	One-Time	$2,913	n/a
Outgoing Returns - Qualified (Electronic)	1	One-Time	$4,078	n/a
Online Image Archive (7 Year(s))	1	One-Time	$1,165	n/a
Smart Assessment Access	-	One-Time	$2,330	$0
Image Interface Access	3	One-Time	$3,496	n/a
CD Production (Per Media for Bank Customer Use)	1	One-Time	$1,748	n/a
CD Viewing Software	95	Per Media	$350	n/a
IRD Print	1	One-Time	$1,165	n/a
Outgoing Image Item Presentment	1	One-Time	$7,500	n/a
Incoming Image Item Presentment from Clearing Relationship	1	One-Time	$7,500	n/a
Incoming Image Item Presentment from Third Party Remote Capture (Merchant, Branch and/or Teller)	1	One-Time	$8,156	n/a
TRIPS Incoming Returns	1	One-Time	Quote	n/a
TRIPS Incoming Returns with RCX	-	One-Time	$1,593	$0
TRIPS Incoming Returns with WebDirect	-	One-Time	$5,311	$0
TRIPS Incoming ANS	-	One-Time	$1,593	$0
TRIPS Incoming ANS with Automated Holds	-	One-Time	$10,622	$0

Total Item Processing One Time Fees	$0

Assumptions Regarding FIS Item Processing:

DP

1. One Cash Letter Endpoint daily included (paper or electronic).
2. FIS will prepare the Federal Reserve Bank Return Item Cash Letter. Couriers, if applicable, will be the responsibility of the Client.
3. Workstations may be connected via the Client's TCP/IP wide area network to the FIS check processing center.
4. Fees do not include out of pocket travel and related expenses.
5. Minimum Monthly Fee of $133,496.48 which includes the following: Item Processing, TRIPS, eDelivery and FOS/Statements.
6. Image Exchange services may have additional one-time and monthly fees depending on interface, transmission, and telecommunications requirements.
7. Disclosed Volumes as of December 2010.
8. Additional implementation fees, which are not included in this proposal, may be applicable for a Holding Company.
9. Additional Input Files outside standard implementation not listed in this pricing agreement are available at FIS' then current rates and will be quoted separately.
10. Interfaces to non-FIS Core and Item Processing applications not listed in this pricing agreement are available at FIS' then current rates and will be quoted separately.
11. If the Financial Institution deconverts from FIS Item Processing, a deconversion fee of up to $5,000 would be billed and would include the coordination of the deconversion, conference calls, information exchange and removing of all programs from FIS. The fees do not cover services which include licensed software, deconversion statement drops, extraction of the images from the check image archive or other tangible requests made by the client.

PRICING ATTACHMENT 1 FOR EXHIBIT O

PROCESSING AGREEMENT

WESTAMERICA BANK

REVISED: MARCH 17, 2011

FIS Item Processing - Ancillary Capture Products				
	Monthly Processing Investment			
Description	[illegible] Year Estimated Volume	Unit	Monthly Unit Fee	Monthly Investment
Commercial Capture Xpress (CCX) - Merchant Capture				
CCX - Base Processing Fee	1	Per Institution	$408.00	$408.00
CCX - Merchant Access Fee - First 100 Merchants (Static)	23	Per Merchant	$32.00	$736.00
CCX - Merchant Access Fee - 101 - 250 Merchants	-	Per Merchant	$28.00	$0.00
CCX - Merchant Access Fee - 251 - 500 Merchants	-	Per Merchant	$23.00	$0.00
CCX - Merchant Access Fee - Greater than 500 Merchants	-	Per Merchant	$20.00	$0.00
CCX - Transaction Processing - First 25,000 Items (Static)	3,195	Per Item	$0.09	$287.55
CCX - Transaction Processing - 25,001 - 100,000 Items	-	Per Item	$0.08	$0.00
CCX - Transaction Processing - Greater than 100,000 Items	-	Per Item	$0.07	$0.00
Commercial Capture Xpress (CCX) - Optional Services				
CCX - CAR/LAR for End User	3,195	Per Item	$0.01	$31.95
CCX - TXN Fee - FIS to print Substitute Checks (IRDs)	-	Per IRD	$0.076	$0.00
CCX - TXN Fee - Incoming Electronic Returns	-	Per Item	$2.90	$0.00
CCX - End User (Merchant) FIS Call Center Support	-	Per Scanner	$23.00	$0.00
CCX - ACH File	-	Per File	$1.59	$0.00
CCX - Advanced Authentication Base Fee	-	Per Institution	$41.00	$0.00
CCX - Advanced Authentication Access Fee	-	Per User	$0.20	$0.00
CCX Plus - Deposited Items Submitted for Balancing	-	Per Item	$0.02	$0.00
CCX Plus - CAR/LAR Reject Re-entry or MICR Line Edits	-	Per Item	$0.05	$0.00
CCX Plus - Balancing Adjustments	-	Per Adjustment	$2.66	$0.00

Subtotal Monthly Item Processing - Commercial Capture Offerings	$1,464
Total Monthly Item Processing - Ancillary Capture Products Offerings	$1,464

DP

PRICING ATTACHMENT 1 FOR EXHIBIT O

PROCESSING AGREEMENT

WESTAMERICA BANK

REVISED: MARCH 17, 2011

FIS Item Processing - Ancillary Capture Products				
	One-Time Investment			
Description	1st Year Estimated Volume	Metric	One Time Unit Fee	One Time Investment
Summary of One Time Fees				
CCX - Base Implementation Fee	1	Per Institution	$17,420	n/a
CCX - Canon CR-25 Duplex Scanner	-	Per Device	$630	$0
CCX - Canon CR-55 Duplex Scanner	-	Per Device	$805	$0
CCX - Canon CR-180 Duplex Scanner	-	Per Device	$2,925	$0
CCX - Canon CR-180 II Duplex Scanner	-	Per Device	$2,925	$0
CCX - CTS LS800 Reader Sorter	-	Per Device	$8,125	$0
CCX - Digital Check CX 30 Single Doc, NO Ink Jet (Franking Option)	-	Per Device	$299	$0
CCX - Digital Check CX 30 Single Doc, Ink Jet (Franking Option)	-	Per Device	$345	$0
CCX - Digital Check TS215 Single Doc, NO Ink Jet	-	Per Device	$430	$0
CCX - Digital Check TS215 Single Doc, Ink Jet	-	Per Device	$455	$0
CCX - Digital Check TS230-35, 35 DPM 50 Doc Feed, NO Ink Jet	-	Per Device	$560	$0
CCX - Digital Check TS230-35, 35 DPM 50 Doc Feed, Ink Jet	-	Per Device	$635	$0
CCX - Digital Check TS230-65, 65 DPM 50 Doc Feed, NO Ink Jet	-	Per Device	$645	$0
CCX - Digital Check TS230-65, 65 DPM 50 Doc Feed, Ink Jet	-	Per Device	$735	$0
CCX - Digital Check TS240-50, 50 DPM, 100 Doc Feed, Ink Jet, w/Franker	-	Per Device	$690	$0
CCX - Digital Check TS240-50, 50 DPM, 100 Doc Feed, Ink Jet	-	Per Device	$630	$0
CCX - Digital Check TS240-75, 75 DPM, 100 Doc Feed, Ink Jet	-	Per Device	$740	$0
CCX - Digital Check TS240-100, 100 DPM, 100 Doc Feed, Ink Jet	-	Per Device	$945	$0
CCX - MagTek Excella 25 DPM, Ink Jet	-	Per Device	$855	$0
CCX - Panini I:Deal Single Doc, with or without Franking, NO Ink Jet	-	Per Device	$299	$0
CCX - Panini VisionX 1F 50 DPM 1 Doc Feed, NO Ink Jet	-	Per Device	$445	$0
CCX - Panini VisionX 1F 50 DPM 1 Doc Feed, Ink Jet	-	Per Device	$490	$0
CCX - Panini VX RDC 15 DPM, 25 Doc Feed, Ink Jet	-	Per Device	$535	$0
CCX - Panini VisionX 50 DPM, 50 Doc Feed, NO Ink Jet	-	Per Device	$730	$0
CCX - Panini VisionX 50 DPM, 50 Doc Feed, Ink Jet	-	Per Device	$760	$0
CCX - Panini VisionX 50 DPM, 100 Doc Feed, NO Ink Jet	-	Per Device	$865	$0
CCX - Panini VisionX 50 DPM, 100 Doc Feed, Ink Jet	-	Per Device	$880	$0
MV - Panini VisionX 75 DPM, 50 Doc Feed, Ink Jet	-	Per Device	$920	$0
CCX - Panini VisionX 75 DPM, 100 Doc Feed, NO Ink Jet	-	Per Device	$1,015	$0
CCX - Panini VisionX 75 DPM, 100 Doc Feed, Ink Jet	-	Per Device	$1,040	$0
CCX - Panini VisionX 100 DPM, 100 Doc Feed, NO Ink Jet	-	Per Device	$1,215	$0
CCX - Panini Upgrade VisionX 50 Doc Feed to 100 Doc Feed	-	Per Device	$135	$0
CCX - Panini Upgrade VisionX 50 DPM to 75 DPM	-	Per Device	$190	$0
CCX - Panini Upgrade VisionX 75 DPM to 100 DPM	-	Per Device	$200	$0
CCX - Panini Upgrade VisionX 50 DPM to 100 DPM	-	Per Device	$485	$0
CCX - Panini Upgrade Optical Character Recognition Engine (OCR)	-	Per Device	$85	$0
CCX - Panini Upgrade Ink Jet (No Cartridge)	-	Per Device	$70	$0
CCX - Canon CR-25 CarePak 3 Year (Overnight Depot Unit Exchange)	-	Per Device	$389	$0
CCX - Canon CR-55 CarePak 3 Year (Overnight Depot Unit Exchange)	-	Per Device	$549	$0
CCX - Canon CR-180 CarePak 3 Year (Overnight Depot Unit Exchange)	-	Per Device	$1,360	$0
CCX - CTS LS800 Reader Sorter One Year (Overnight Depot Unit Exchange)	-	Per Device	$1,875	$0
TASQ - One Year AUE	-	Per Device	$88	$0
TASQ - Two Year AUE	-	Per Device	$150	$0
TASQ - Three Year AUE	-	Per Device	$225	$0
CCX - Scanner Interface	-	Per Scanner	$175	$0
CCX - Advanced Authentication Implementation Fee	-	Per Institution	$874	$0
CCX - Single Sign-on Implementation Fee - FIS Internet Banking Solutions	-	Per Institution	$1,062	$0
CCX - Scanner Installation Support	-	Per Scanner	$77	$0
CCX - New User Installation Support (Basic)	-	Per Installation	$128	$0
CCX - New User Installation Support (Advanced)	-	Per Installation	$257	$0
CCX - Remote Deposit Capture Demo (Generic)	-	One-Time	$770	$0

Total Item Processing - Ancillary Capture Products One Time Fees	$0

Miscellaneous Fees	
CCX - On-Site Installation and Training Support	$2,500
CCX - Programming Services (Per Hour, 2 Hour Minimum)	$173

AP

PRICING ATTACHMENT 1 FOR EXHIBIT O

PROCESSING AGREEMENT

WESTAMERICA BANK

REVISED: MARCH 17, 2011

Assumptions Regarding Commercial Capture Xpress (CCX) Services:

1. The merchant or business must provide a Commercial Capture Xpress control workstation; workstation minimum requirements are: 933 Mhz, 256MB RAM, 8MB video, USB 2.0 port, Windows 2000 or XP, Acrobat Reader 5.0 or later version, Java plug-in 1.4.2 or later version, keyboard, mouse and 17-inch color monitor.
2. Merchant Access Fee is for a Single Business or Merchant Depositor with no limit on the number of deposit accounts associated with the Business or Merchant.
3. Base Implementation Fee includes system set up and testing, standard branding, standard output file configuration, testing, web-based training and telephone support by CCX implementation specialist. Additional or post-implementation training is available, and will be quoted separately.
4. On-site installation and training support is available for an additional fee. Scheduled in advance through FIS' technical services team.
5. FIS reserves the right to change our one-time fee quote based on any additional processing or interface requirements.
6. In-house IRD printing requires use of FIS-qualified printers, FIS-provided IRD Print Software, forms, and forms burster or cutter.
7. Transaction processing of deposited items includes online archival storage of checks for 24 months, and file transmission to Client and/or one (1) collection agent; collection-related charges are not included and remain Client's responsibility.
8. Scanner prices, maintenance options and upgrade options are subject to change without notice.
9. Client or its end-customer is responsible for ongoing scanner and printer maintenance and repairs.
10. CCX Scanner Interface charge includes FIS provided scanner application programming interface, and applies to scanners purchased from non-FIS sources only.
11. Basic New User Installation Support includes:
    - Equipment Setup
    - Scanning checks
    - Balancing
    - Advance edit
    - Approving deposits
    - 1 hour training session
    - Close Batch Status Report
    - Open Batches
    - Updating Batches
    - Basic Security
    - Batch Status

DP

12. Advanced New User Installation Support includes:
    - Equipment Setup
    - Scanning checks
    - Advance edit
    - Balancing
    - Approving deposits
    - Close Batch Status Reports
    - Transactions
    - Batch Status
    - Open Batches
    - Updating Batches
    - Security
    - Adding users
    - Reports
    - Remittance
    - Payment Export
    - 2 hour training session

PRICING ATTACHMENT 1 FOR EXHIBIT O

PROCESSING AGREEMENT

WESTAMERICA BANK

REVISED: MARCH 17, 2011

FIS Output Solutions					
	Monthly Processing Investment			Implementation Investment	
Description	1 = Yes or Estimated Volume	Monthly Maint. Fee	Monthly Investment	One Time Fee	Total One Time Investment
eDelivery Services					
Basic System	1	$953	$953	$19,901	n/a
Each Additional Statement/Notice or File Type	-	n/a	$0	$1,564	$0
Monthly Retention - 24 Months	1	$6,932	$6,932	n/a	n/a
eDelivery Statements/Notices Imported (Active Subscribed Accounts) - (Graduated)					
0 - 1,000	1,000	$0.10	$100.00	n/a	n/a
1,001 - 5,000	4,000	$0.08	$320.00	n/a	n/a
5,001 and Over	55,330	$0.003	$166.39	n/a	n/a
Optional Services					
Site Branding	-	n/a	$0	$642	$0
Statement Stuffer Tab (with up-load feature)	1	n/a	n/a	$154	n/a
Demo Link with FI Branding	1	n/a	n/a	$770	n/a
3rd Party Optional Services					
Single Sign-On from 3rd Party Internet Banking	1	$250	$250	$1,305	n/a
Total FIS Output Solutions Offerings			$8,722		$0

Miscellaneous Fees	
Professional Services (Per Hour)	$250

Assumptions Regarding FIS Output Solutions:

DP

1. Check Image Retrieval is the ability to retrieve and save a single check image at a time. Multi-check image retrieval and saving is not currently supported. Check images are not appended to the end of the account statement display (HTML or PDF) page.
2. Client is responsible for coordinating activities with Third Party providers.
3. Retention accumulation of statements and/or notices begins when the production eDelivery application setup is complete.
4. The Client's customer must have a valid email address entered into the eDelivery system for email notifications to function properly.
5. eDelivery Statement / Notice Fee is calculated by the number of imported statements / notices for active subscribed accounts for the month times the per item fee.
6. Additional Statement/Notice is an estimated cost, actual charges may vary after further analysis of specifications.
7. Professional Services fees may be increased at FIS' discretion.
8. Check image storage retention needs to match eDelivery retention length to ensure links are active.
9. Site Branding includes custom bank logo, two colors on website, one financial institution address, one website address, and up to two compliance graphics.
10. Additional statement fees will apply to Clients who wish to present the ImageCentre statement layout.
11. Disclosed Volumes as of December 2010.

PRICING ATTACHMENT 1 FOR EXHIBIT O

PROCESSING AGREEMENT

WESTAMERICA BANK

REVISED: MARCH 17, 2011

FIS Output Solutions				
	Monthly Processing Investment			
Description	Estimated Volume	Unit of Measure	Monthly Unit Fee	Monthly Investment
Loan Coupon Services				
12 Month Coupon Book	-	Per Book	$1.54	$0.00
24 Month Coupon Book	-	Per Book	$2.00	$0.00
36 - 48 Month Coupon Book	-	Per Book	$2.31	$0.00
60 - 180 Month Coupon Book	-	Per Book	$2.39	$0.00
Subtotal Monthly Loan Coupon Services Offerings				$0
Print/Render Services				
Self Sealer Notice Communication (Letter or Postcard Size)	-	Per Mail-Piece	$0.1100	$0.00
Notice Print and Render - Letter Size Format	-	Per Mail-Piece	$0.1300	$0.00
Multi-page Notices - Additional Sheets	-	Per Additional Sheet	$0.0450	$0.00
MICR Print and Render - Checks, Notices, etc.	3,281	Per Mail-Piece	$0.1400	$459.34
MICR Multi-page Notices Additional Sheets	171	Per Additional Sheet	$0.0450	$7.70
Statement Printing - Standard Document Processing	302,448	Per Impression	$0.0330	$9,980.78
Statement Printing - Advanced Document Processing	-	Per Impression	$0.0790	$0.00
Full Color Printing - Up to 9% Ink Coverage	-	Per Impression	$0.0460	$0.00
Full Color Printing - > 9% Up to 15% Ink Coverage	-	Per Impression	$0.0510	$0.00
Fold/Insert Render (Non-Bulk Statements)	214,836	Per Statement	$0.0420	$9,023.11
Bulk Statement Insert Render (Statements over 12 Sheets, Flats, Envelopes or Manual Insert)	5,444	Per Statement	$0.4500	$2,449.80
Traditional Check Return Statement Render Base	-	Per Statement	$0.7100	$0.00
Traditional Check Return Statement Render (Per Item Enclosure)	-	Per Item	$0.0200	$0.00
Statement Inserts (Limit of 3 Inserts)	-	Per Insert	$0.0170	$0.00
Postal Pre-Sort - 3 Digit	-	Per Statement	$0.0240	$0.00
FASTforward Change of Address/Move Update processing	-	Per Move Update	$0.0600	$0.00
Document Archival (eVue, eVision) or PDF's	-	Per Page	$0.0030	$0.00
Forms - 20# White Paper (Plain, standard perf position or 3-hole punch)	-	Per Sheet	$0.0088	$0.00
Forms - 20# Common/Generic Graduated Screen (Plain or 3-hole punch)	-	Per Sheet	$0.0008	$0.00
6" X 9 1/2" Envelopes (Common/Generic)	-	Per Envelope	$0.0220	$0.00
#10 size Envelopes (Common/Generic)	-	Per Envelope	$0.0148	$0.00
9" x 12" Catalog Envelopes (Common/Generic)	-	Per Envelope	$0.1750	$0.00
#9 size BRE Envelopes (Common/Generic)	-	Per Envelope	$0.0168	$0.00
Client Supplied Materials	-	Per Pallet Position	$18.00	$0.00
ADF Client Portal Subscriptions Support	-	Per Month	$500.00	$0.00
ADF Client Portal User Subscription	-	Per Month/User	$50.00	$0.00
Subtotal Monthly Print/Render Services Offerings				$21,921
Total Monthly and Per Occurrence FIS Output Solutions Offerings				$21,921

DP

PRICING ATTACHMENT 1 FOR EXHIBIT O

PROCESSING AGREEMENT

WESTAMERICA BANK

REVISED: MARCH 17, 2011

FIS Output Solutions				
	One Time Investments			
Description	Estimated Volume	Unit	One Time Unit Fee	One Time Investment
Summary of One Time Fees				
Loan Coupon Services Set-Up	-	One-Time	$1,027	$0
Self Sealer Notice Communication (Letter or Postcard Size)	-	Per Notice Type	$2,500	$0
Notice Print and Render - Letter Size Format	-	Per Notice Type	$2,500	$0
MICR Print and Render - Checks, Notices, etc.	1	Per Notice Type	$2,500	n/a
Statement Printing - Standard Document Processing	1	One-Time	$3,500	n/a
Statement Printing - Advanced Document Processing	-	One-Time	$7,000	$0
Full Color Printing - Up to 9% Ink Coverage	-	Per Statement Type	$2,250	$0
Full Color Printing - > 9% Up to 15% Ink Coverage	-	Per Statement Type	$2,250	$0
Traditional Check Return Statement Render	-	One-Time	$2,377	$0
FASTforward Change of Address/Move Update processing	-	One-Time	$259	$0
Document Archival - FIS (eVault/Vision)	-	One-Time	$1,050	$0

Total FIS Output Solutions One Time Fees	$0

Miscellaneous Fees	
Programming Fee (Per Hour)	$175
Manual Request/Special Handling (Per Hour)	$30
Daily Job Setup (Per Job)	$14
Programming Analysis, Design, Testing, Project Management, Installation Task (Per Hour)	$75

Assumptions Regarding FIS Output Solutions Offerings:

1. FIS Loan Coupon Services include the following items:
   - 12 Month through 180 Month coupons
   - 2 2/3 X 7 1/2 24 Pound Paper
   - File processing, laser printing, binding and cutting
   - Inserting in envelope
   - Generic double window envelope
   - Standard stock blue hard cover (text is "Loan Payment") and white backer
   - Address Change Form
   - Return address dry gum labels
   - Loan coupon with CAR/LAR technology and MICR or OCR line (coupon size - 2 2/3 X 6 5/8)
   - Coupon Books are produced weekly or monthly (client's request) and mailed next day
2. Loan Coupon Services Implementation Fee is for standard set-up; actual charges may vary after further analysis of specifications for customized work. Implementation Fee includes coupon layout.
3. Non-FIS Core clients responsible for core file transfers; additional fees may apply and are not included in this proposal.
4. First Class Postage costs paid for by Client on a pass-through basis.
5. Statement envelopes will be provided by Client. Postage and Courier costs paid for by Client on a pass-through basis.
6. An impression is defined as one printed side of a page. A simplex page is one impression and a duplex is two impressions.
7. Notice Print and Render include the following items:
   - Generic Self Sealer - Regular or Post Card
   - Self Sealer or 20# Paper and 6" X 9 1/2 Window Envelope
8. Fees do not include out of pocket travel and related expenses.
9. Custom Forms pricing is subject to verification of requirements.
10. Full Color Print may not be available in all output facilities.
11. Disclosed Volumes as of December 2010.
12. Client is responsible for the programming fees for regulatory compliance changes on documents using Advanced document processing.

PRICING ATTACHMENT 1 FOR EXHIBIT O

PROCESSING AGREEMENT

WESTAMERICA BANK

REVISED: MARCH 17, 2011

RECAP OF ALL INVESTMENTS		
Description	One Time Investment	Monthly Investment
Total Item Processing Investment	$0	$167,970
Total Item Processing - Ancillary Capture Products Investment	$0	$1,464
Total FIS Output Solutions Investment	$0	$30,643
Total FIS Investment	$0	$200,077
11.6% Monthly credit of Total FIS Investment Monthly Processing Fee (see assumption #9 for exclusions-term of contract)		($23,209)
Total Monthly Investment with Rebates		$176,868
Total All Investments	$0	$200,077

Assumptions Regarding Overall Fee Schedule:

1. All stated fees subject to the CPI adjustments pursuant to the Agreement.
2. Disclosed Asset size is $4,934,000,000 as of December 2010.
3. All travel and travel related expenses are not included with any of the products outlined above. They will be invoiced on a pass-through basis.
4. Pricing subject to change if any assumptions are not valid as stated in this Attachment.
5. Tax and Shipping Charges are not included as part of this pricing.
6. **Telecommunications is an extremely important part of this Attachment. The quote provided is only an estimate for these services. If needed, a separate fee schedule will be generated.**
7. Monthly Minimum credit will no longer apply when minimums are exceeded.
8. Network fees and pass-throughs are not included in Monthly credit(s).
9. Credit excludes Postage Pre-Sort, All Forms and Envelopes.
10. Some fees may be rounded for display purposes only and will be billed at actual rates.
11. Some products Monthly fee for Services Proposed fee is 1/12 of the annual fee.

Client: Westamerica Bancorporation

Effective Date: January 1, 2011

EXHIBIT "P"

AUTOMATED CLEARING HOUSE "ACH"

The Services described in this Exhibit P are pursuant to the Agreement and shall be governed by the terms of the Agreement except as otherwise provided in this Exhibit O. Exhibit "P" includes services related to Automated Clearing House ("ACH") services pursuant to the terms and conditions below. Client engages FIS to provide its automated clearing house ("ACH") processing service ("Service") for depository and loan accounts ("Accounts") using its proprietary ACH system ("System").

1. INTRODUCTION

1.1. FIS shall provide Client with Automated Clearing House ("ACH") services as more fully set forth in the attached Exhibit P, which is hereby incorporated into the Agreement by this reference

1.2. Sections 3.12 (System Software Licenses), 3.13 (Software Status), 3.14 (Education), 3.15 (Transfers Out), 5 (Software), and 7 (Staffing) of the Agreement shall not apply to this Exhibit P.

1.3. IN NO EVENT SHALL ANY LIABILITY OF EITHER PARTY UNDER THIS EXHIBIT GIVE RISE TO ANY ADDITIONAL LIABILITY OR ADDITIONAL MEANS OF RECOVERY AGAINST SUCH PARTY WITH RESPECT TO THE OTHER SERVICES PROVIDED UNDER THE TERMS OF THE AGREEMENT OR ANY OTHER AMENDMENTS OR EXHIBITS THEREUNDER. NOR SHALL ANY LIABILITY OF EITHER PARTY WITH RESPECT TO THE OTHER SERVICES PROVIDED UNDER THE TERMS OF THE AGREEMENT OR ANY OTHER AMENDMENT OR EXHIBIT THERETO GIVE RISE TO ANY ADDITIONAL LIABILITY OR ADDITIONAL MEANS OF RECOVERY AGAINST SUCH PARTY UNDER THIS EXHIBIT "P".

1.4. Termination or expiration of this Exhibit, whether for breach or otherwise, shall not give rise to any right to terminate the Agreement or any other Amendments issued thereunder; nor shall termination or expiration of the other services provided under the Agreement or any other Amendments issued thereunder whether for breach or otherwise, give rise to any right to terminate the Services provided under this Exhibit except as expressly permitted in this Exhibit. In addition to the termination rights set forth in the Agreement, FIS may terminate this Exhibit if Client: (a) sells, transfers or assigns all or substantially all of its Accounts to a third party that does not agree in writing with FIS to be bound by the terms of this Agreement; (b) fails to maintain required balances in any clearing or settlement account associated with the Service, and fails to remedy that deficiency within forty-eight (48) hours of FIS requesting it

to do so; or (c) fails to cure any material violation of applicable Law, or any rule or regulation promulgated by an ACH network or the National Automated Clearing House Association (NACHA), within thirty (30) days of FIS requesting it to do so.

1.5. The fees set forth in this Exhibit P (below) are in addition to other fees payable by Client pursuant to the Agreement.

2. **DATA.**

2.1. Client shall provide with any Data required to perform the Service. Client will be solely responsible for creating, managing, reviewing and otherwise controlling its Data. 5.2 FIS shall not be responsible for the accuracy, completeness or authenticity of any Data furnished by Client or a third party, and shall have no obligation to audit, check or verify that Data. If any Data submitted by Client to FIS is incorrect, incomplete or not in the required format, FIS may require Client to resubmit the Data or FIS may correct the Data and bill Client its then current rates for performing those corrections. FIS shall attempt to notify Client prior to Client incurring such expense.

2.2. FIS shall store ACH Data off-site for a period of no more than sixty (60) days following processing. Client shall maintain a copy of all Data submitted to FIS (whether directly or through a third party) to permit reconstruction if ever required. Client assumes all risk and expense associated with Data reconstruction, except for those expenses incurred as a direct consequence of FIS' material breach of this Exhibit. If Data reconstruction is ever required, the parties must mutually agree on a schedule for that reconstruction.

3. **ACH SERVICES**

3.1. The Service permits Client to transmit and post credit and debit entries to and initiated from accounts owned by Customers ("Accounts"). FIS shall follow procedures and time schedules it deems appropriate to process Data, including adjustments and corrections, in order to timely process Data. FIS shall promptly report any adjustments or corrections that were made to Client. FIS may establish, modify or substitute equipment, processing priorities, programs or procedures as reasonably necessary to accommodate processing demand for the System. Client shall reasonably cooperate with FIS in its performance of the Service, and provide FIS with information, management decisions, regulatory interpretations and policy guidelines as reasonably required.

3.2. FIS will prepare and electronically transmit documents, reports, statements and other output described in the Specifications (collectively, "Output"). Client must: (i) review, verify and audit all Output; and (ii) balance all reports to verify accuracy and master file information. Client must reject incorrect Output: (a) within two (2) business days of receiving daily Output; (b) within five (5) business days of receiving annual, quarterly or monthly Output; and (c) within three (3) business days after receiving all other Output. FIS will correct any Output errors caused by FIS that are identified within these time frames at no charge. FIS will attempt to correct all

other Output errors at Client's expense. Client's sole remedy for an Output error is correction as described in this subsection.

3.3. Client must notify FIS of any out-of-balance condition that Client believes to be, or reasonably should have believed to have been, caused by a failure of the Service, by midnight of the third (3rd) business day immediately following the day of receipt of such data by Client (any failure of Client to notify FIS of any out-of-balance condition within such time period waives Client's right to an available adjustment). Client will maintain account(s) as may be required for ACH Network processing and will maintain such balances as may be required for the settlement of transaction activity, authorized adjustments, and any other financial obligations arising under the Service.

3.4. Client must furnish any hardware, software, or other items necessary for Client to supply Data or process Output. Client shall: (i) implement any patches, upgrades, enhancements or other safeguards necessary to protect the security and accuracy of Data and other input Client provides to FIS as part of the Service; (ii) comply with all operating instructions pertaining to the Service issued by FIS; (iii) cooperate with FIS in the performance of the Service; and (iv) provide FIS with information, management decisions, local regulatory interpretations and policy guidelines as reasonably required in order to perform the Service. 6.5 Client shall comply with all rules, regulations or laws associated with its use of the Service, including those promulgated by the Federal Reserve Board and local networks and associations, regardless of whether Client uses any forms or other Material supplied by FIS. Client assumes all risk and liability associated with its transactions, including any risk of counterfeit, charged-back and fraudulent transactions. Client authorizes FIS to comply with all laws applicable to the Service, including any that pertain to the regulation and examination of Client.

4. TIMEFRAMES AND HOURS OF OPERATION.

4.1. Other than during required System maintenance, FIS shall provide on-line System access and processing twenty-four (24) hours a day, seven (7) days a week. If Data is delivered in an unapproved form, format or using an unapproved delivery method, FIS may, at its discretion: (i) delay processing; (ii) require Client to resubmit it; or (iii) correct the Data, process it and charge Client for any professional services development time associated with correcting a file at Client's request.

4.2. FIS commits to an annual uptime of its systems of 99.5%. It also commits to start any Client job in the queue within five (5) minutes 99.5% of the time. FIS will provide monthly reporting on its downtime and queue wait times.

5. TRAINING.

Client shall be solely responsible for training its employees and representatives to comply with all applicable rules, regulations and laws associated with use of a Service, including those relating to usury, truth-in-lending, fair credit reporting, equal credit opportunity,

automated clearing house transfers, networks associations, electronic funds transfer, privacy and direct marketing ("Laws") applicable to Client, as well as the procedures set forth in FIS' then current standard user operating instructions and requirements ("Specifications") or any manual or other literature provided to Client by FIS.

6. **BUSINESS CONTINUITY.**

Each party shall develop, maintain and, if necessary, execute a business continuity plan to ensure continuity of the Service in the event the System is ever unavailable. In the event of a failure at its Phoenix site, FIS commits to be able to restore service from its disaster recovery site in twelve (12) hours. Each party shall provide reasonable access to those plans and related information to the other party, its auditors and regulators. FIS' business continuity plan shall provide back-up and stand-in capability for all batch and on-line processing components of the System. FIS shall test its business continuity capabilities at least once each calendar year, and provide Client with a report of the test results upon request. Client may participate in FIS' testing whenever reasonably necessary to ensure compatibility. In no event shall FIS alter its business continuity plan in a manner that is materially adverse to Client without advance written consent. FIS will review Client's business continuity plan and render a written report on any incompatibilities upon request at FIS' then current rates.

7. **PROBLEM REPORTING AND RESOLUTION.**

Client shall timely report any problems encountered with the Service. FIS shall provide a toll-free telephone number for problem reporting Monday through Friday from 6:00 A.M. to 6:00 P.M. Arizona Time. FIS shall promptly respond to each reported problem based on its severity, the impact on Client's operations and the effect on the Service. FIS shall use reasonable commercial efforts to either resolve each problem or provide Client with information to enable Client's personnel to resolve it. In the event resolution of a reported problem carries over to the next business day, FIS shall provide Client with periodic updates and an estimate of the time required for resolution. After the 6:00 A.M. to 6:00 P.M. Arizona time hours, upon Client contacting FIS, a representative will return the call within thirty (30) minutes. Resolution would be dependent on the issue and the severity level.

8. **DECONVERSION ASSISTANCE.**

FIS shall provide reasonable deconversion assistance to Client upon request upon the termination of this Exhibit. However, in no event shall FIS be obligated to deconvert any of Client's Accounts prior to a mutually agreed date that is at least thirty (30) days, but not greater than one hundred eighty (180) days after receipt of written notice from Client requesting the de-conversion. If the de-conversion period ends between the third weekend in November and the third week in January, then the period in which to complete the de-conversion may be extended until the first week of February. Client shall pay FIS its then current fees for deconversion assistance, as well as any ancillary costs or expenses.

9. **FEES.**

9.1. Client agrees to pay to FIS fees for ACH Services as set forth in Attachment 1 beginning on the Effective Date in accordance with the payment terms set forth herein;

9.2. Monthly recurring fees will be adjusted annually, in accordance with Section 5 of Exhibit C to the Agreement.

10. **RESPONSIBILITY FOR COMPLIANCE WITH LAWS & RULES.**

The functions and features of the Service shall be capable of complying with all federal laws and regulations and NACHA Operating Rules in effect at the time the Service was ordered by Client. If changes in federal law, regulation or any NACHA Operating Rule requires any modification to the Service, FIS shall, at its expense, make such changes to the Service as are required to conform to then-current federal law, regulation and NACHA Operating Rule, except to the extent such changes are outside the features and functions of the Service. FIS shall also use reasonable efforts to conform the Service to state and local laws and regulations; provided, however, that Client shall be responsible for notifying FIS of all such laws and regulations. Client shall compensate FIS on a time-and-materials basis, prorated among those customers of FIS requesting the modification, for making any necessary modifications to the Service as a result of state or local law.

ATTACHMENT 1 TO EXHIBIT P

WESTAMERICA BANK ACHPS PRICING

DESCRIPTION	Fee	Description
BASE ACH PROCESSING	**$7,500**	**All Inclusive Monthly Fee**
Monthly Administrative Fee	Included	Includes: • Support for 100 on-line Users • Standard Financial Institution • Documentation • NACHA Updates • Toll-free Customer Service • One Automated FTP File Transfer Link • Hot Site Business Recovery Site • Annual BRP Test with other ACHPS clients • Federal Reserve Bank Link
Transaction Processing:	Included	Includes: • All Debits & Credits Received and Originated to an annual maximum of sixty (60) million transactions. If in any consecutive 12 month period the number of transactions exceeds 60 million, in subsequent months an additional Monthly Fee of $1,250 shall be charged for each million transactions (or part thereof) in excess of 5 million transactions per month. • All Received and Originated Addenda • 90 days of on-line history (additional history requires quote) • On-line Real Time Risk Management features such as Aggregate Risk, Exposure Risk and others
Exception Processing	Included	Includes: • On-line Deletions & Reversals • Return Items, Dishonored Returns, Contested Dishonored Returns & NOCs – Incoming and Outgoing • Automatic Return Item Reclears • Automated real time Incoming Return Item Risk Monitoring and reporting by originator & Unauthorized Return Tracking & Reporting

Batch Profiles Maintained	Included	• Per Corporate Originator Setup – Corporates can have multiple profiles for different Applications (i.e., Payroll, Accounts Payable, Dividends, etc.)
Data Replacement	Included	• Ability to programmatically replace repetitive, incorrect Routing/Transit numbers, account numbers and/or transaction codes with correct information with optional NOC.
Unauthorized Payment Processing	Included	• ACH items which are NOT authorized to be paid. AKA – Stop Payments or Debit/Credit blocks/filters
File & Batch Level Reporting	Included	• File & Batch Level Acknowledgements & Origination Detail Reports that can be provided to Originators
Account Analysis File	Included	• Daily or Monthly File
Certification Database	Included	• Separate Certification/Testing/Training warehouse
Pre-funding	Included	• Support for Pre-funding Processing • Monthly Support Fee if/when Pre-funding module is integrated with DDA core system.
OPTIONAL BILLABLE SERVICES (Not Required)		
Selective Item Processing • Per Profile • Per Detail Record	 $5.00 $0.10	ACH Positive Pay – Corporates can designate which items **ARE** authorized to be paid – includes optional corporate decisioning file.
International ACH Screening & Resolution Per IAT Transaction screened $100.00 minimum monthly fee for IAT screening	$0.10	Automated International ACH Transaction Screening & Resolution (Effective September 2009)
EDI • Per Account • Per Report Produced	 $10.00 $ 2.50	• Receipt Translation & Delivery; • Future Roadmap Item – ACH Origination from an EDI file
ACH Direct Send Support (Outgoing)	$500.00	Monthly Minimum Per Endpoint
Additional Remote Access: Software Support over the 100 On-Line Users included in the Monthly Administrative Fee	$45.00	Monthly charge "per additional user sign-on"
Professional Services	$170.00 per hour	Per hour charge for additional Training, Support & Custom Development

Telecommunications & Connectivity Services	Quote	If needed – telecommunication fees to support On-line Users & File Transfers
FTP via Internet		FTP File transfers via Internet
• One-Time Set-up Fee	$150.00	Per Send & Receive Point
• Service Support Fee for Internet (Monthly Fee)	$25.00	Per Send & Receive Point – FTP file transfers over the Internet using PGP encryption
Dial-Up File Delivery & Receipt		
• One-Time Set-up Fee	$250.00	Per Send & Receive Point
• Monthly Fee	$40.00	Per Send & Receive Point
CONNECT:Direct®		
• One-Time Set-up Fee – (Per Data Set – CONNECT:Direct® Terminology)	$200.00	Per Data Set Per Send & Receive Point
• Monthly Fee (Includes 5 std. Data Sets)	$450.00	Monthly Fee Per Send & Receive Point. Includes 5 standard Data Sets: $150.00 for additional Data Sets
Additional Data Sets (over 5)	$150.00	Per Month Per Additional Data Set for CONNECT:Direct® • No charge for FTP
Encryption:		
PGP	No Charge	Per Send & Receive Point – Only applies to FTP File Transfers
Secure + (CONNECT:Direct®)	$2,000	One-time Set-up Fee
Professional Services	At FIS Current Published Rates	Examples include custom development, automated conversion tools creation or support, special reports/queries, training, etc. Travel expenses are additional. Per Hour – Billed in 15 minute increments.